Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

RAVEN ACQUISITION HOLDINGS, LLC,

PROJECT RAVEN MERGER SUB, INC.

and

R1 RCM INC.

Dated as of July 31, 2024

i

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Exhibits

Exhibit A	-	Certificate of Incorporation of Surviving Corporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 31, 2024, by and among Raven Acquisition Holdings, LLC, a Delaware limited liability company (“Parent”), Project Raven Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”, and together with Parent, the “Buyer Parties”), and R1 RCM Inc., a Delaware corporation (the “Company”). Each of the Company, Parent and Merger Sub is sometimes referred to as a “Party” and collectively as the “Parties”. All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.

RECITALS

WHEREAS, the Company Board has established a special committee of independent and disinterested members of the Company Board (the “Special Committee”);

WHEREAS, the Special Committee has unanimously (i) determined that this Agreement, providing for the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein, and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and the Unaffiliated Company Stockholders; (ii) recommended to the Company Board that it approve this Agreement and the transactions contemplated by this Agreement; and (iii) resolved to recommend that the Unaffiliated Company Stockholders adopt this Agreement at the Company Stockholder Meeting;

WHEREAS, the Company Board has, acting upon the recommendation of the Special Committee, (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and the Company Stockholders; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; (iii) directed that this Agreement be submitted to the Company Stockholders for its adoption at the Company Stockholder Meeting; and (iv) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL at the Company Stockholder Meeting;

WHEREAS, the boards of directors of each of Parent and Merger Sub have (i) declared it advisable to enter into this Agreement; (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (iii) in the case of the board of directors of Merger Sub only, resolved to recommend that Parent, as the sole stockholder of Merger Sub, adopt this Agreement and approve the Merger in accordance with the DGCL;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has delivered to the Company (i) a limited guarantee (the “Guarantee”) from the Guarantors, in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain obligations of the Buyer Parties under this Agreement, (ii) the Equity Commitment Letter (as defined herein) and (iii) the Debt Commitment Letter (as defined herein);

WHEREAS, concurrently with the execution and delivery of this Agreement, certain Company Stockholders that are Affiliates of Parent are entering into a support agreement (the “Support Agreement”) pursuant to which each such Company Stockholder is agreeing to, among other things, support and vote for the transactions contemplated hereby, as well as certain other covenants and agreements contained therein;

WHEREAS, following the date of this Agreement, one or more Company Stockholders (collectively, the “Rollover Stockholders”) may enter into a rollover agreement with Raven TopCo, L.P., a Delaware limited partnership and an indirect parent entity of Parent (“Holdings”), or any Subsidiary of Holdings that is wholly-owned prior to the Closing (each a “Holdings Subsidiary”), on terms mutually agreeable among Parent and the parties to such agreement (collectively, the “Rollover Agreements”), pursuant to which, among other things, each such Rollover Stockholder will, immediately prior to the Closing, transfer or contribute a number of shares of Company Common Stock to Holdings or such Holdings Subsidiary in exchange for shares of limited partnership interests of Holdings (or common equity interests of such Holdings Subsidiary) having an equivalent value, on the terms and subject to the conditions set forth in the applicable Rollover Agreement; and

WHEREAS, the Buyer Parties and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Buyer Parties and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1. Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require each counterparty thereto (and each of its Affiliates and Representatives) that receives non-public information of or with respect to the Company Group to keep such information confidential; provided, however, that, in each case, the provisions contained therein (x) are no less restrictive in any material respect to such counterparty (and its Affiliates and Representatives) than the terms of the Confidentiality Agreements, (y) do not prevent the Company from complying with its obligation to provide any disclosure to Parent required pursuant to Section 5.3 and (z) do not contain any provision requiring the Company or any of its Subsidiaries to make any expense reimbursement to the counterparty thereto or its Affiliates or Representatives, it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal.

(b) “Acquisition Proposal” means any proposal, inquiry, indication of interest or offer from any Person, Persons or group (other than the Buyer Parties) to engage in (a) any direct or indirect acquisition, purchase or license from the Company or its Subsidiaries, in a single transaction or a series of related transactions, of (i) twenty percent (20%) or more (based on the fair market value thereof, as determined by the Company Board (or the Special Committee) in good faith) of the consolidated assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (ii) twenty percent (20%) or more of the outstanding shares of Company Common Stock, or (b) any direct or indirect acquisition or purchase, whether by tender offer or exchange offer or otherwise, in a single transaction or a series of related transactions, that, if consummated, would result in any Person, Persons or group owning, directly or indirectly, twenty percent (20%) or more of the outstanding shares of Company Common Stock or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange, license or similar transaction to which the Company or its Subsidiaries is a party pursuant to which (i) any Person, Persons or group (or the stockholders of any such Person(s)) (other than the Buyer Parties) would own, directly or indirectly, twenty percent (20%) or more of the outstanding shares of Company Common Stock or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Merger or (ii) the owners of outstanding shares of Company Common Stock immediately prior to such transaction would own less than fifty percent (50%) of the outstanding shares of Company Common Stock or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Merger.

(c) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise; provided that in no event shall the Company or its Subsidiaries be considered an Affiliate of Parent, Merger Sub, the Guarantors or any TA Person; provided, further, that in no event shall Parent, Merger Sub or any of their respective Subsidiaries be considered an Affiliate of any TA Person or CD&R Person, nor shall any TA Person or CD&R Person be considered to be an Affiliate of Parent, Merger Sub or any of their respective Subsidiaries; provided, further, that the preceding proviso shall not apply in the case of the definitions of “Debt Financing Sources”, “Intervening Event”, “TA Persons”, “CD&R Persons”, “Parent Related Parties”, “Unaffiliated Company Stockholders”, “Non-Recourse Parties” and for purposes of the Recitals, Section 3.30(a)(ii), Section 4.4, Section 4.7, Section 4.11(d), Section 4.13, Section 6.3, Section 6.5(d), Section 6.7, Section 6.12, Section 6.18, Section 8.2(b), Section 8.3(a), Section 9.5, Section 9.17 and Section 9.18.

(d) “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other Laws or Orders, whether in the United States or any foreign jurisdiction, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(e) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company Group as of December 31, 2023 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2023.

(f) “Business Day” means each day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

(g) “Business Systems” means all computer hardware (whether general or special purpose), software, firmware, middleware, servers, workstations, routers, hubs, switches, electronic data processing systems, information technology systems and computer systems, including any outsourced electronic data processing, information technology, or computer systems that are owned or used by or for any member of the Company Group.

(h) “Cash on Hand” means all cash, cash equivalents, marketable securities and short-term investments of the Company Group, in each case determined in accordance with GAAP and expressed in U.S. dollars, that is freely transferable and calculated net of any applicable withholding Taxes and other costs that would apply to (i) the transfer of such Cash on Hand to the Company from any other member of the Company Group or (ii) the use by the Company of such Cash on Hand as contemplated by Section 2.10(b). For the avoidance of doubt, “Cash on Hand” shall be calculated net of issued but uncleared checks and drafts and shall include checks, other wire transfers and drafts deposited or available for deposit in the accounts of the Company Group.

(i) “CD&R Persons” means (for the avoidance of doubt, in each case, other than Parent or Merger Sub) (a) Clayton, Dubilier & Rice, LLC (“CD&R”), (b) any Affiliate of CD&R, or (c) any portfolio company, investment fund or other vehicle affiliated with, managed by or advised by CD&R, and any direct or indirect equity holder, partner, member or manager of any of the foregoing.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Company Board” means the board of directors of the Company.

(l) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(m) “Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

(n) “Company Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated June 21, 2022 (as amended, restated, supplemented or otherwise modified from time to time), among the Company, the lenders and issuing banks named therein, and the other Persons named therein.

(o) “Company Equity Awards” means all Company Options, Company RSUs, and Company PBRSUs.

(p) “Company Equity Plans” means the Fifth Amended and Restated 2010 Stock Incentive Plan and the R1 RCM Inc. 2022 Inducement Plan.

(q) “Company Group” means the Company and its Subsidiaries.

(r) “Company Intellectual Property” means all Intellectual Property owned or purported to be owned by any member of the Company Group (including any Intellectual Property set forth or required to be set forth on Section 3.16(a)(i) of the Company Disclosure Letter).

(s) “Company Material Adverse Effect” means any change, condition, event, fact, occurrence, development, effect or circumstance (each, an “Effect”) that (A) would or would reasonably be expected to, individually or in the aggregate, prevent or delay beyond the Termination Date the consummation by the Company of the Merger or the transactions contemplated hereby; or (B) has had or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the results of operations, properties, assets, liabilities or financial condition of the Company Group (taken as a whole); provided, however, that solely with respect to the foregoing clause (B), none of the following (by itself or when aggregated with any other Effect) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur (subject to the limitations set forth below):

(i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

(ii) changes in general conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings generally in the United States or any other country; (2) changes in exchange rates generally for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) changes in general conditions in the industries in which the Company Group generally conducts business;

(iv) any general geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyber attack, terrorism or military actions (including any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks (including COVID-19) and other force majeure events in the United States or any other country or region in the world (including any escalation or worsening of any of the foregoing);

(vi) the authorized public announcement of this Agreement or such announcement, pendency or consummation of the transactions contemplated hereby (provided that this clause (vi) shall not apply to the portion of any representation or warranty covered by Section 3.5, Section 3.6, Section 3.16(g), Section 3.16(n), Section 3.18(g), Section 3.19(a), Section 3.20, Section 3.25, or Section 3.26(d) (or Section 7.2(a)(i) with respect to matters covered by Section 3.5, Section 3.6, Section 3.16(g), Section 3.16(n), Section 3.18(g), Section 3.19(a), Section 3.20, Section 3.25, or Section 3.26(d)), related to the consequences resulting from the announcement, pendency or consummation of the transactions contemplated hereby);

(vii) (1) any action or omission expressly required by this Agreement or expressly requested in writing by Parent after the date hereof or (2) the compliance by any Party with the terms of this Agreement (in the case of each of clauses (1) and (2), other than compliance with clause (ii) of Section 5.1);

(viii) changes after the date hereof in (1) GAAP or other applicable accounting standards or (2) any applicable Laws or regulations or official interpretation thereof;

(ix) changes after the date hereof in the price or trading volume of the Company Common Stock, in and of itself (it being understood that any cause of such change (unless otherwise expressly excluded pursuant to this definition) may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(x) any failure, in and of itself, by the Company Group to meet (1) any public analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (2) any internal projections or forecasts of its revenues, earnings or other financial performance (it being understood that any cause (unless otherwise expressly excluded pursuant to this definition) of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); and

except, with respect to clauses (i), (ii), (iii), (iv), (v) and (viii), to the extent that such Effect has had a disproportionate adverse effect on the Company Group, taken as a whole, relative to other companies operating in the industries in which the Company Group conducts business.

(t) “Company Option” means each option to purchase shares of Company Common Stock granted under any Company Equity Plan.

(u) “Company Owned Software” means all Software owned or purported to be owned by any member of the Company Group.

(v) “Company PBRSU” means a restricted stock unit award granted under any Company Equity Plan subject to performance-based vesting criteria.

(w) “Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

(x) “Company Products” means all Software and other products and services, including any of the foregoing currently in development, from which the Company Group has derived since the Look-Back Date, is currently deriving or is anticipated to derive, revenue from the sale, license, maintenance or provision thereof.

(y) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned or purported to be owned by any member of the Company Group.

(z) “Company RSU” means each restricted stock unit award granted under any Company Equity Plan subject solely to service-based vesting criteria.

(aa) “Company Stockholders” means the holders of shares of Company Common Stock.

(bb) “Company Termination Fee” means $250,000,000; provided that in the event the Company Termination Fee becomes payable as a result of the termination of this Agreement prior to the Window Period End Time (i) pursuant to Section 8.1(h) with respect to a Superior Proposal by a Qualified Bidder or (ii) pursuant to Section 8.1(f) in response to a Recommendation Change by the Company Board or the Special Committee in compliance with Section 5.3 with respect to a Superior Proposal by a Qualified Bidder, then, in the case of either of the immediately preceding clauses (i) or (ii), the Company Termination Fee shall mean $71,143,709.

(cc) “Company Warrant” means an outstanding unexercised warrant to purchase shares of Company Common Stock.

(dd) “Compliant” means, with respect to the Required Information, that:

(i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading in light of the circumstances in which it was made;

(ii) Ernst & Young LLP shall not have withdrawn or qualified any audit opinion with respect to any financial statements contained in the Required Information;

(iii) the Company shall not have been informed by Ernst & Young LLP that it is required to restate, and the Company shall not have determined that it is required to restate any audited or unaudited financial statements included in the Required Information (unless such restatement has been completed and the relevant Required Information has been amended or the Company has reasonably determined that no restatement shall be required in accordance with GAAP);

(iv) the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit Ernst & Young LLP to issue comfort letters to the Debt Financing Sources (including underwriters, placement agents or initial purchasers), including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day of the Marketing Period; and

(v) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities (it being understood that none of such information need include financial statements or information required by Rule 3-05, 3-09, 3-10 or 3-16 of Regulation S-X, information regarding executive compensation rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or other information required by Item 402 of Regulation S-K, financial statements or other financial data (including selected financial data) or other information customarily excluded from a Rule 144A offering memorandum related to the offering of high yield debt securities by an accelerated filer), and the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable (and shall remain so throughout the Marketing Period) under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the Securities Act.

(ee) “Continuing Employee” means each individual who is an employee of any member of the Company Group immediately prior to the Effective Time and who continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) at and immediately following the Effective Time.

(ff) “Contract” means any (i) contract, subcontract, letter of intent, note, bond, mortgage, indenture, lease, license, sublicense or (ii) other binding agreement.

(gg) “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks, or any escalation or worsening of any of the foregoing (including any subsequent waves).

(hh) “Data Security Requirements” means, collectively, all of the following to the extent relating to privacy, data protection, information security, or information security breach notification requirements with respect to data Processing and to the extent applicable to a Company Group entity from time to time: (i) any Company Group entity’s own written policies and procedures; (ii) all applicable Laws, rules and regulations, including HIPAA (as defined herein), the Telephone Consumer Protection Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, the California Consumer Privacy Act, the California Privacy Rights Act, the Privacy and Electronic Communications Directive (2002/58/EC) (the “ePrivacy Directive”), the General Data Protection Regulation (2016/679) (the “GDPR”) and any national legislation implementing or supplementing the ePrivacy Directive or the GDPR, the United Kingdom’s Data Protection Act 2018 and the GDPR as it forms part of the Laws of England and Wales, Scotland and Northern Ireland by virtue of the European Union (Withdrawal) Act 2018 (to the extent applicable); (iii) all binding industry standards applicable to a Company Group entity (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)) and (iv) Contracts to which any member of the Company Group is a party or otherwise bound.

(ii) “Debt Financing Sources” means the Persons that have committed to provide or arrange or otherwise entered or will enter into agreements in connection with all or any part of the Debt Financing or any Alternative Financing (including the parties to the Debt Commitment Letters and any agreements, any joinder agreements, engagement letters or credit agreements entered into in connection therewith), including the agents, arrangers, lenders and other entities that have committed to, or will commit to, provide or arrange all or part of the Debt Financing, together with their respective Affiliates and their respective successors and assigns; provided that no Buyer Party or any Affiliate of a Buyer Party shall be a Debt Financing Source.

(jj) “DOJ” means the United States Department of Justice or any successor thereto.

(kk) “Environmental Law” means any Law or Order relating to pollution, the protection of the environment (including ambient air, surface water, groundwater or land) or natural resources, public or worker health or safety (to the extent related to Hazardous Substances), or exposure of any Person with respect to Hazardous Substances or otherwise relating to the production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances, or the investigation, clean-up or remediation thereof.

(ll) “ERISA” means the Employee Retirement Income Security Act of 1974.

(mm) “Exchange Act” means the Securities Exchange Act of 1934 as amended, and the rules and regulations promulgated thereunder.

(nn) “FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

(oo) “Fraud” means fraud by a party of this Agreement in the making of a representation or warranty contained in this Agreement, and requires that: (i) a Party made a false representation of material fact in a representation or warranty in this Agreement; (ii) such Party had actual (not constructive) knowledge that such representation or warranty was materially false when made and acted with scienter; (iii) the materially false representation or warranty caused the Party to whom it was made, acting in justifiable reliance upon such false representation and with ignorance as to the falsity of such representation, to take or refrain from taking action and suffer damage by reason of such justifiable reliance. The term “Fraud” expressly excludes legal theories such as equitable fraud, promissory fraud, unfair dealings fraud, negligent or reckless misrepresentation, and other fraud-based claims (including fraud) based on negligence or recklessness.

(pp) “FTC” means the United States Federal Trade Commission or any successor thereto.

(qq) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(rr) “Governmental Authority” means any government, governmental or regulatory entity or body, department, commission, bureau, council, board, agency or instrumentality, and any court, tribunal, mediator, arbitrator or arbitral body (public or private) or judicial body, in each case whether federal, state, county, local or provincial, and whether domestic or foreign.

(ss) “Governmental Health Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA, and “state healthcare programs” (as defined therein), and any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code.

(tt) “Guarantors” means TowerBrook Investors VI Executive Fund, L.P., TowerBrook Investors VI (Onshore), L.P., TowerBrook Investors VI (892), L.P., TowerBrook Investors VI (OS), L.P., TCC Opportunities, L.P., TB Empire Opportunities, L.P. and Clayton, Dubilier & Rice Fund XII, L.P..

(uu) “Hazardous Substance” means any substance, additive, chemical, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” or for which liability or standards of conduct may be imposed pursuant to any Environmental Law, and any petroleum and petroleum products, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radioactive compounds, and asbestos.

(vv) “Healthcare Laws” means Laws relating to healthcare or the regulation, provision, consultation, management, administration of, and payment for, healthcare items and services applicable to the business of the Company Group, including: the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b); the federal Physician Self-Referral Law (42 U.S.C. 1395nn); the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.); the Federal Health Care Fraud Law (18 U.S.C. § 1347); Title XVIII of the Social Security Act (42 U.S.C. §§ 1395-1395lll) (the Medicare statute); Title XIX of the Social Security Act (42 U.S.C. §§ 1396-1396w-7) (the Medicaid statute); the False Claims Act (31 U.S.C. §§ 3729-3733); the False Claim Law (42 U.S.C. § 1320a-7b(a)); laws and regulations relating to the solicitation or acceptance of improper incentives, fraud, and abuse, kickbacks, or remuneration involving persons operating in the healthcare industry, and financial relationships with referral sources; the exclusion law (42 U.S.C. § 1320a-7); HIPAA (as defined herein); 42 C.F.R. Part 2; the Deficit Reduction Act of 2005 (Pub. L. 109–171); the Patient Protection and Affordable Care Act of 2010 (Pub. L. 111 – 148); the 21st Century Cures Act (Pub. L. 114-255); Laws relating to revenue cycle management, fee-splitting, percentage-based billing and compensation arrangements, patient brokering, corporate practice of medicine and licensed professionals, licensure requirements, billing, coding, insurance coverage and administration, reimbursement, kickbacks, claim processing, adjudication, and collections, preparation, documentation and submission of claims, medical record documentation requirements, utilization review and management, Payor requirements, risk adjustment (including those related to risk categorization, scoring and data submission), consumer protection, and any and all similar state or local Laws; and any and all amendments or modifications made from time to time to the items referenced in this definition.

(ww) “Healthcare Licenses” means all Permits issued or granted by any healthcare regulatory agency, other Governmental Authority, or accreditation agency to individuals in relation to the provision of healthcare items or services.

(xx) “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and their implementing regulations set forth at 45 C.F.R. Parts 160, 162, and 164 and applicable state Laws regulating the privacy and security of healthcare records.

(yy) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(zz) “Indebtedness” means any of the following liabilities or obligations (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, breakage costs, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith): (i) indebtedness for borrowed money; (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) reimbursement obligations in connection with drawn amounts of letters of credit or banker’s acceptances or similar items (solely to the extent drawn, and not otherwise contingent); (iv) liabilities pursuant to capitalized leases calculated in accordance with GAAP (without giving effect to ASC 842); (v) liabilities arising out of interest rate and currency swap arrangements, any other arrangements designed to provide protection against fluctuations in interest or currency rates and any other derivative or hedging arrangements; (vi) liabilities for the deferred purchase price of property or assets; (vii) payment obligations arising in connection with earnouts or other contingent payment obligations under Contracts (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened); and (viii) obligations of others of the type described in any of the foregoing clauses (i) through (vii): (A) guaranteed by any member of the Company Group (or such lower amount of maximum liability as is expressly provided for under the documentation pursuant to which the respective guaranty is provided) or (B) secured by any Lien or security interest on the assets of any member of the Company Group (the amount of such Indebtedness of any Person for purposes of this clause (viii)(B) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness (or such lower amount of maximum liability as is expressly provided for under the documentation pursuant to which the respective lien or security interest is granted) and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith).

(aaa) “Initial Period” means the period commencing on the date of this Agreement and ending at 11:59 p.m., Eastern time, on August 30, 2024.

(bbb) “Intellectual Property” means all rights, title, and interests in and to all intellectual property and proprietary rights throughout the world, including all: (i) United States and foreign patents and applications therefor, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof (“Patents”); (ii) works of authorship (whether or not copyrightable), all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iii) trademarks, service marks, trade dress, trade names, domain name registrations, social media accounts and handles, and similar designation of origin and rights therein, together with all goodwill associated therewith and all applications and registrations therefor (“Marks”); (iv) rights in mask works, and all mask work registrations and applications therefor; (v) rights in Software, database rights and any other rights in Software or other technology, (vi) trade secrets, know-how, proprietary information, and confidential information, including inventions (whether or not patentable) and invention disclosures; (vii) rights of publicity, moral rights and other rights of attribution; (viii) actions and rights to sue at law or equity for any past, present or future infringement or impairment of any of the foregoing; and (ix) other intellectual property or proprietary rights or similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(ccc) “Intervening Event” means any material change, effect, event, occurrence or development arising after the date of this Agreement that was not known or reasonably foreseeable by the Company Board or Special Committee as of the date of this Agreement (or, if known or reasonably foreseeable, the material consequences of such change, effect, event, occurrence or development were not known or reasonably foreseeable by the Company Board or the Special Committee as of the date of this Agreement and, in such case, only to the extent such material consequences were not known or reasonably foreseeable by the Company Board or the Special Committee as of the date of this Agreement), which change, effect, event, occurrence or development, or any material consequence thereof, becomes known to the Company Board or Special Committee prior to the date the Requisite Stockholder Approval is obtained and is not the result of a breach by the Company or its Subsidiaries of this Agreement; provided, that “Intervening Event” shall exclude any change, effect, event, occurrence or development (A) related to an Acquisition Proposal (or the terms thereof) or other inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (B) related to changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that any cause of such change (unless otherwise expressly excluded pursuant to this definition) may be deemed to constitute, in and of itself, an Intervening Event and may be taken into consideration when determining whether an Intervening Event has occurred), (C) related to the fact that, in and of itself, the Company exceeds (or fails to meet) any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that any cause (unless otherwise expressly excluded pursuant to this definition) of such exceeding or failure may be deemed to constitute, in and of itself, an Intervening Event and may be taken into consideration when determining whether an Intervening Event has occurred) or (D) related to Parent, Merger Sub, the Guarantors or any of their respective Affiliates.

(ddd) “Investor Rights Agreements” means (i) the Securities Purchase Agreement, dated January 23, 2018, between R1 RCM Inc. and IHC Health Services, Inc., (ii) the Amended and Restated Investor Rights Agreement, dated June 21, 2022, between R1 RCM Inc., R1 RCM Holdco Inc., TCP-ASC ACHI Series LLLP, and the undersigned Investor Affiliates therein (“TCP-ASC IRA”), (iii) the Investor Rights Agreement, dated June 21, 2022, between R1 RCM Inc., CoyCo 1, L.P., CoyCo 2, L.P. and the undersigned Investor Affiliates therein (“CoyCo IRA”), (iv) Director Nomination Agreement, dated as of January 17, 2024, between R1 RCM Inc. and Providence Health & Services – Washington, and (v) Director Nomination Agreement, dated as of August 2, 2022, between R1 RCM Inc. and Sutter Health.

(eee) “IRS” means the United States Internal Revenue Service or any successor thereto.

(fff) “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the individuals set forth in Section 1.1(fff) of the Company Disclosure Letter, in each case after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question.

(ggg) “Law” means any legislation, statute, law (including common law), ordinance, rule, regulation, code, directive, determination, Order, treaty, decree or stock exchange listing requirement, as applicable.

(hhh) “Legal Proceeding” means any claim, action, charge, audit, lawsuit, litigation, complaint, hearing, arbitration, mediation, investigation, subpoena, demand, directive, notice of inquiry or other legal proceeding brought by or pending before any Governmental Authority or arbitrator.

(iii) “Licensed Personnel” means any individual Person who: (a) is employed by, or is an independent contractor of, any member of the Company Group; and (b) is required by applicable laws or regulations to hold a Healthcare License in connection with the services she/he provides to, for or on behalf of any member of the Company Group within the scope of her/his employment or engagement thereby, including any services provided to any Company Group customer for which the Company Group receives compensation.

(jjj) “Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, covenant, condition, lien, easement, right of way, charge, option or right of first refusal of offer or restriction or other title defect of any nature or kind whatsoever.

(kkk) “Look-Back Date” means January 1, 2022.

(lll) “Malicious Code” means any (i) back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program; (ii) virus, Trojan horse, worm or other Software routine or hardware component designed to permit unauthorized access to, disable, erase, or otherwise harm Software, hardware, or data; or (iii) similar program to any of the foregoing in clauses (i) or (ii).

(mmm) “Marketing Period” means the first period of 15 consecutive Business Days commencing after the date of this Agreement and ending prior to the Termination Date throughout which and at the end of which (1) the conditions set forth in Section 7.1 and Section 7.2 are satisfied (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 or Section 7.2 to fail to be satisfied, assuming that the Closing were to be scheduled at any time during such 15 consecutive Business Day period; and (2) Parent shall have the Required Information and such Required Information is and remains Compliant; provided, that (x) the Marketing Period shall end on any earlier date on which Parent or Merger Sub shall have actually received the full amount of the proceeds of the Financing, (y) if the Required Information provided at the commencement of the Marketing Period is not or ceases to be Compliant at any time prior to the completion of the Marketing Period, then the Marketing Period shall be deemed not to commence or have commenced, and shall not commence until Parent and Merger Sub shall have received Required Information that is Compliant and the other requirements of this definition are satisfied and

(z) notwithstanding the foregoing, the Marketing Period shall not be deemed to have commenced if, prior to the completion of such 15 consecutive Business Day period, (A) Ernst & Young LLP shall have withdrawn or qualified its audit opinion with respect to any financial information or financial statements included in the Required Information, in which case the Marketing Period may not commence unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by Ernst & Young LLP or another independent public accounting firm of recognized national standing reasonably acceptable to Parent or (B) the Company shall have publicly announced any intention to, or determined that it must, restate any financial information or financial statements included in the Required Information or any such restatement is under consideration or is a possibility, in which case the Marketing Period may not commence unless and until such restatement has been completed or the Company has determined and announced that no such restatement is required in accordance with GAAP; provided, further, that (I) November 29, 2024shall not constitute a Business Day for purposes of the Marketing Period (which date, in each case, shall be excluded for purposes of, but shall not reset, the 15 consecutive Business Day period) and (II) if such 15 consecutive Business Day period has not been completed on or prior to December 21, 2024, then such 15 consecutive Business Day period shall not commence until January 5, 2025. If at any time the Company shall reasonably and in good faith believe that it has provided the Required Information and the Marketing Period has commenced, it may deliver to Parent a written notice to that effect (stating when it believes the Marketing Period commenced), in which case the Marketing Period will be deemed to have commenced as of the date of such notice unless Parent in good faith reasonably believes that the Marketing Period has not commenced on such date and, within three (3) Business Days after the date of delivery of such notice, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered or why the Marketing Period has not otherwise commenced) and, following delivery of such Required Information specified in such notice or the satisfaction of the applicable condition, the Marketing Period will commence; provided that such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Marketing Period was, in fact, commenced.

(nnn) “Material Contract” means any of the following Contracts:

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company Group, taken as a whole;

(ii) any material Contract (or, if no such Contract is material, the principal Contract) with any of the 20 largest customers of the Company Group, taken as a whole, determined on the basis of total revenue of the Company Group attributable to such customers pursuant to such Contracts in effect as of the date of this Agreement for the 12 months ended March 31, 2024;

(iii) any material Contract (or, if no such Contract is material, the principal Contract) with any of the top 10 vendors (excluding legal, accounting, tax and similar professional service providers whose Contracts may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less) to the Company Group, taken as a whole, determined on the basis of cash paid by the Company, for the 12 months ended March 31, 2024 (the customers, vendors and counterparties to Contracts in clauses (ii), (iii) and (xviii), collectively, “Material Relationships”);

(iv) any IP Contract;

(v) any Contract containing any covenant or other provision (A) limiting the right of the Company Group to engage in any material line of business or to compete with any Person in any line of business that is material to the Company Group; (B) prohibiting the Company Group from engaging in any business with any Person or levying a fine, charge or other payment for doing so; (C) containing and limiting the right of the Company Group pursuant to any “most favored nation” or “exclusivity” provisions with a Material Relationship; or (D) providing rights of first or last offer or refusal or similar rights with respect to the sale, transfer or other disposition of any material assets or business of the Company Group to any third party, in each case of the above clauses (A), (B), (C) and (D), other than any such Contracts that (1) may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less, or (2) are not material to the Company Group, taken as a whole;

(vi) all Contracts which impose on the Company Group a minimum volume or purchase requirement or similar obligation or arrangement that have a value in excess of $1,000,000 per annum;

(vii) all Contracts (other than Contracts with customers or vendors entered into in the ordinary course of business) requiring the Company Group to indemnify or hold harmless any Person whereby the Company Group is responsible for indemnification obligations in excess of $1,000,000;

(viii) any Contract (A) relating to any pending or completed disposition or acquisition of assets by the Company Group with a value or purchase price greater than $1,000,000 since the Look-Back Date or (B) pursuant to which the Company Group has (since the Look-Back Date) or will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company, in each case of clauses (A) and (B), that contains a continuing obligation or liability of the Company Group (other than customary confidentiality obligations);

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit or other Indebtedness, in each case in excess of $1,000,000 other than (A) accounts receivables and payables in the ordinary course of business; and (B) loans to the Company or Subsidiaries of the Company in the ordinary course of business;

(x) any Contract containing a standstill agreement pursuant to which the Company Group has agreed not to acquire assets or securities of any other Person;

(xi) any Lease or Sublease set forth in Section 3.14(b) or Section 3.14(c) of the Company Disclosure Letter;

(xii) any Contract with a current obligation to provide cash severance payments in excess of $250,000 (other than those pursuant to which severance is required by applicable Law);

(xiii) any Contract providing for indemnification of any officer, director or employee by the Company Group, other than Contracts entered into on substantially the same form as the Company Group’s standard forms previously made available to Parent;

(xiv) any Contract that is an agreement in settlement of a dispute or conciliation or similar Contract, in each case, that provides for payments by the Company Group after the date hereof in excess of $250,000 or imposes any material obligation or restriction on the Company Group after the date hereof;

(xv) any Collective Bargaining Agreement;

(xvi) any Business Associate Agreement (as defined under HIPAA) between any member of the Company Group and customers, vendors and counterparties with whom the Company Group has Material Relationships;

(xvii) any Referral Agreements;

(xviii) any Contract that involves a joint venture entity, limited liability company, legal partnership or similar arrangement (excluding, for avoidance of doubt, reseller agreements that do not involve the formation of an entity with any third Person) or the ownership of any equity interest in any entity or business other than the Subsidiaries of the Company; and

(xix) any Contract with any Governmental Authority, other than Contracts with public health systems or hospitals.

(ooo) “Nasdaq” means the Nasdaq Global Select Market.

(ppp) “Open Source Software” shall mean any Software (in source or object code form) that is licensed pursuant to (i) any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license commonly referred to as a “free software” or “open source” license by the Open Source Foundation or the Free Software Foundation or (iii) any license to Software that conditions any rights granted in such license on the disclosure, distribution, or licensing of any other Software in source code form (other than the licensed Software in its unmodified form).

(qqq) “Order” means any judgment, order, award, ruling, injunction, writ or decree of a Governmental Authority of competent jurisdiction.

(rrr) “Payor” means all Governmental Health Programs and all other healthcare service plans, health maintenance organizations, health insurers, other private, commercial, or governmental third-party payors, or other any other Person that pays, or arranges for the payment, for all or any part of any healthcare service for itself or for any other Person, as well as any Person that develops, leases, or sells access to networks of healthcare providers.

(sss) “Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established on consolidated financial statements of the Company Group filed with the Company SEC Reports to the extent required by GAAP; (ii) mechanics’, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests that are not yet delinquent by more than 60 days or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) leases, subleases and licenses of tangible property (other than capital leases and leases underlying sale and leaseback transactions); (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar Liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use or value of the applicable property owned, leased, used or held for use by the Company Group; (vii) non-exclusive licenses to Company Intellectual Property granted by the Company Group in the ordinary course of business; (viii) statutory, common law or contractual Liens (or other encumbrances of any type) of landlords or Liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company Group; (ix) security interests and other Liens securing the obligations under the Company Credit Agreement; (x) Liens the existence of which are disclosed in the consolidated financial statements (including any related notes and schedules) of the Company Group filed with the Company SEC Reports; or (xi) Liens that do not materially and adversely affect the use or operations of the property subject thereto.

(ttt) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(uuu) “Personally Identifiable Information” means all data or information that alone or in combination with other information (i) allows the identification of or contact with an individual Person or can be used to identify an individual Person, (ii) can be used to authenticate an individual (including employee identification numbers, social security numbers, government-issued identification numbers, passwords or PINs, financial account numbers, credit report information, biometric or health data, answers to security questions and other personal identifiers), or (iii) which is otherwise classified as ‘personal data’ or ‘personally identifiable information’ or similar terms as those are defined under applicable Data Security Requirements, including, for the avoidance of doubt, Protected Health Information as defined under HIPAA.

(vvv) “Pre-Closing Period” means the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (i) the termination of this Agreement pursuant to Article VIII and (ii) the Effective Time.

(www) “Processed”, “Processes” or “Processing” means any operation or set of operations which is performed on data, including Sensitive Data and sets of Sensitive Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, sale, rental, structuring, use, storage, adaptation or alteration, retrieval, consultation, safeguarding, security, disposal, destruction, disclosure, transmission, transfer, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction of data.

(xxx) “Qualified Bidder” means a Person that has made during the Initial Period an unsolicited bona fide written Acquisition Proposal that the Special Committee during the Initial Period has determined in good faith (after consultation with its financial advisor and outside legal counsel) either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal.

(yyy) “RCM Activities” means revenue cycle management activities, including but not limited to billing, coding, coding validation, reimbursement, claims submission, collections, utilization review, medical or clinical documentation, and payment related to Payor programs.

(zzz) “Referral Agreement” means any agreement between any Company Group entity and a third party through which the member of the Company Group pays, agrees to pay, receives, or agrees to receive, a fee (including shared revenues or other forms of compensation) contingent upon the referral of business, services or items to a member of the Company Group or third party, as applicable.

(aaaa) “Registered Intellectual Property” means Intellectual Property that is registered, issued or the subject in any country of a pending application for registration or issuance, including (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including domain name registrations, social media accounts and intent-to-use applications, or other registrations or applications related to Marks); and (iii) registered Copyrights and applications for Copyright registration.

(bbbb) “Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

(cccc) “Required Information” means (i) the financial statements of the Company and its Subsidiaries required under paragraph 5 of Exhibit C of the Debt Commitment Letter (or the analogous provision in any commitment letter for any Alternative Financing (provided that the conditions set forth in such analogous provision shall be substantially identical to those contained in the applicable Debt Commitment Letter as in effect on the date of this Agreement)), (ii) the financial statements and other financial and other data and other information regarding the Company and its Subsidiaries necessary to permit Parent to prepare the pro forma financial statements required under paragraph 6 of Exhibit C of the Debt Commitment Letter

(iii) the financial statements and other financial and other data and other information regarding the Company and its Subsidiaries of the type and form customarily included in offering documents used in private placements of non-convertible debt securities under Rule 144A of the Securities Act (including audited annual financial statements, unaudited quarterly financial statements and, in the case of unaudited financial statements, reviewed by its independent accountants as provided in Statement on Auditing Standards No. 100) (it being understood that none of such information need include financial statements or information required by Rule 3-05, 3-09, 3-10 or 3-16 of Regulation S-X, information regarding executive compensation rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or other information required by Item 402 of Regulation S-K, financial statements or other financial data (including selected financial data) or other information customarily excluded from a Rule 144A offering memorandum related to the offering of high yield debt securities by an accelerated filer), and (iv) all information otherwise necessary to receive the comfort letters from the Company’s independent auditors to be delivered pursuant to Section 6.5(c)(xii)(B).

(dddd) “Sanctioned Country” means any country or region that is (or the government of which is) or has been at any time since January 1, 2019 the target or subject of a comprehensive embargo under Trade Control Laws (at the time of this Agreement, Cuba, Iran, North Korea, Syria, Venezuela and the Crimea, so-called “Donetsk People’s Republic,” and so-called “Luhansk People’s Republic” regions of Ukraine).

(eeee) “Sanctioned Person” means any Person that is the subject or target of sanctions under applicable Trade Control Laws, including: (i) any Person listed on any U.S., United Kingdom, or European Union sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons; (ii) a Governmental Authority of or any Person located, organized, or ordinarily resident in a Sanctioned Country or a national of a Sanctioned Country with whom U.S. Persons are prohibited from dealing; or (iii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i) or (ii).

(ffff) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(gggg) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(hhhh) “Securities Act” means the Securities Act of 1933 as amended, and the rules and regulations promulgated thereunder.

(iiii) “Sensitive Data” means all (a) Personally Identifiable Information and (b) other confidential or proprietary business information or trade secrets.

(jjjj) “Software” means all computer software (whether in object code or source code format), associated databases, development tools, comments, user interfaces, and procedural code; any derivative works, error corrections, updates, modifications, or enhancements related to any of the foregoing; and all documentation related to any of the foregoing.

(kkkk) “Specified Customer” means those certain Persons set forth on Section 1.1(kkkk) of the Company Disclosure Letter.

(llll) “Specified Data Breach” means any (i) unauthorized, inadvertent or unlawful access, loss, interruption of access, misuse (by any means), acquisition, transmission or transfer of Personally Identifiable Information maintained by any member of the Company Group or by any third-party service provider on behalf of the Company Group (including as a result of denial-of-service or ransomware attacks); (ii) other act or omission by any member of the Company Group that compromises the security, integrity, or confidentiality of Sensitive Data or requires notification under applicable Data Security Requirements; (iii) a Breach as defined by HIPAA (45 C.F.R. § 164.402); or (iv) any phishing, ransomware, security failure, fraud, denial of service (DoS) or other cyberattack that results in a monetary loss to or business disruption affecting a member of the Company Group.

(mmmm) “Specified Material Contract” means any Contract pursuant to clause (i), (v) (other than any such Contract pursuant to clause (v) solely as a result of nonsolicitation obligations of any member of the Company Group relating to any employees or independent contractors), (vi), (vii), (viii), (x), (xiv), (xviii) or (xix) of the definition of Material Contract.

(nnnn) “Subsidiary” of any Person means (i) a corporation of which more than 50% of the combined voting power of the outstanding voting equity securities of such corporation is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the manager or managing member and has the power to direct the policies, management and affairs of such limited liability company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof. Notwithstanding anything to the contrary in this Agreement, for purposes of this Agreement, following the Closing, each of the Surviving Corporation and its Subsidiaries will be deemed to be a Subsidiary of Parent.

(oooo) “Superior Proposal” means a bona fide written Acquisition Proposal (with references to twenty percent (20%) being deemed to be replaced with references to fifty percent (50%)) by a Person that either the Company Board or the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel and after taking into account the certainty and timing of closing, financing arrangements and the form, amount and timing of payment of consideration of such proposal, the Person making such proposal and such other legal, financial, regulatory and all other relevant aspects of such proposal, as the Company Board or Special Committee deems in good faith relevant, contemplates a transaction that is reasonably capable of being consummated in accordance with its terms and is more favorable from a financial point of view to the Unaffiliated Company Stockholders than the Merger (taking into account any revisions (or proposed revisions) to the terms of this Agreement and the Financing in writing in response to such Acquisition Proposal pursuant to Section 5.3(d)).

(pppp) “TA Persons” means (for the avoidance of doubt, in each case, other than Parent, Merger Sub, the Company or its Subsidiaries) (a) TowerBrook Capital Partners L.P., (b) Ascension Health Alliance, (c) any Affiliate of TowerBrook Capital Partners L.P. or Ascension Health Alliance (including, for the avoidance of doubt, TCP-ASC ACHI Series LLLP), or (d) any portfolio company, investment fund or other vehicle affiliated with, managed by or advised by TowerBrook Capital Partners L.P., and any direct or indirect equity holder, partner, member or manager of any of the foregoing.

(qqqq) “Tax” means any United States federal, state, local and non-United States taxes, assessments and similar governmental charges and impositions in the nature of taxes (including taxes based upon or measured by gross receipts, income, profits, sales, use, occupation and value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, estimated, disability, social security, alternative, add-on minimum, registration, stamp and property taxes), together with all interest, penalties and additions imposed with respect to such amounts imposed by any Governmental Authority, in each case, whether disputed or not.

(rrrr) “Transaction Claim” means any Legal Proceeding for any breach (whether a Willful Breach, intentional, unintentional or otherwise), loss, liability or damage in connection with, relating to or arising out of (i) this Agreement or the other Transaction Documents and the transactions contemplated hereby or thereby, (ii) the negotiation, execution or performance or non-performance of any of the foregoing, (iii) the failure of the Closing to occur (including the funding of the Financing and, in any case, whether a Willful Breach, intentional, unintentional, or otherwise), or the termination of any Transaction Document or any matter forming the basis for such termination, (iv) any breach (or threatened or alleged breach) of, or failure (or threatened or alleged failure) to perform under, this Agreement or the other Transaction Documents or (v) any oral or written representation made or alleged to have been made in connection herewith or therewith.

(ssss) “Transaction Documents” means, collectively, this Agreement, the Commitment Letters, the Guarantee, the Fee Letter, the Confidentiality Agreements, the Company Disclosure Letter, the Parent Disclosure Letter, the Support Agreement, the Rollover Agreements and the other documents and certificates to be delivered in connection with the transactions contemplated hereby.

(tttt) “Transaction Litigation” means any Legal Proceeding commenced or threatened by any Person (including any current or former holder of Company Common Stock or any other securities of any member of the Company Group) against a Party or any of its Affiliates or any of its or their Representatives or otherwise relating to, involving or affecting such Party or any of its Affiliates or any of its or their Representatives, in each case in connection with, arising from or otherwise relating to or regarding the Merger or any other transaction contemplated by this Agreement, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement, Schedule 13e-3, any Other Required Company Filing or any other communications to the Company Stockholders, other than any Legal Proceedings among the Parties, with the Debt Financing Sources or the Guarantors related to this Agreement, the Guarantee or the Equity Commitment Letter.

(uuuu) “Unaffiliated Company Stockholders” means the holders of Company Common Stock, excluding those shares of Company Common Stock held, directly or indirectly, by or on behalf of (i) Parent and the Rollover Stockholders, their respective Affiliates and associates (within the meaning of Rule 12b-2 of the Exchange Act) and portfolio companies majority owned by such investment fund Affiliates and (ii) any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

(vvvv) “Union” means any labor union, works council, trade union or other employee representative body.

(wwww) “WARN” means the United States Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local Law.

(xxxx) “Willful Breach” means a material breach of this Agreement that is a consequence of an act or omission undertaken by a Party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute such a material breach of this Agreement; it being acknowledged and agreed, without limitation, that any failure by any Party to consummate the Merger and the other transactions contemplated hereby after the applicable conditions thereto have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at such time) shall constitute a Willful Breach of this Agreement.

(yyyy) “Window Period End Time” means, with respect to a Qualified Bidder, the later of (a) 11:59 p.m., Eastern time, on September 14, 2024 and (b) 11:59 p.m., Eastern time, on the first (1st) Business Day after the end of any notice period (or any extensions thereof) pursuant to Section 5.3(d)(i) with respect to a Superior Proposal by such Qualified Bidder for which such notice period commenced on or prior to September 14, 2024.

1.2. Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Advisor	3.3(c)
Agreement	Preamble
Alternative Acquisition Agreement	5.3(c)(ii)
Alternative Financing	6.5(b)
Anti-Corruption Laws	3.26(b)
Buyer Parties	Preamble
Capitalization Date	3.7(a)
Certificate of Merger	2.2
Certificates	2.10(c)
Charter	2.5(a)

Chosen Courts	9.12
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.19(a)
Commitment Letters	4.11(a)
Company	Preamble
Company Board Recommendation	3.3(b)
Company Disclosure Letter	Article III
Company Option Consideration	2.9(a)
Company PBRSU Consideration	2.9(c)
Company Related Parties	8.3(e)
Company RSU Consideration	2.9(b)
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Stockholder Meeting	6.4(a)
Confidentiality Agreements	9.6
Consent	3.6
Copyrights	1.1(bbb)
D&O Insurance	6.9(c)
Debt Commitment Letters	4.11(a)
Debt Financing	4.11(a)
Definitive Financing Agreements	6.5(a)
DGCL	Recitals
Dissenting Company Shares	2.7(d)(i)
DTC	2.10(d)
DTC Payment	2.10(d)
EDGAR	1.3(q)
Effect	1.1(s)
Effective Time	2.2
Electronic Delivery	9.15
Employee Plan	3.18(a)
Enforceability Limitations	3.2
Equity Commitment Letter	4.11(a)
Equity Financing	4.11(a)
ERISA Affiliate	3.18(b)
Exchange Fund	2.10(b)
Fairness Opinions	3.3(c)
Fee Letter	4.11(a)
Fee Letters	6.5(a)
Financing	4.11(a)
Guarantee	Recitals
Holdings	Recitals
Holdings Subsidiary	Recitals
Indemnified Persons	6.9(a)
International Employee Plans	3.18(a)
IP Contracts	3.16(f)

Lease	3.14(b)
Leased Real Property	3.14(b)
Marks	1.1(bbb)
Maximum Annual Premium	6.9(c)
Maximum Company Liability Amount	8.3(e)
Maximum Parent Liability Amount	8.3(a)
Merger	Recitals
Merger Sub	Preamble
New Plan	6.10(c)
Non-Recourse Party	9.18
Other Required Company Filing	6.3(b)
Other Required Parent Filing	6.3(c)
Owned Company Share	2.7(a)(ii)
Owned Real Property	3.14(a)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Related Parties	8.3(a)
Parties	Preamble
Party	Preamble
Patents	1.1(bbb)
Payment Agent	2.10(a)
Payoff Letters	6.19
Per Share Price	2.7(a)(iv)
Permits	3.20
Proxy Statement	6.3(a)
Recent SEC Reports	Article III
Recommendation Change	5.3(c)(i)
Repaid Indebtedness	6.19
Required Amount	4.11(c)
Requisite Stockholder Approval	3.4
Reverse Termination Fee	8.3(a)
Rollover Agreements	Recitals
Rollover Shares	2.7(a)(ii)
Rollover Stockholders	Recitals
SaaS	3.16(f)
Schedule 13e-3	6.3(a)
Special Committee	Recitals
Special Committee Recommendation	3.3(a)
Sublease	3.14(c)
Subsidiary Owned Share	2.7(a)(iii)
Support Agreement	Recitals
Surviving Corporation	2.1
Tax Returns	3.17(a)
Termination Date	8.1(c)
Trade Control Laws	3.26(a)
Uncertificated Shares	2.10(c)
Written	1.3(r)

1.3. Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated, and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.” When used herein, the phrase “the date hereof” means “the date of this Agreement.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.

(i) When used herein, references to “ordinary course” or “ordinary course of business” will be construed to mean “ordinary course of business, consistent with past practice.”

(j) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is specifically related to such item; or

(ii) such item is specifically set forth on the balance sheet or financial statements or is specifically set forth in the notes thereto (provided that an amount with respect to such item is included in such notes), in each case of clauses (i) and (ii), if an amount is so shown or set forth on such balance sheet or financial statement or notes thereto, solely to the extent of such amount.

(k) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(l) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(m) The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(n) No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(o) The information contained in this Agreement and in the Company Disclosure Letter and Parent Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed herein or therein. Disclosure of any information or document in the Company Disclosure Letter is not a statement or admission that it is material or required to be disclosed in the Company Disclosure Letter. Nothing in the Company Disclosure Letter constitutes an admission against the Company’s interest or represents the Company’s legal position or legal rights on the matter so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Company Material Adverse Effect or materiality.

(p) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.4 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

(q) Documents or other information or materials will be deemed to have been “made available,” “furnished,” “provided” or “delivered” by the Company if such documents, information or materials have been (i) posted to and accessible by Parent on a virtual data room hosted by Intralinks and managed by the Company with respect to the transactions contemplated by this Agreement as of the day prior to the date hereof or (ii) filed with or furnished to the SEC and available on its Electronic Data Gathering, Analysis and Retrieval database (“EDGAR”) prior to the date hereof.

(r) References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

(s) Whenever the last day for the exercise of any privilege or discharge of any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day.

(t) References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms thereof; provided, that with respect to any contract listed in the Company Disclosure Letter, all such amendments, modifications, or supplements shall be deemed disclosed therein only to the extent such amendment, modification or supplement has been made available to Parent.

ARTICLE II

THE MERGER

2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and be a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2. The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3. The Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place by the remote exchange of electronic copies of documents and signatures (including by Electronic Delivery) (a) on the third Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied by the delivery of documents or the taking of actions at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing); or (b) such other time, location and/or date as Parent and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.” Notwithstanding the foregoing, the Parties agree that, unless otherwise agreed to in writing by Parent, the Closing shall not take place prior to the earlier of (x) a date during the Marketing Period specified by Parent on no fewer than three (3) Business Days’ notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of Parent’s financing of the transactions contemplated by this Agreement) and (y) the third Business Day immediately following the final day of the Marketing Period (it being understood, in the case of each of clauses (x) and (y), that Closing shall be subject to the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied by the delivery of documents or the taking of actions at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing)).

2.4. Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5. Certificate of Incorporation and Bylaws.

(a) Surviving Corporation Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.9(a), by virtue of the Merger, the Amended and Restated Certificate of Incorporation of the Company (the “Charter”), will be amended and restated in its entirety to read as set forth in Exhibit A attached hereto, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b) Surviving Corporation Bylaws. At the Effective Time, subject to the provisions of Section 6.9(a), the form of bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the form of bylaws of the Surviving Corporation from and after the Effective Time until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6. Directors and Officers.

(a) Directors of the Surviving Corporation. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until the earlier of their respective death, resignation or removal.

(b) Officers of the Surviving Corporation. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed or until the earlier of their respective death, resignation or removal.

2.7. Effect of Merger on Company Capital Stock.

(a) Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer Parties, the Company or the holders of any of the following securities, the following will occur:

(i) each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is (A) held as of the Effective Time by the Company; or (B) held as of the Effective Time by the Buyer Parties, Holdings, any Holdings Subsidiary (including any shares of Company Common Stock which have been contributed to Holdings or such Holdings Subsidiary by the Rollover Stockholders in accordance with the Rollover Agreements (the “Rollover Shares”)) or TCP-ASC ACHI Series LLLP (each, an “Owned Company Share”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor; and

(iii) each share of Company Common Stock that is held by any direct or indirect wholly owned Subsidiary of the Company or by any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) as of immediately prior to the Effective Time (each, a “Subsidiary Owned Share”) will be converted into such number of validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation, or fraction thereof, such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time; and

(iv) each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than Owned Company Shares, Subsidiary Owned Shares or Dissenting Company Shares) shall be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $14.30, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.10 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.12).

(b) Rollover Shares. The holders of the Rollover Shares shall not be entitled to receive the Per Share Price in respect of the Rollover Shares, and all Rollover Shares shall be treated in accordance with Section 2.7(a)(ii).

(c) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately (and subject to the terms of the Charter) to reflect the effect of any stock split, reverse stock split, stock distribution or dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(d) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7. Holders of Dissenting Company Shares will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.10.

(ii) The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares. For purposes of this Section 2.7(d)(ii), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such demands but will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

2.8. Company Warrants.

(a) Each Company Warrant that is outstanding immediately prior to the Effective Time will be cancelled at the Effective Time in exchange for the right to receive, promptly following the surrender of such Company Warrant to the Company (or the Surviving Corporation) in accordance with its terms (or, if later, the Effective Time), cash, without interest, in an amount equal to the product of (a) the number of shares of Company Common Stock the holder of such Company Warrant would have received had such Company Warrant been exercised in full on a cash basis immediately prior to the Effective Time multiplied by (b) the excess, if any, of the Per Share Price over the exercise price per share of Company Common Stock underlying such Company Warrant; provided that if the exercise price per share of Company Common Stock underlying such Company Warrant is greater than the Per Share Price, no payment shall be due to the holder of such Company Warrant upon the surrender thereof to the Company or the Surviving Corporation; provided, further, that each Company Warrant that is outstanding and held as of the Effective Time by the Buyer Parties, Holdings, any Holdings Subsidiary or TCP-ASC ACHI Series LLLP will be cancelled and extinguished without any conversion thereof or consideration paid therefor unless exercised in accordance with its terms prior to the Effective Time. As of the Effective Time, each holder of Company Warrants shall cease to have any other rights in and to the Company and the Surviving Corporation, and each Company Warrant shall thereafter represent only the right to receive the applicable amounts payable pursuant to the foregoing sentence, if any.

(b) The Company shall send or cause to be sent to the holder of each Company Warrant a notice to the extent required by the terms of such Company Warrant notifying the holder thereof of the transactions contemplated by this Agreement (and all other information required to be delivered to such holder thereunder).

2.9. Company Equity Awards.

(a) Company Options. At the Effective Time, each outstanding Company Option that is outstanding at the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount (without interest), in cash, equal in value to (A) the total number of shares of Company Common Stock subject to such Company Option multiplied by (B) the excess, if any, of the Per Share Price over the exercise price per share of Company Common Stock underlying such Company Option (the “Company Option Consideration”). Any Company Option that has an exercise price per share of Company Common Stock that is equal to or greater than or equal to the Per Share Price shall be cancelled at the Effective Time for no consideration.

(b) Company RSUs. At the Effective Time, each Company RSU that is outstanding at the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount (without interest) in cash equal in value to (A) the total number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (B) the Per Share Price (the “Company RSU Consideration”).

(c) Company PBRSUs. At the Effective Time, each Company PBRSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted in accordance with it terms into the right to receive an amount (without interest) in cash equal in value to (A) the total number of shares of Company Common Stock subject to such Company PBRSU immediately prior to the Effective Time (determined in accordance with the terms of the respective Company PBRSU award) multiplied by (B) the Per Share Price (the “Company PBRSU Consideration”). The Company shall provide to Parent at least five (5) days prior to the Effective Time the supporting material used to calculate the number of shares of Company Common Stock subject to such Company PBRSUs.

(d) Payment Procedures. The Surviving Corporation or its Subsidiaries, as applicable, shall pay no later than the second regularly scheduled payroll date following the Closing Date the aggregate Company Option Consideration, Company RSU Consideration and Company PBRSU Consideration, as applicable, payable with respect to each of the Company Options, Company RSUs and Company PBRSUs, respectively in each case, through the Company Group’s payroll to the applicable holders of such Company Options, Company RSUs and Company PBRSUs. Notwithstanding the foregoing, if any payment owed to a holder cannot be made through the Company Group’s payroll system or payroll provider, then, subject to Section 2.13, the Company Group will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event later than the second regularly scheduled payroll date following the Closing Date). Notwithstanding the foregoing, any payments contemplated by this Section 2.9 may be delayed to the extent necessary to avoid triggering a Tax or penalty under Section 409A of the Code.

(e) Further Actions. Prior to the Effective Time, the Company Board shall adopt resolutions approving (and such resolutions shall not have been withdrawn, rescinded or modified in any way as of the date hereof), and has taken such other actions as may be reasonably necessary or required to effect, the treatment of the Company Options, Company RSUs and Company PBRSUs under this Section 2.9.

2.10. Exchange of Certificates.

(a) Payment Agent. Prior to the Closing, (i) Parent will select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) Parent will enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock and Company Warrants pursuant to Section 2.7 and Section 2.8 as applicable, an amount of cash equal to the aggregate consideration to which such holders become entitled pursuant to Section 2.7 or Section 2.8; provided that the Company shall, at the written request of Parent, deposit with the Payment Agent at the Closing such portion of such aggregate consideration from the Company Group’s Cash on Hand as specified in such request. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7 or Section 2.8; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 or Section 2.8 for any reason, Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7 or Section 2.8. Any interest or other income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(c) Payment Procedures. Promptly following the Closing (and in any event within three (3) Business Days following the Closing), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares, Owned Company Shares and Subsidiary Owned Shares, as applicable) (the “Certificates”) or (ii) uncertificated shares of Company Common Stock (other than Dissenting Company Shares, Owned Company Shares and Subsidiary Owned Shares, as applicable) (the “Uncertificated Shares”): (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares, as applicable, in exchange for the Per Share Price, payable in respect thereof pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate; by (y) the Per Share Price (subject to Section 2.13), and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares; by (2) the Per Share Price (subject to Section 2.13), and the transferred Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price, payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.10(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price without interest thereon, payable in respect thereof pursuant to Section 2.7. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7.

(d) DTC Payment. Prior to the Closing, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of shares of Company Common Stock (other than Owned Company Shares, Dissenting Company Shares and Subsidiary Owned Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e) Transfers of Ownership. Subject, in all cases, to the terms and conditions of the Charter in respect of Company Common Stock, if a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company or if the Per Share Price is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered or transferred is registered in the stock transfer books or ledger of the Company, as applicable, only if, in the case of shares of Company Common Stock represented by Certificates, such Certificate is properly endorsed and otherwise in proper form for surrender and transfer, or in the case of Uncertificated Shares, a proper transfer instruction is presented, and in either case the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock, for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Exchange Fund to the Surviving Corporation. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Closing Date, as applicable, will be delivered to the Surviving Corporation (as directed by the Surviving Corporation) upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock, for exchange pursuant to this Section 2.10 will thereafter look for payment of the Per Share Price without interest thereon, payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to the Surviving Corporation (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price, to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two (2) years after the Closing Date, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.11. No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be converted or cancelled and retired, as applicable, in accordance with Section 2.7 and cease to exist; and (b) each holder of Certificates or Uncertificated Shares theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price, payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(d). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.10(c)) be cancelled and exchanged as provided in this Article II.

2.12. Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.13. Required Withholding. Each of the Payment Agent, Parent, the Company, the Surviving Corporation and any other applicable withholding agent will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom pursuant to any Tax Laws. Each such withholding agent shall use commercially reasonable efforts to reduce or eliminate any such withholding, including by requesting any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information. Each such withholding agent shall take all action that may be necessary to ensure that any such amounts so withheld are timely and properly remitted to the appropriate Governmental Authority. To the extent that such amounts are so deducted and withheld and are properly remitted to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Notwithstanding the foregoing and without duplication, any amounts paid in connection with the transactions contemplated by this Agreement which are compensatory in nature shall be paid through the Company’s or its applicable Subsidiary’s payroll system.

2.14. No Dividends or Distributions. No dividends or other distributions with respect to the capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

2.15. Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or Merger Sub, then the directors and officers of the Company and Merger Sub will take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the publicly available reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case, pursuant to the Exchange Act on or after January 1, 2023 and no later than one (1) Business Day prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the “Recent SEC Reports”) (it being acknowledged that nothing disclosed in the Recent SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5(a), Section 3.7, Section 3.12(ii) or Section 3.25; or (b) subject to the terms of Section 9.14, as set forth in the disclosure letter delivered by the Company to the Buyer Parties on the date hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to the Buyer Parties as follows:

3.1. Organization; Good Standing. The Company (a) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect and would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation by the Company of the Merger or the transactions contemplated hereby. The Company has made available to Parent true, correct and complete copies of the Charter and the Amended and Restated Bylaws of the Company (the “Bylaws”), each as amended to date, and such documents are in full force and effect. The Company is not in violation of the Charter or the Bylaws.

3.2. Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement and any other Transaction Document to which it is or will be a party; (b) perform its covenants and obligations hereunder and thereunder; and (c) consummate the Merger (subject to receiving the Requisite Stockholder Approval) and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement and any other Transaction Document to which it is or will be a party by the Company, the performance by the Company of its covenants and obligations hereunder and thereunder, and the consummation of the Merger (subject to receiving the Requisite Stockholder Approval) and the other transactions contemplated by this Agreement have each been duly authorized and approved by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Merger and the other transactions contemplated by to this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Buyer Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (collectively, the “Enforceability Limitations”).

3.3. Company Board Approvals; Fairness Opinions; Anti-Takeover Laws.

(a) Special Committee Approval. The Special Committee has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and the Unaffiliated Company Stockholders; (ii) recommended to the Company Board that it approve this Agreement and the transactions contemplated by this Agreement; and (iii) resolved to recommend that the Unaffiliated Company Stockholders adopt this Agreement at the Company Stockholder Meeting (collectively, the “Special Committee Recommendation”), which Special Committee Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(b) Company Board Approval. The Company Board has (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and the Company Stockholders; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; (iii) directed that this Agreement be submitted to the Company Stockholders for its adoption at the Company Stockholder Meeting; and (iv) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL at the Company Stockholder Meeting (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(c) Fairness Opinions. The Special Committee has received the oral opinion of each of Barclays Capital Inc. and Qatalyst Partners LP (the “Advisors”), to be subsequently confirmed by delivery of each of their respective written opinions, to the effect that, as of the date of each such opinion, and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth therein, the Per Share Price to be received by the stockholders of the Company (other than the holders of the Owned Company Shares and Dissenting Shares) in the Merger is fair, from a financial point of view, to such holders (the “Fairness Opinions”). The Company shall, following the execution of this Agreement by all Parties, furnish an accurate, complete and confidential copy of the Fairness Opinions to Parent solely for informational purposes.

(d) Anti-Takeover Laws. Assuming that the representations of the Buyer Parties set forth in Section 4.6 are true and correct, the Company Board and the Special Committee have taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL or in the Charter, the Bylaws, or any other similar organizational document of the Company and any other similar applicable “anti-takeover”, “control share acquisition,” “fair price”, “business combination” or similar Law will not be applicable to this Agreement, any Support Agreement or the Merger and the transactions contemplated hereby and thereby. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which any member of the Company Group is subject, party or otherwise bound.

3.4. Requisite Stockholder Approval. Except for the affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock to adopt this Agreement (the “Requisite Stockholder Approval”), no other vote of the holders of any class or series of Company Capital Stock is necessary pursuant to applicable Law, the Charter or the Bylaws to adopt this Agreement and consummate the Merger.

3.5. Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company and its Subsidiaries of its and their covenants and obligations hereunder, and the consummation of the Merger do not, directly or indirectly (with or without notice or lapse of time, or both) (a) violate or conflict with any provision of the Charter or the Bylaws; (b) (i) require any consent, approval or notice under, (ii) pursuant to the terms thereof, result in any breach or violation of or any loss of any benefit or right, (iii) constitute a breach, violation or default (or an event which, with or without notice or lapse of time or both, would become a breach, violation or default) under, (iv) give to others any right of termination, vesting, amendment, acceleration or cancellation of any right or obligation under, or (v) result in the payment of any additional fee, penalty, consent fee or other amount under, any Material Contract or Permit; (c) assuming compliance with the matters referred to in Section 3.6, violate or conflict with any Law or Order applicable to the Company Group or by which any of its properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company Group, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not have a Company Material Adverse Effect and would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation by the Company of the Merger or the transactions contemplated hereby or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

3.6. Requisite Governmental Approvals. No consent, approval, clearance, waiver, Order or authorization of, filing or registration with, or notification to (any of the foregoing, a “Consent”) any Governmental Authority (in each case with or without notice or lapse of time, or both) is required on the part of the Company in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act or any other Antitrust Law and (iv) such other Consents the failure of which to obtain or make would not have a Company Material Adverse Effect and would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation by the Company of the Merger or the transactions contemplated hereby or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

3.7. Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 750,000,000 shares of Company Common Stock, and (ii) 5,000,000 shares of Company Preferred Stock. As of 5:00 p.m., Eastern time, on July 30, 2024 (such time and date, the “Capitalization Date”), (A) 422,082,141 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; and (C) 25,968,312 shares of Company Common Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable. From the Capitalization Date to the date hereof, neither the Company nor any of its Subsidiaries has issued or granted any Company Securities other than pursuant to the exercise or settlement of Company Equity Awards or Company Warrants granted prior to the Capitalization Date.

(b) Stock Reservation. As of the Capitalization Date, the Company has reserved (i) 11,404,458 shares of Company Common Stock for issuance pursuant to the Company Equity Plans and (ii) 54,156,855 shares of Company Common Stock for issuance upon the exercise of outstanding Company Warrants. As of the Capitalization Date, there were outstanding the following Company Equity Awards: 2,192,195 shares of Company Common Stock subject to Company Options (which Company Options had a weighted average exercise price per share of $3.52), 5,171,575 shares of Company Common Stock subject to Company RSUs, and 13,938,640 shares of Company Common Stock subject to Company PBRSUs (assuming payment at maximum). Section 3.7(b) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the Capitalization Date, of (x) with respect to each outstanding Company Equity Award, of the name or employee number of the holder of such Company Equity Award, the grant date of such Company Equity Award, the vesting schedule of such Company Equity Award, and, in the case of any Company Equity Award that is a Company Option, the per share exercise price of such Company Equity Award, the expiration date of such Company Equity Award and (y) with respect to each outstanding Company Warrant, the number of shares of Company Common Stock subject to such Company Warrant, the issue date, the expiration date and the exercise price per share. All shares subject to issuance under the Company Equity Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The exercise price of each Company Option was at least equal to the fair market value (determined in accordance with Treasury Regulations Section 1.409A-1(b)(5)(iv)) of shares of the Company Common Stock on the date such Company Option was granted.

(c) Company Securities. Except as set forth in this Section 3.7, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in (including voting debt), the Company; (ii) no outstanding securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue or sell, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Common Stock, the “Company Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) except as provided in the Charter or the Bylaws, no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. None of the Company or any of its Subsidiaries is party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock. The Company does not have a stockholder rights plan in effect.

(d) Other Rights. Except as set forth on Section 3.7(d) of the Company Disclosure Letter, the Company is not a party to any Contract or any outstanding Indebtedness relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities. All outstanding shares of Company Common Stock are free of any preemptive rights.

(e) Since the Look-Back Date, the Company has not declared, authorized or paid any dividends or distributions (including dividend equivalents) on shares of the capital stock of the Company or other securities of the Company or any of its Subsidiaries, other than dividends or distributions solely among the Company and its Subsidiaries or among the Company’s Subsidiaries.

3.8. Subsidiaries.

(a) Subsidiaries. Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name, jurisdiction of organization, and schedule of stockholders or equity holders of each Subsidiary of the Company. Each Subsidiary of the Company (i) is duly organized and validly existing pursuant to the Laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); and (ii) has the requisite corporate (or similar) power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended to date, and such documents are in full force and effect. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents.

(b) Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and (to the extent applicable) is fully paid and nonassessable; and (ii) is owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of immediately following the Effective Time in substantially the same manner that such business is conducted on the date hereof.

(c) Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating any member of the Company Group to acquire or redeem from any Subsidiary of the Company, or that obligate the Company or any Subsidiary of the Company to issue or sell, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company; or (iii) obligations of the Company or any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company to any Person other than the Company or one of its Subsidiaries.

(d) Other Investments. Other than equity securities held in the ordinary course of business for cash management purposes, the Company does not own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person.

3.9. Company SEC Reports. Since the Look-Back Date, the Company has filed on a timely basis all forms, schedules, statements, registration statements, prospectuses, reports and other documents with the SEC that have been required to be filed by it pursuant to applicable Laws prior to the date hereof (the “Company SEC Reports”). Each Company SEC Report complied, as of its filing date, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC

Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in EDGAR. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such amended or superseded filing) and with respect to any proxy statement filed pursuant to the Exchange Act, on the date of the applicable meeting, each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.

3.10. Company Financial Statements; Internal Controls; Indebtedness.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company Group filed with the Company SEC Reports (i) were prepared in accordance with GAAP (as in effect in the United States on the date of such financial statements) as applied by the Company on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Company Group as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of any financial statements filed on Form 10-Q, to normal year-end adjustments). Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2023, and such assessment concluded that such system was effective. Since the Look-Back Date, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(c) Internal Controls. The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Group; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company Group are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company Group that has not been subsequently remediated; or (B) any fraud related to the Company or its Subsidiaries or that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company Group. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.

(d) Indebtedness. Section 3.10(d) of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Company Group as of March 31, 2024, other than Indebtedness reflected in the Audited Company Balance Sheet or otherwise included in the Company SEC Reports.

3.11. No Undisclosed Liabilities. No member of the Company Group has any liabilities other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company Group (including the notes thereto) included in the Company SEC Reports filed prior to the date hereof; (b) arising pursuant to this Agreement or incurred in connection with the Merger; (c) incurred in the ordinary course of business after December 31, 2023 and that did not result from the breach or violation of, or default under, any Contract, Permit or applicable Law; or (d) that have not been, and would not reasonably be expected to be, material to the business of the Company Group, taken as a whole.

3.12. Absence of Certain Changes. Since March 31, 2024 through the date hereof, (i) the business of the Company Group has been conducted, in all material respects, in the ordinary course of business and (ii) there has not occurred a Company Material Adverse Effect. Since March 31, 2024 through the date hereof, the Company Group has not taken any action that would be prohibited by Section 5.2 (other than subsections 5.2(d), 5.2(j), 5.2(l), 5.2(p), 5.2(q), 5.2(u) and 5.2(bb)) (to the extent related to the foregoing subsections), if such action had been taken or proposed to be taken after the date hereof.

3.13. Material Contracts.

(a) List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts to or by which the Company Group is a party or is bound as of the date hereof (other than any Employee Plans and Material Contracts contemplated by clause (i) of the definition of Material Contract and any Material Contracts listed in Section 3.18(a) of the Company Disclosure Letter), and a true, correct and complete copy of each Material Contract has been made available to Parent.

(b) Validity. Each Material Contract is legal, valid and binding on the Company or each such Subsidiary of the Company party thereto (and, to the Knowledge of the Company, each other party thereto) and is in full force and effect, enforceable against such party or parties in accordance with their respective terms subject to the Enforceability Limitations, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in material breach of or default pursuant to any such Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company Group, or, to the Knowledge of the Company, any other party thereto.

(c) Notices from Material Relationships. Since the date of the Audited Company Balance Sheet, the Company has not received any notice in writing (or to the Knowledge of the Company, orally) from or on behalf of any Material Relationship indicating that such Material Relationship intends to terminate, or not renew, any Material Contract with such Material Relationship.

3.14. Real Property.

(a) Owned Real Property. Section 3.14(a) of the Company Disclosure Letter contains a true, correct and complete list of all real property owned by the Company and its Subsidiaries (such real property, together with all buildings, structures, fixtures, building systems and improvements located thereon, the “Owned Real Property”) and the physical address of each parcel of Owned Real Property. With respect to each Owned Real Property, the applicable Company or Subsidiary owns good and marketable fee simple title to such Owned Real Property, free and clear of all Liens (other than Permitted Liens).

(b) Leased Real Property. Section 3.14(b) of the Company Disclosure Letter contains a true, correct and complete list of all material leases, subleases, licenses or other agreements pursuant to which the Company Group uses or occupies, or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property,” and each such lease, sublease, license or other similar agreement, a “Lease”). The Company has made available to Parent true, correct and complete copies, in all material respects, of all Leases (including all material modifications, amendments and supplements thereto). With respect to each Lease and except as would not reasonably be expected to materially and adversely affect the current use by the Company or its Subsidiaries of the Leased Real Property, individually or in the aggregate, (i) to the Knowledge of the Company, there are no disputes with respect to such Lease; (ii) the Company or one of its Subsidiaries has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and (iii) there are no Liens (other than Permitted Liens) on the estate or interest created by such Lease. The Company or one of its Subsidiaries has good and marketable leasehold estates in the Leased Real Property, free and clear of all Liens (other than Permitted Liens). Each Lease for the Leased Real Property is valid and binding on the Company or its Subsidiaries, as applicable (and to the Knowledge of the Company, each other party thereto), and in full force and effect and enforceable in accordance with its terms, subject to the Enforceability Limitations. Neither the Company Group, nor to the Knowledge of the Company, any other party to any Lease (in each case, with or without notice or lapse of time, or both) is in material breach of or default pursuant to any Lease.

(c) Subleases. Section 3.14(c) of the Company Disclosure Letter contains a true, correct and complete list of all material existing subleases, licenses or similar agreements (each, a “Sublease”) granting to any Person, other than a member of the Company Group, any right to use or occupy, now or in the future, the Leased Real Property and Owned Real Property. With respect to each of the Subleases, (i) there are no disputes with respect to such Sublease that would, if consummated, result in material liability to the Company Group, taken as a whole; (ii) the other party to such Sublease is not an Affiliate of the Company Group.

3.15. Environmental Matters. Except as would not have a Company Material Adverse Effect, the Company Group is, and for the past five (5) years has been, in compliance in all material respects with all Environmental Laws and none of the members of the Company Group (a) has received any written (or, to the Knowledge of the Company, oral) notice alleging that the Company or any Subsidiary has violated, or has any liability under, any applicable Environmental Law; (b) has transported, produced, processed, manufactured, distributed, generated, used, treated, handled, stored, released or disposed, or arranged for the disposal, of any Hazardous Substances in violation of or in a manner giving rise to liability under any applicable Environmental Law (and neither has any other Person to the extent giving rise to liability for the Company Group); (c) has exposed or permitted the exposure of any employee or other Person to Hazardous Substances in violation of or in a manner giving rise to liability under any applicable Environmental Law; (d) is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding or subject to any Order under any Environmental Law (i) alleging the noncompliance by the Company Group with any Environmental Law, or (ii) seeking to impose liability, including any responsibility for any investigation, cleanup, removal or remediation, pursuant to any Environmental Law; (e) has failed or is failing to comply with any Environmental Law, which compliance includes obtaining, possessing and maintaining all Permits required under applicable Environmental Laws; (f) has assumed, undertaken or provided an indemnity with respect to any material liability of any other Person arising under Environmental Law; or (g) to the Knowledge of the Company, owns, leases or operates, or has owned, leased or operated, any property or facility contaminated by any Hazardous Substance, so as to result in liability to the Company or any Subsidiary under Environmental Law. The Company Group has furnished to the Buyer Parties any material environmental, health or safety assessments, audits, reports and other material environmental documents relating to any Hazardous Substances at any past or current properties, facilities, or operations of any member of the Company Group, in each case, which are in the Company Group’s possession or reasonable control.

3.16. Intellectual Property; Data Security and Privacy.

(a) Registered Intellectual Property; Proceedings. Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete (in all material respects) list as of the date hereof of all (i) Company Registered Intellectual Property and specifies, where applicable, the owner, registration or application number and jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered or is currently pending; and (ii) Legal Proceedings currently pending before any Governmental Authority (other than actions by a Governmental Authority related to the ordinary course prosecution of Company Registered Intellectual Property before the United States Patent and Trademark Office the United States Copyright Office or an equivalent authority anywhere in the world) related to any Company Intellectual Property. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, the Company and its Subsidiaries have maintained all Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices. None of the material Company Registered Intellectual Property is jointly owned with any third Person.

(b) No Order. No Company Intellectual Property, and no member of the Company Group, is subject to any Legal Proceeding or outstanding Order restricting in any manner the use, transfer, licensing or other exploitation by the Company Group of any Intellectual Property or any Company Products, except as would not be material to the business of the Company Group, taken as a whole.

(c) Absence of Liens. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole (i) the Company or one of its Subsidiaries solely owns and has good and valid legal and equitable title to each item of Company Intellectual Property free and clear of any Liens (other than Permitted Liens) and (ii) all Company Intellectual Property (other than pending applications) is, to the Knowledge of the Company, valid, subsisting and enforceable.

(d) IP Sufficiency. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, the Company Group (i) exclusively owns or possesses all right title and interest in and to, or otherwise has a valid and enforceable license to use, all Intellectual Property that is used in or necessary for the operation of the business of the Company Group free and clear of all Liens (except for Permitted Liens), and (ii) will continue to have such rights immediately following the Closing to the same extent as immediately prior to the Closing.

(e) Transfers. No Company Group member has transferred ownership of, is restricted from transferring its ownership of, or has granted any exclusive license (or option to receive an exclusive license) with respect to, any material Company Intellectual Property to any third Person.

(f) IP Contracts. Section 3.16(f) of the Company Disclosure Letter sets forth a correct and complete list of all IP Contracts. For purposes of this Agreement, “IP Contracts” means all Contracts to which the Company Group is a party as of the date hereof: (i) with respect to material Company Intellectual Property that is licensed or transferred, or subject to a covenant not to sue, to any third Person other than any (A) licenses or covenants not to sue granted in the form of non-disclosure agreements entered into in the ordinary course of business, wherein the license or covenant not to sue permits the use of Company Intellectual Property solely for or on behalf of the Company Group or is otherwise not material to the business of the Company Group and (B) non-exclusive licenses (including software as a service or “SaaS” licenses) or sublicenses granted to customers, service providers or end-users in the ordinary course of business or for which the grant of rights are incidental and not material to the business of the Company Group, taken as a whole, or to the performance of the applicable Contract; (ii) pursuant to which a third Person has licensed or transferred, or granted a covenant not to sue under, any Intellectual Property to a Company Group member, which Intellectual Property is material to the operation of the business of the Company or any of its Subsidiaries, taken as a whole, other than any (A) non-exclusive licenses of “off-the-shelf” commercially available software that is not distributed with or incorporated in any Company Product, (B) licenses to Open Source Software, (C) non-exclusive licenses granted to any member of the Company Group by any customer primarily for the purpose of enabling any member of the Company Group to provide services to such customer or by any employee, consultant, or independent contractor of the Company Group in the ordinary course of business, (D) non-exclusive licenses for which the grant of rights are incidental and not material to the business of the Company Group, taken as a whole, or to the performance under the applicable Contract, and (E) licenses or covenants not to sue granted in the form of non-disclosure agreements entered into in the ordinary course of business, wherein the rights granted to the Company Group are not material to the business of the Company Group taken as a whole; (iii) pursuant to which any member of the Company Group has any revenue share or royalty obligations with respect to the sale or license of any Company Products or data that exceeded in fiscal year 2022 or 2023, or is reasonably expected to exceed in fiscal year 2024, $500,000 per year; (iv) pursuant to which the Company or any Subsidiary is obligated to perform any material development with respect to any material Company Intellectual Property; or (v) pursuant to which any member of the Company Group is restricted from using, registering, or enforcing (other than granting non-exclusive licenses under) any material Company Intellectual Property in any material respect (including settlement agreements, co-existence agreements, and consent agreements). Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, neither the Company nor any Subsidiary has developed Intellectual Property for any third party except where the Company or a Subsidiary owns any Intellectual Property developed in connection therewith.

(g) Changes. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, the consummation of the Merger will not result in: (i) the termination of any license of Intellectual Property to a Company Group member by a third Person; or (ii) the granting by a Company Group member of any license or rights to any Company Intellectual Property. To the Knowledge of the Company, the consummation of the Merger will not result in the release from escrow of any material Company Owned Software or technology.

(h) No Government License; No Royalties. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, no Company Group member is under any obligation to license any material Company Intellectual Property to any Governmental Authority or pay royalties to any third Person in connection with its use, licensing, transfer, sale or other exploitation of any material Company Intellectual Property or any Company Products.

(i) No Infringement. None of the Company or any of its Subsidiaries, nor the operation of the business of the Company Group (including the manufacture and sale of the Company Products) infringes, misappropriates, dilutes or otherwise violates, nor since the Look-Back Date has infringed, misappropriated, diluted or otherwise violated, the Intellectual Property of any third Person pursuant to the Laws of any jurisdiction, except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole.

(j) No Notice of Infringement. Since the Look-Back Date, no Company Group member has received written (or, to the Knowledge of the Company, other form of) notice from any third Person, or been involved in any Legal Proceeding, alleging that any member of the

Company Group or the operation of the business of the Company Group (including the manufacture and sale of the Company Products) infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any third Person pursuant to the Laws of any jurisdiction, except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole.

(k) No Third-Person Infringement. Since the Look-Back Date, (i) except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, no Company Group member has brought any claim or provided any third Person with notice claiming that such third Person is infringing, misappropriating, diluting or otherwise violating any Company Intellectual Property, and (ii) to the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated any Company Intellectual Property that has resulted, individually or in the aggregate, in material harm to the business of the Company Group, taken as a whole.

(l) Proprietary Information. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, the Company and each of its Subsidiaries has taken reasonable steps to protect (i) the Company Intellectual Property (including the Company’s and its Subsidiaries’ rights in their confidential information and trade secrets) and (ii) any trade secrets or confidential information of third Persons provided to any member of the Company Group. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, there have been no disclosures by the Company or its Subsidiaries of any such trade secrets and confidential information other than in the ordinary course of business pursuant to, and without breach of, appropriate confidentiality obligations. Without limiting the foregoing, except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, each member of the Company Group has required each current and former officer, employee, consultant and contractor engaged in the development of any material Intellectual Property or technology for the Company or any of its Subsidiaries to execute a proprietary information and confidentiality agreement assigning (by way of a present-tense grant of assignment) all such Intellectual Property or technology, as applicable to the Company or one of its Subsidiaries.

(m) Business Systems. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, each Company Group member (i) owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the needs of the Company Group’s business as it is currently conducted and (ii) will continue to have such rights immediately after the Closing to the same extent as immediately prior to the Closing. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, each member of the Company Group has implemented since the Look-Back Date, and maintains, commercially reasonable security, disaster recovery, and business continuity plans, procedures, and facilities designed to provide substantially continuous monitoring and alerting of operational problems or issues with the Business Systems. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, each of the Company Group members tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing. In the last two (2) years, with respect to any of the Business Systems, there has not been any (A) unauthorized access or use; or (B) failure that has not been remedied or replaced, except, in the case of the foregoing (A) or (B), as would not be material to the business of the Company Group, taken as a whole. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, the Business Systems do not and have not contained any Malicious Code. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, in the last two (2) years, no member of the Company Group has been subjected to an audit of any kind in connection with any Contract pursuant to which they use any Business System, nor received any notice of intent to conduct any such audit.

(n) Data Security and Privacy. The Company and each of its Subsidiaries (i) is, and since the Look-Back Date has been, in compliance in all material respects with all Data Security Requirements; and (ii) since the Look-Back Date, has taken commercially reasonable steps consistent with standard industry practice by companies of similar size, and in compliance in all material respects with the Data Security Requirements to protect (A) the confidentiality, integrity, availability, and security of its Business Systems; and (B) Sensitive Data Processed by the Company or any of its Subsidiaries from unauthorized use, access, disclosure, theft, and modification. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, the Company and each of its Subsidiaries have implemented since the Look-Back Date, and maintain, a written information security program comprising reasonable organizational, administrative, physical, and technical safeguards designed to protect the security, confidentiality, integrity, and availability of its Business Systems and all Sensitive Data it Processes that are consistent with all Laws and Contracts applicable to any member of the Company Group. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, there are no pending complaints, investigations, inquiries, notices, enforcement proceedings, or actions by or before any Governmental Authority, and, since the Look-Back Date, no fines or other penalties have been imposed on or claims for compensation have been received by the Company or any Subsidiary, in connection with any Specified Data Breach. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, the Company and each of its Subsidiaries have not since the Look-Back Date, (1) experienced any Specified Data Breaches; or (2) experienced any unauthorized access or acquisition of any Sensitive Data Processed by any member of the Company Group or by any third party service provider on behalf of any member of the Company Group. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, the Company and each of its Subsidiaries have not since the Look-Back Date, been involved in any Legal Proceedings or received any notice of any claims or investigations related to any violation of any Data Security Requirement by any Company Group member or any Specified Data Breaches or been required by applicable Laws, Governmental Authority or other Data Security Requirements to notify, any Person of any Specified Data Breach. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, neither (i) the execution, delivery, or performance of this Agreement by the Company or (ii) the consummation of any of the transactions contemplated hereby, will result in any breach or violation of any Data Security Requirement.

(o) Company Products; Source Code. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, there are (i) no defects in any Company Owned Software or Company Products that would prevent the same from performing in accordance with the specifications, representations and warranties provided by any Company Group member to customers; and (ii) the Company Owned Software and Company Products are operative for their intended purposes and are free of Malicious Code. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, the Company Group possesses all source code and other materials for all Company Owned Software and Company Products, including documentation in up-to-date appropriately catalogued versions, as reasonably necessary to enable competently skilled programmers and engineers to use, updated and enhance the Company Owned Software and Company Products and no member of the Company Group has disclosed, delivered, licensed or otherwise made available, nor has a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code to any material Company Owned Software or Company Products to any Person (other than Persons working with or on behalf of the Company Group and subject to appropriate confidentiality obligations).

(p) Open Source Software. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, no Company Owned Software or Company Product is distributed or made available with (whether by incorporating, modifying or linking to) any Open Source Software in a manner that (i) requires or would require any member of the Company Group to disclose, distribute, license or otherwise make available any proprietary source code of any Company Owned Software or Company Product, (ii) requires or would require any Company Owned Software or Company Product to be made available at no or minimal charge, or (iii) allows a third party to decompile, disassemble or otherwise reverse engineer any Company Owned Software or Company Product.

3.17. Tax Matters.

(a) Except for such failures as are not individually or in the aggregate, material, each member of the Company Group (i) has duly and timely filed, or has caused to be duly and timely filed, all United States federal, state, local and non-United States returns, estimates, information statements and reports (including any schedule or attachment thereto, and including any amendment thereof) relating to any and all Taxes (“Tax Returns”) required to be filed by them (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate in all material respects; (ii) has paid all amounts of Taxes that are required to be paid (whether or not shown on any Tax Return) including those that any member of the Company Group was obligated to deduct or withhold from amounts owing to any employee, creditor or other third party, except, in either case, with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established on the face of the Audited Company Balance Sheet in accordance with GAAP. No member of the Company Group has waived any statute of limitations with respect to a material amount of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency where such waiver or extension is currently in effect (in each case other than pursuant to automatic extensions to file Tax Returns);

(b) There are no material audits, examinations, investigations, deficiencies, claims, actions, or other proceedings in respect of Taxes or Tax matters of the Company Group pending or, to the Company’s Knowledge, threatened in writing, in each case, that have not been fully resolved, and no member of the Company Group has received any notice of deficiency or proposed adjustment or assessment from any Governmental Authority with respect to a material amount of Taxes that has not been resolved.

(c) The unpaid Taxes of the Company Group for all taxable periods and portions thereof through December 31, 2023 did not, as of such, exceed by a material amount the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes) set forth on the financial statements of the Company Group as of such date included in the Company SEC Reports (other than in the notes thereto). The Company has not since January 1, 2024 incurred any material liability for Taxes other than in the ordinary course of business.

(d) There are no Liens with respect to material amounts of Taxes on any of the assets or properties of the Company or any of its Subsidiaries, other than Permitted Liens described in clause (i) of the definition thereof.

(e) No member of the Company Group has received notice in writing of any claim made by any Governmental Authority in a jurisdiction where it does not file Tax Returns that such member of the Company Group is or may be subject to material taxation by that jurisdiction that has not been resolved. Neither the Company nor any of its Subsidiaries (i) has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has had an office or fixed place of business in a country outside of the jurisdiction of its incorporation or organization, (ii) is resident for Tax purposes in a country outside of its jurisdiction of incorporation or organization; (iii) has engaged in a trade or business in any country other than its jurisdiction of incorporation or organization or (iv) is, or has ever been, subject to income Tax in a country outside of its jurisdiction of incorporation or organization.

(f) No member of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the five (5) years prior to the date of this Agreement.

(g) No member of the Company Group has participated, or is currently participating, in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(h) No member of the Company Group (i) has been a member of an affiliated, combined, consolidated, unitary or similar group (including under Code Section 1504(a)) for income Tax purposes (other than a group the common parent of which was a member of the Company Group), (ii) has any material liability for Taxes of any Person (other than another member of the Company Group) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or non-U.S. Law), as a transferee or successor or by operation of Law or (iii) is a party to, bound by, or has any material liability under any Tax sharing, Tax allocation or Tax indemnification agreement or similar arrangement pursuant to which it will have any obligation to make any payments after the Closing, in each case, other than any Contract the principal purpose of which does not relate to Tax matters.

(i) The Company Group has properly collected and remitted, or reserved for on the Company SEC Reports in accordance with GAAP, all material amounts of sales, use, value added and similar Taxes with respect to sales or leases made or services provided to their customers.

(j) No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date and made prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of any federal, state, provincial, local, or non U.S. Tax Law) executed on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date or deferred revenue accrued on or prior to the Closing Date, in each case, outside of the ordinary course of business or (v) installment sale or open transaction disposition made on or prior to the Closing Date, in each case, outside of the ordinary course of business. No election under Section 965(h) of the Code has been made with respect to any member of the Company Group.

(k) No member of the Company Group has a request for a private letter ruling, administrative relief, a technical advice, a material change of any method of accounting or other request pending with any Governmental Authority relating to a material amount of Taxes.

(l) Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.17 are the sole and exclusive representations and warranties of the Company Group with respect to Taxes and no other representation or warranty of the Company Group contained herein shall be construed to relate to Taxes (including their compliance with any Law). For the avoidance of doubt, no representation is made concerning the existence or amount of any net operating loss, Tax basis or other Tax asset or liability.

3.18. Employee Plans.

(a) Employee Plans. Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of each material Employee Plan. For purposes of this Agreement, “Employee Plan” shall mean (collectively) (i) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (ii) each other employment, individual independent contractor or other service, bonus, stock option, stock purchase or other equity-based, post-employment welfare benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change in control compensation, fringe, welfare or other benefit or compensation plans, programs, agreements, contracts, policies or binding arrangements (whether or not in writing) (x) in each case that are sponsored, maintained or contributed to (or required to be contributed to) by any member of the Company Group; or (y) otherwise, under or with respect to which the Company Group has any obligation or liability, contingent or otherwise. With respect to each material Employee Plan, to the extent applicable, the Company has made available to Parent true, correct and complete copies of (A) the current plan document and amendments thereto; (B) any related trust agreement, service provider agreements or underlying insurance contract, funding arrangement, or administrative and service provider agreements now in effect; (C) the most recent determination, opinion or advisory letter received regarding the tax-qualified status of any such Employee Plan that is intended to be qualified under Section 401(a) of the Code; (D) the most recent financial statement; (E) the most recently filed Form 5500 Annual Returns/Reports and schedules; (F) the current summary plan description; (G) the most recent actuarial valuation report; (H) any material, non-routine correspondence to or from a Governmental Authority dated within the past three (3) years; and (I) with respect to each material Employee Plan that is maintained in any non-United States jurisdiction primarily for the benefit of any employee of the Company Group whose principal work location is outside of the United States (the “International Employee Plans”), to the extent applicable, (1) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan; and (2) any document comparable to the determination letter referenced pursuant to clause (C) above issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable Tax treatment. Employee Plans shall not include Referral Agreements.

(b) Absence of Certain Plans. No member of the Company Group nor any other corporation or trade or business (whether or not incorporated) that would at any relevant time be treated as a single employer with the Company Group pursuant to Section 414 of the Code (an “ERISA Affiliate”) has, in the last six (6) years, maintained, sponsored, contributed to, or has been required to contribute to or currently maintains, sponsors or participates in, contributes to, or is required to contribute to, or otherwise has any current or contingent liability or obligation under or with respect to: (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); (iii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or an “employee pension benefit plan” that otherwise is or was subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA; or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), and neither any member of the Company Group nor any of such member’s ERISA Affiliates has incurred any liability that has not been satisfied to a multiemployer plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a multiemployer plan.

(c) Compliance. Each Employee Plan has been established, funded, administered and maintained, in form and operation, in all material respects in accordance with its terms and in all material respects in compliance with applicable laws, including ERISA and the Code. No member of the Company Group has incurred (whether or not assessed) any material penalty or Tax under Sections 4980B, 4980D, 4980H, 6055, 6056, 6721 or 6722 of the Code and no circumstances exist or events have occurred that would reasonably be expected to result in the imposition of any such material penalties or Taxes. Each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination letter from the IRS (or, with respect to any Employee Plan that is a qualified “pre-approved” plan, the sponsor of such pre-approved plan has received an opinion letter or advisory letter from the IRS) as to its qualified status, and nothing has occurred since the issuance of such letters for any Employee Plan that would reasonably be expected to cause the revocation of qualification under the Code of any such plans. All required contributions, premiums and other payments relating to the Employee Plans have been timely and accurately made, and no Employee Plan has any unfunded liabilities that have not been fully accrued in accordance with GAAP.

(d) Employee Plan Legal Proceedings. There is no pending or, to the Knowledge of the Company, threatened, Legal Proceeding or dispute (other than routine claims for benefits) with respect to any Employee Plan.

(e) No Prohibited Transactions. To the Knowledge of the Company, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) and no breach of fiduciary duty (as determined under ERISA) with respect to any Employee Plan that would result in a material liability to any member of the Company Group.

(f) No Post-Employment Welfare Benefit Plan. No Employee Plan provides, and no member of the Company Group has any current or potential obligation to provide for post-employment, post-ownership, post-service or retiree life insurance, health or other welfare benefits to any person, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA or any similar state Law for which the covered Person pays the full cost of coverage.

(g) No Additional Rights; Section 280G. The execution, delivery and performance of, and consummation of the Merger (either alone or in connection with any other event) will not (i) entitle any current or former employee or independent contractor of the Company Group to any additional compensation, including severance pay, unemployment compensation or any other payment; (ii) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee or independent contractor of the Company Group; (iii) accelerate the time of payment or vesting of any benefits to any current or former employee or independent contractor of the Company Group; (iv) result in any forgiveness of indebtedness of any current or former employee or independent contractor of the Company Group; (v) result in payment or funding of any amount or provision of any benefit that would, individually or in combination with any other such payment or benefit, reasonably be expected to constitute an “excess parachute payment” under Section 280G(b)(1) or 4999 of the Code; or (vi) trigger or impose any restriction or imposition on the rights of any member of the Company Group to materially amend or terminate any Employee Plan.

(h) No Tax Gross-Ups. No member of the Company Group has any obligation to gross-up, reimburse or indemnify any individual with respect to any Tax under Section 409A or 4999 of the Code or otherwise.

(i) Section 409A. Each Employee Plan and each other agreement, plan or arrangement maintained by any member of the Company Group that is, in any part, a nonqualified deferred compensation plan that is subject to Section 409A of the Code has been in compliance in all material respects, both in documentation and operation, with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(j) International Employee Plans. Each International Employee Plan (i) has been established, registered, maintained and administered in good standing and compliance with its terms and conditions and in all material respects with the requirements prescribed by any applicable Laws or regulatory authorities, (ii) if intended to qualify for special Tax treatment, meets all requirement for such treatment and (iii) if intended to be funded and/or book reserved, is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. All employer and employee contributions to each International Employee Plan required by Law or by the terms of such International Employee Plan have been timely made, or, if applicable, accrued in accordance with GAAP. Furthermore, no International Employee Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA) or has material unfunded liabilities that as of the Effective Time will not be offset by insurance or fully accrued in accordance with GAAP. Except as required by applicable Law, no condition exists that would prevent the Company Group from terminating or amending any International Employee Plan at any time for any reason without liability to any member of the Company Group (other than ordinary notice and administration requirements and expenses or routine claims for benefits). Each International Employee Plan that is required to be registered has been so registered and has been maintained in good standing with applicable regulatory authorities.

(k) No New Employee Plans. The Company Group has no binding plan or commitment to amend any Employee Plan or establish any new employee benefit plan or to materially increase any benefits pursuant to any Employee Plan.

3.19. Labor Matters.

(a) Union Activities. The Company Group is not a party to or bound by any collective bargaining agreement or other Contract with any Union (each, a “Collective Bargaining Agreement”), other than national, industry-wide, or sector-specific agreements outside of the United States, and no employees of the Company Group are represented by a Union with respect to their employment with the Company Group. To the Knowledge of the Company, there are no pending or threatened activities or proceedings of any Union or group of employees to organize any employees of the Company Group with regard to their employment with the Company Group, and no such activities or proceedings have occurred within the past three (3) years. No Collective Bargaining Agreement is being negotiated by the Company Group. There is no material unfair labor practice charge, material labor grievance, labor arbitration, strike, lockout, work stoppage, picketing, handbilling or other material labor dispute against or affecting the Company Group pending or, to the Knowledge of the Company, threatened against any member of the Company Group, and no such labor dispute or activity has occurred within the past three (3) years. No notice, consent or consultation obligations with respect to any employees of Company Group, or any Union representing employees of the Company Group, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

(b) Wage and Hour and Legal Compliance. The Company Group is in compliance, and in the past three (3) years has complied, in each case, in all material respects, with applicable Laws and Orders with respect to labor and employment (including applicable Laws and Orders regarding wages and hours and the classification and compensation of employees and independent contractors, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), discrimination, harassment, and retaliation, whistleblowing, disability rights or benefits, equal opportunity, restrictive covenants, pay transparency, plant closures and layoffs (including WARN), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action, unemployment insurance, employee health and safety, and collective bargaining). There are, and for the past three (3) years there has been, no material Legal Proceedings pending or, to the Knowledge of the Company, threatened to be brought or filed against any member of the Company Group, by or before any Governmental Authority concerning labor- or employment-related matters.

(c) Sexual Harassment and Discrimination. Since the Look-Back Date, the Company Group has promptly, thoroughly and impartially investigated all sexual harassment, assault or misconduct, or other discrimination or retaliation allegations, in each case, that were made against any current or former employee of the Company Group at the level of Senior Vice President or above or member of the Company Board, and, in each case, of which any member of the Company Group is aware or has been made aware. With respect to each such allegation with potential merit, the Company Group has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company Group does not reasonably expect any material liability with respect to any such allegations. Since the Look-Back Date, no current or former employee of the Company Group at the level of Senior Vice President or above or any member of the Company Board has been the subject of any allegation of sexual harassment, assault or misconduct, or other discrimination or retaliation. No member of the Company Group is or, since the Look-Back Date, has entered into any settlement agreements, related to allegations of sexual harassment, assault or misconduct, or other discrimination or retaliation, by any current or former employee at the level of Senior Vice President or above or member of the Company Board.

(d) Terminations. To the Knowledge of the Company, as of the date of this Agreement, no current employee on the Executive Leadership Team of the Company has given notice of termination of employment or otherwise intends to terminate his or her employment with the Company Group prior to the one-year anniversary of the Closing.

(e) Restrictive Covenants. To the Knowledge of the Company, except as would not reasonably be expected to be material to the Company Group taken as a whole, no current or former officer, director, employee, individual independent contractor or other individual service provider of the Company Group is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement or other restrictive covenant obligation: (i) owed to the Company Group; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company Group.

3.20. Permits. Except as had not been and would not reasonably be expected to be material to the Company Group, individually or taken as a whole, the Company Group holds, to the extent legally required (including by Healthcare Laws), all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, Orders, accreditations, registrations, certifications, qualifications, exemptions and approvals from Governmental Authorities that are required for the operation of the business of the Company Group as currently conducted (“Permits”). The Company Group complies with the terms of all Permits, and no termination, suspension, modification, revocation or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that have not been and would not reasonably be expected to be material to the Company Group, individually or taken as a whole. Each Permit is valid and in full force and effect and will be available for use immediately after Closing. No Permit will be adversely affected by the consummation of the transactions contemplated by this Agreement, and none of the Permits will expire or terminate as a result of the consummation of the transactions contemplated by this Agreement.

3.21. Compliance with Laws. Each member of the Company Group is, and since the Look-Back Date has been, in compliance in all material respects with, and conducts their respective business in material conformity with, all Laws and Orders that are applicable to the Company Group or to the conduct of the business or operations of the Company Group.

3.22. Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no, and since the Look-Back Date there have been no, material Legal Proceedings pending or, to the Knowledge of the Company, threatened against any member of the Company Group or, as of the date hereof, against any present or former officer or director of the Company Group in such individual’s capacity as such.

(b) No Orders. No member of the Company Group or any of their respective officers or directors (in their capacities as such) is or has been since the Look-Back Date subject to any Order of any kind or nature (including, and with respect to any such officer or director of a member of the Company Group other than the Company (in their capacity as such), only with respect to, any Order that would reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the transactions contemplated hereby or the ability of the Company to perform in all material respects its covenants and obligations pursuant to this Agreement).

3.23. Insurance. The Company Group has all material policies of insurance covering the Company Group and any of its employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company Group. As of the date hereof, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, no notice of cancellation has been received and there is no existing default or event that, with or without notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, would not have a Company Material Adverse Effect. There is no material claim pending under any insurance policy as to which coverage has been denied or disputed by the underwriters of such insurance policy. The Company has made available to Parent true and correct copies of such material insurance policies prior to the date hereof.

3.24. Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between any member of the Company Group, on the one hand, and any Affiliate of any member of the Company Group, stockholder that owns more than five percent (5%) or more of Company Common Stock (or any Affiliate thereof) or any director, officer or employee (or, to the Knowledge of the Company, any immediate family member thereof) of any member of the Company Group, but not including any wholly owned Subsidiary of the Company, on the other hand.

3.25. Brokers. Except as set forth on Section 3.25 of the Company Disclosure Letter, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of any member of the Company Group, the Company

Board or the Special Committee who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement. The Company has made available to Parent a true, correct and complete copy of the engagement letter of the Advisor and each other financial advisor, investment banker, broker, finder or agent that has been retained by the Company Group, the Company Board or the Special Committee in connection with the transactions contemplated by this Agreement.

3.26. Trade Controls; FCPA.

(a) The Company Group has conducted its transactions and dealings over the past five (5) years in accordance with all applicable anti-money laundering Laws and Orders; import, export, re-export, transfer, and re-transfer control Laws and Orders; economic or trade sanctions Laws and Orders; and all other similar applicable Laws and Orders (collectively, “Trade Control Laws”).

(b) The Company Group has implemented and maintains in effect written policies and procedures and internal controls reasonably designed to prevent, deter and detect violations of applicable Trade Control Laws and all applicable anti-corruption and anti-bribery Laws, and Orders, including the FCPA (collectively, “Anti-Corruption Laws”). No member of the Company Group has been the subject of any investigation by any Governmental Authority, made any voluntary or involuntary disclosure, conducted any internal investigation or audit, or received any notice, inquiry, or internal or external allegation, in each case relating to an actual or potential violation of Trade Control Laws or Anti-Corruption Laws.

(c) There are no (and in the last five (5) years there have been no) pending or, to the Knowledge of the Company, threatened Legal Proceedings against any member of the Company Group alleging a violation of any Trade Control Laws or Anti-Corruption Laws.

(d) No material licenses or approvals pursuant to the Trade Control Laws are necessary for the transfer of any export licenses or other export approvals to Parent or the Surviving Corporation in connection with the consummation of the Merger.

(e) Neither any member of the Company Group nor any officer, director, or employee, nor, to the Knowledge of the Company, any agent or other Person acting on behalf of any member of the Company Group, has, directly or indirectly, (i) taken any action that would result in a violation of any provision of Anti-Corruption Laws; (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (iii) made, offered, promised, authorized, accepted or received any unlawful payment or gift of money or any other thing of value, to, from, or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof, political campaign, or public international organization; or (iv) made, offered, promised, authorized, accepted or received any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of Anti-Corruption Laws.

(f) Neither any member of the Company Group nor any of its officers, directors or employees, nor, to the Knowledge of the Company, any agent or other third party representative acting on behalf of any member of the Company Group, is currently, or has been in the past five (5) years: (i) a Sanctioned Person, or (ii) engaging in any dealings or transactions with, on behalf of, or for the benefit of any Sanctioned Person or in any Sanctioned Country.

3.27. Healthcare Regulatory Matters.

(a) General Compliance. The Company Group is, and since the Look-Back Date has been, in compliance in all material respects with all Healthcare Laws. Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company Group taken as a whole, no Legal Proceeding alleging a violation of, or liability or potential responsibility under, any Healthcare Laws has been initiated or filed against the Company Group at any time since the Look-Back Date, nor has the Company Group received any notice or communication from any Governmental Authority alleging any violation, noncompliance, or liability of, the Company Group under any Healthcare Law. There is no Legal Proceeding pending or threatened, with respect to the termination or suspension of the participation by the Company Group in any Governmental Health Program. Neither the Company nor any of its Subsidiaries has received any subpoenas or civil investigative demands or similar requests for information other than in the ordinary course of business from any Governmental Authority.

(b) Orders. Neither the Company Group, nor any of its directors, officers, managers, managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) or other Company Group personnel is or has been: (i) debarred, excluded, or suspended from participating in any Governmental Health Program; (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act in connection with any material violation of any Governmental Health Program requirement; (iii) involved or named in any unsealed, or to the Knowledge of the Company, any sealed U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act or any unsealed qui tam action; (iv) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; (v) charged with, convicted of or entered a plea of guilty or nolo contendere to any criminal or civil offense relating to the delivery of any item or service under a Governmental Health Program; or (vi) has made any voluntary or self-disclosure to any Governmental Authority or Payor of any potential or actual non-compliance with any Healthcare Law. Neither the Company Group, nor any of its directors, officers, employees, managers, managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) or other Company Group personnel has been or is a party to, nor has any ongoing reporting obligations pursuant to, any civil monetary penalties, corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, criminal actions, plans of correction or similar agreements or Orders with or imposed by any Governmental Authority concerning any Healthcare Law.

(c) HIPAA. The Company Group is, and since the Look-Back Date has been, in compliance in all material respects with HIPAA “business associate” (as defined by HIPAA) requirements. The Company Group has implemented all required physical, technical and administrative safeguards to protect “protected health information” or “PHI” (as defined under HIPAA), including (i) conducting an enterprise-wide security risk analysis and implementing appropriate corrective action to address any material vulnerabilities identified as a result of any security risk analysis required by HIPAA; (ii) implementing a HIPAA compliance program that consists of written policies and procedures; (iii) training its “workforce” (as defined by HIPAA) with respect to the Company Group’s obligations under HIPAA; and (iv) entering into contracts satisfying the requirements of 45 C.F.R. § 164.504(e) with each “covered entity” and “subcontractor” (as defined by HIPAA) when required by HIPAA. Since the Look-Back Date, neither the Company Group nor any director, officer, employee thereof has (1) except as would not reasonably be expected to be material to the Company Group taken as a whole, experienced a “breach” or “security incident” of “unsecured PHI” (as defined by HIPAA); nor (2) received notice, complaints, or audit requests from any Governmental Authority regarding uses or disclosures of PHI or its alleged failure to comply with HIPAA or any other Healthcare Law applicable to PHI. The Company Group has (x) at all times obtained written permission prior to (a) engaging in the de-identification of client PHI, or (b) providing data aggregation services; (y) de-identified all PHI in accordance with HIPAA regulations; and (z) not sold, licensed, or otherwise commercialized any PHI.

(d) Compliance Program. Since the Look-Back Date, the Company Group has established, maintained and operates in accordance with a compliance program designed to promote compliance with Healthcare Laws and ethical standards and which incorporates the “Seven Fundamental Elements of an Effective Compliance Program” published by the Office of Inspector General for the U.S. Department of Health and Human Services.

(e) RCM Activities. Within the last three (3) years, (i) all RCM Activities of the Company Group, with respect to all Payor programs, have been conducted in material compliance with all Healthcare Laws and the guidelines of all such Payor programs, (ii) there are no audits, reviews, investigations or other information of which any member of the Company Group is aware that indicate or conclude that such practices have not been conducted in material compliance with all Healthcare Laws and applicable guidelines of all such Payor programs, or, to the extent that the Company Group members are aware of such audits, reviews, investigations or other information, the Company Group has reviewed such information and put in place corrective measures or otherwise concluded that its practices are in compliance with such Healthcare Laws and Payor guidelines, and (iii) except as set forth on Section 3.27(e) of the Company Disclosure Letter there has not been, and is not currently pending or threatened, any material recoupment, repayment or damages sought, or investigation commenced, by any person from or of the Company Group or its customers related to services or products provided by any Company Group. Within the last three (3) years, none of the members of the Company Group, nor any of their employee nor, to the Knowledge of the Company, agents, have submitted false or fraudulent claims for payment to any Payor program, or knowingly or willfully made or caused to be made, or induced or sought to induce the making of, any false statement or representation (or knowingly or willfully omitted to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to any information required to be submitted by any Payor program or pursuant to any Healthcare Laws.

(f) Licensed Personnel. While performing services on behalf of the Company Group, to the Company’s Knowledge, the Licensed Personnel are, and at all times in the last three (3) years have been, in compliance in all material respects with applicable Healthcare Laws, and hold and, at all times within the last three (3) years have held, all Healthcare Licenses required in the performance of their respective duties for the applicable member of the Company Group, except for any noncompliance that would not be reasonably expected to have a material effect. To the Company’s Knowledge, and except as would not reasonably be expected to result in material non-compliance with any Healthcare Laws: (i) each Healthcare License held by the Licensed Personnel is in full force and effect and no suspension, revocation, termination, impairment, limitation, modification or non-renewal of any such Healthcare License is pending or threatened. To the extent that Company Group bills or submits claims for items or services rendered by any Licensed Personnel to Payor programs (or bills any other third parties for services rendered by Licensed Personnel for which, to the Company’s Knowledge, the third party will submit for payment under Payor programs), all such activities and claims materially comply with applicable Healthcare Laws and Payor program requirements.

(g) Referral Arrangements. Except as set forth on Section 3.13(a) of the Company Disclosure Letter, no member of the Company Group is currently a party to any Referral Agreement, and is not receiving or paying, and does not have a right to receive or obligation to pay, any compensation or other remuneration in connection with a Referral Agreement. The Company Group has undertaken reasonable diligence efforts to ensure that all Referral Agreements are constructed, and that the conduct of each of its Company Group members under all Referral Agreements are, in material compliance with all Healthcare Laws.

3.28. Government Contracts. Within the last five (5) years, no member of the Company Group has (i) materially breached or violated any Law or clause pertaining to any Contract with any Governmental Authority; (ii) been excluded from bidding by a Governmental Authority; (iii) been audited or investigated (other than routine audits or investigations in the ordinary course of business that did not result in any adverse finding) by any Governmental Authority with respect to any Contract with any Governmental Authority; or (iv) conducted or initiated any internal investigation or made any disclosure with regard to any irregularity in connection with a Contract with any Governmental Authority. There are no material outstanding claims or disputes in connection with any member of the Company Group’s Contracts with any Governmental Authority. To the Company’s Knowledge, there are no outstanding or unsettled allegations of fraud, false claims or material overpayments by any Governmental Authority with regard to any member of the Company Group’s Contracts with any Governmental Authority. The Company has not received any direct or indirect contract award from a Governmental Authority on the basis of a small business set aside or other preferred bidder status.

3.29. Customers and Suppliers. Section 3.29 of the Company Disclosure Letter sets forth the Material Relationships. Since January 1, 2023, no Material Relationship (a) cancelled or otherwise terminated, or, to the Knowledge of the Company, threatened in writing or given notice of intent, to cancel or otherwise to terminate, its relationship with the Company or its Subsidiaries, or (b) materially decreased its business with, or, to the Knowledge of the Company, threatened in writing or given notice of intent to materially decrease its business with the Company or its Subsidiaries, in each case, except as permitted by the terms of a Contract with the Company or any of its Subsidiaries or as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.30. Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. The members of the Company Group acknowledge and agree that, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered pursuant to this Agreement:

(i) neither the Buyer Parties nor any of their respective Subsidiaries (or any other Person) make, or has made, any representation or warranty relating to the Buyer Parties, their respective Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by the Buyer Parties or any of their respective Affiliates or Representatives to make any representation or warranty relating to the Buyer Parties or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Company Group or any of their respective Affiliates or Representatives as having been authorized by the Buyer Parties or any of their Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Buyer Parties in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Buyer Parties hereby disclaim any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company Group or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Each member of the Company Group, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered pursuant to this Agreement, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company Group or any of their respective Affiliates or Representatives on behalf of the Buyer Parties in connection with the Merger, in connection with presentations by the Buyer Parties’ management or in any other forum or setting; or

(c) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Except as set forth in the disclosure letter delivered by the Buyer Parties on the date hereof (the “Parent Disclosure Letter”), the Buyer Parties hereby represent and warrant to the Company as follows:

4.1. Organization; Good Standing.

(a) Parent. Parent (i) is a limited liability company duly formed, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite limited liability company power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b) Merger Sub. Merger Sub (i) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

4.2. Power; Enforceability. Each Buyer Party has the requisite power and authority to (a) execute and deliver this Agreement and any other Transaction Document to which it is or will be a party; (b) perform its covenants and obligations hereunder; and (c) consummate the Merger. The execution and delivery of this Agreement and any other Transaction Document by the Buyer Parties, the performance by each Buyer Party of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary action on the part of each Buyer Party and no additional actions on the part of any Buyer Party are necessary to authorize (i) the execution and delivery of this Agreement and the Transaction Documents by each Buyer Party; (ii) the performance by each Buyer Party of its respective covenants and obligations hereunder; or (iii) the consummation of the Merger. This Agreement has been duly executed and delivered by each Buyer Party and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each Buyer Party, enforceable against each Buyer Party in accordance with its terms, subject to the Enforceability Limitations.

4.3. Non-Contravention. The execution and delivery of this Agreement by each Buyer Party, the performance by each Buyer Party of its covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of the Buyer Parties; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a breach, violation or default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which any Buyer Party is a party or by which the Buyer Parties or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any Law or Order applicable to the Buyer Parties or by which any of their properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Buyer Parties, except in the case of each of clauses (b), (c) and (d)

for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the transactions contemplated hereby or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

4.4. Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of the Buyer Parties or any of their Affiliates (a) in connection with the execution and delivery of this Agreement by each Buyer Party; (b) the performance by each Buyer Party of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act or any other Antitrust Law; and (iv) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the transactions contemplated hereby or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

4.5. Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent, threatened against the Buyer Parties that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the transactions contemplated hereby or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

(b) No Orders. No Buyer Party is subject to any Order of any kind or nature that would prevent or materially delay the consummation of the Merger or the transactions contemplated hereby or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

4.6. Ownership of Company Capital Stock. As of the date of this Agreement, the Buyer Parties and TCP-ASC ACHI Series LLLP beneficially own, in the aggregate, 124,289,200 shares of Company Common Stock and 40,464,855 shares of Company Common Stock issuable upon exercise of a Company Warrant.

4.7. Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Buyer Parties or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission payable by the Company in connection with the Merger.

4.8. Operations of the Buyer Parties. Each Buyer Party has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, none of the Buyer Parties will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Equity Commitment Letter or any agreements or arrangements entered into in connection with the Debt Financing, the Guarantee and this Agreement. Parent owns beneficially and of record, directly or indirectly, all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all Liens.

4.9. No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger. The vote or consent of Parent, as the sole stockholder of Merger Sub is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger.

4.10. Guarantee. The Guarantors have delivered to the Company the duly executed Guarantee, dated as of the date hereof. The Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of the Guarantors, enforceable against them in accordance with its terms, subject to the Enforceability Limitations. There is no default or breach under the Guarantee by any Guarantor, and no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of any Guarantor pursuant to the Guarantee.

4.11. Financing.

(a) Parent has delivered to the Company true, complete and correct copies of (i) an executed equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), from the Guarantors, pursuant to which the Guarantors have agreed, subject to the terms and conditions thereof, to invest in Parent the amounts set forth therein (the “Equity Financing”) and (ii) an executed commitment letter, dated as of the date hereof, from the Debt Financing Sources party thereto pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions thereof, to provide the financing in the amounts set forth therein to the Buyer Parties at or prior to the Closing (the “Debt Financing”) for the purpose of funding the Merger and the related fees and expenses thereto (including all exhibits, schedules, and annexes thereto, and any Fee Letters (as defined below), collectively, the “Debt Commitment Letters” and, together with the Equity Commitment Letter, the “Commitment Letters”) together with any fee letter (which may be redacted with respect to fee amounts, pricing terms, pricing caps, “market flex” provisions, “securities demand” provisions and other economic terms that are customarily redacted in connection with transactions of this type none of which redactions cover terms that would adversely affect the conditionality, enforceability, availability or termination, or reduce the aggregate amount of, the Debt Financing) delivered in connection with the Debt Commitment Letter (the “Fee Letter”). The Debt Financing pursuant to the Debt Commitment Letters and the Equity Financing pursuant to the Equity Commitment Letter are collectively referred to in this Agreement as the “Financing.”

(b) Except as expressly set forth in the Commitment Letters, there are no conditions precedent or other contingencies to the obligations of the Debt Financing Sources to fund the Debt Financing in accordance with the terms of the Debt Commitment Letter or to the obligations of the Guarantors to fund the full amount of the Equity Financing in accordance with the terms of the Equity Commitment Letter. Assuming satisfaction of the conditions set forth in Article VII, as of the date hereof the Buyer Parties do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to the Buyer Parties at the Closing.

(c) Assuming the satisfaction (or waiver) of the conditions set forth in Article VII and assuming the representations and warranties set forth in Section 3.7(a), the first and second sentences of Section 3.7(b) and the first sentence of Section 3.7(c) are true and correct, the Financing, when funded in accordance with the Commitment Letters, shall together with Cash on Hand provide Parent with cash proceeds at or prior to the Closing (after netting out applicable fees, expenses, original issue discount and similar premiums and charges under the Commitment Letters and any fee letters related thereto) sufficient for Parent or the Surviving Corporation and its Subsidiaries, as applicable, to pay all amounts owed by Parent at the Closing pursuant to Section 2.7, Section 2.8 and Section 6.19, any fees and expenses of or payable by the Buyer Parties in connection with the transactions contemplated hereby, in each case, payable on the Closing Date, and all amounts owed by the Surviving Corporation and its Subsidiaries pursuant to Section 2.9, which amounts, for the avoidance of doubt, shall not include any cash consideration in respect of any shares of Company Common Stock held by, or underlying the Company Warrant held by, the Buyer Parties, Holdings, any Holdings Subsidiary or TCP-ASC ACHI Series LLLP as of the Effective Time (all such amounts owed by Parent and the Surviving Corporation and its Subsidiaries, less Cash on Hand, collectively, the “Required Amount”).

(d) The Commitment Letters are (i) legal, valid and binding obligations of the Buyer Parties and, to the knowledge of Parent, of each of the other parties thereto (subject, in the case of the Debt Commitment Letters, to the effect of any Laws relating to the Enforceability Limitations), and (ii) as of the date hereof, in full force and effect. As of the date hereof, the Buyer Parties are not in default or breach under the terms and conditions of the Commitment Letters and, assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 of this Agreement and the completion of the Marketing Period, no event has occurred that, with or without notice, lapse of time, or both, would or, would reasonably be expected to, (w) constitute a default or breach or a failure to satisfy a condition precedent on the part of the Buyer Parties under the terms and conditions of the Commitment Letters or, to the Knowledge of the Buyer Parties, any other party to the Financing under any term or condition of the Commitment Letters, (x) make any of the representations of the Buyer Parties or, to the Knowledge of the Buyer Parties, any other party thereto set forth in the Commitment Letters inaccurate in any material respect, (y) result in any of the conditions precedent in the Commitment Letters not being satisfied on a timely basis or (z) result in any portion of the Financing being unavailable at or prior to the Closing or on the Closing Date. The Buyer Parties have paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement. As of the date hereof, none of the Commitment Letters have been modified, amended or altered, and none of the commitments under any of the Commitment Letters have been withdrawn, terminated, amended, modified or rescinded in any respect. There are no other fee letters, engagement letters, side letters or other written agreements, written Contracts or written arrangements to which any Buyer Party or any of their respective Affiliates is a party that would impose additional conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing or Equity Financing or reduce the amount of the Financing taken together with Cash on Hand to be less than the Required Amount.

(e) The Buyer Parties acknowledge and agree that, in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by the Buyer Parties or any other financing or other transaction or other transactions be a condition to any Buyer Party’s obligations hereunder.

4.12. Solvency. As of the Effective Time and immediately after giving effect to the Merger (including the payment of the Required Amount) and assuming the accuracy of the representations and warranties in Article III of this Agreement, the performance by the Company and its Subsidiaries of the covenants and agreements contained in this Agreement, and the satisfaction of the conditions set forth in Article VII of this Agreement, (a) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will exceed the value of all liabilities of the Surviving Corporation and its Subsidiaries (on a consolidated basis), including contingent and other liabilities; (b) the Surviving Corporation and its Subsidiaries (on a consolidated basis) will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries (on a consolidated basis) will be able to pay its liabilities, including contingent and other liabilities, as they become absolute and matured.

4.13. Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. Each Buyer Party, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered pursuant to this Agreement:

(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty relating to the Company Group or any of its businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Buyer Parties or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Buyer Parties or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Each Buyer Party, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered pursuant to this Agreement, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Buyer

Parties or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1. Affirmative Obligations. Except (a) as expressly required by this Agreement or required by applicable Law or Order; (b) as expressly set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; or (c) as approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the Pre-Closing Period, the Company will, and will cause each of its Subsidiaries to, (i) use its respective reasonable best efforts to maintain its existence in good standing pursuant to applicable Law; (ii) conduct its business and operations in the ordinary course of business in all material respects; and (iii) use its respective reasonable best efforts to (A) preserve intact its material assets, properties, Contracts or other material legally binding understandings, licenses and business organizations; (B) keep available the services of its current officers and key employees; (C) preserve the current relationships with material customers, vendors, distributors, partners, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company Group has material business relations; and (D) timely file all material Tax Returns (taking into account extensions) and pay all material amounts of Taxes as such Taxes become due and payable other than Taxes that are being contested in good faith and for which adequate reserve has been established on the Company SEC Reports in accordance with GAAP, in each case of this subclause (D), to the extent consistent with the past practices of the Company Group.

5.2. Forbearance Covenants. Except (i) as expressly required by this Agreement or required by applicable Law or Order; (ii) as expressly set forth in Section 5.2 of the Company Disclosure Letter; or (iii) as approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the Pre-Closing Period, the Company will not, and will cause its Subsidiaries not to:

(a) amend the Charter, the Bylaws, or any other similar organizational document or take any action in violation of the Charter, the Bylaws, or any Investor Rights Agreements;

(b) propose, adopt or implement a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) merge or consolidate the Company or any of its Subsidiaries with any Person;

(d) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities (including, for the avoidance of doubt, any Company Equity Awards) or any equivalent instrument with respect to any Subsidiary other than to the Company or another Subsidiary, except for the issuance or sale of shares of Company Common Stock in connection with the exercise or settlement (as applicable) of the Company Equity Awards or Company Warrants outstanding as of the date hereof in accordance with their terms as in effect on the date hereof;

(e) directly or indirectly acquire, repurchase or redeem any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any securities, except for (A) repurchases, withholdings, or cancellations of Company Securities pursuant to the terms and conditions of the Company Equity Awards outstanding as of the date hereof in accordance with their terms as in effect on the date hereof; or (B) transactions between the Company and any of its wholly-owned Subsidiaries;

(f) (A) adjust, split, combine, recapitalize or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (B) make, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company, or one of the Company’s other wholly owned Subsidiaries; (C) pledge or encumber any shares of its capital stock or other equity or voting interest (except for Permitted Liens); or (D) modify the terms of any shares of its capital stock or other equity or voting interest;

(g) (A) incur or assume any Indebtedness (including any long-term or short-term debt) or issue any debt securities, except (1) for trade payables incurred in the ordinary course of business; (2) Indebtedness under the revolving credit facility of the Company Credit Agreement as in effect as of the date hereof, provided that (x) the aggregate amount outstanding under such revolving credit facility at any time shall not exceed $110,000,000 without prior approval of the Company Board and (y) the aggregate amount outstanding under such revolving credit facility at any time shall not exceed $250,000,000; (3) the incurrence of (or establishment of commitments with respect to) Indebtedness in an aggregate amount not to exceed $1,000,000; and (4) intercompany loans or advances between or among the Company Group; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of the Company Group or (C) amend, modify or supplement the Company Credit Agreement or any other Indebtedness in a manner that either (1) is materially adverse to Buyer Parties or (2) adds any prepayment or redemption penalty or premium or that materially increases the prepayment or redemption penalty or premium payable under such Indebtedness;

(h) mortgage or pledge any of its and its Subsidiaries’ assets, tangible or intangible, or create or incur any Lien thereupon (other than Permitted Liens);

(i) make any loans, advances or capital contributions to, or investments in, any other Person, except for (1) advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business and in compliance in all material respects with the Company Group’s policies related thereto; and (2) loans, advances or other extensions of credit or capital contributions to, or investments in, the Company or any direct or indirect wholly-owned Subsidiaries of the Company;

(j) (A) acquire, lease, license, sell, abandon, permit to lapse, transfer, assign, guarantee, or exchange any Company Intellectual Property other than (x) non-exclusive licenses of Company Intellectual Property granted in the ordinary course of business to customers or vendors or (y) non-exclusive licenses where the grant of rights to use any Company Intellectual Property are incidental, and not material to, any performance under the applicable agreement; or (B) disclose any trade secrets included in the Company Intellectual Property to any third Person, other than pursuant to a commercially appropriate non-disclosure or confidentiality agreement or other contractual, fiduciary or legal obligations of confidentiality;

(k) lease, license, sell, abandon, transfer, assign, guarantee or exchange any of the Company Group’s assets in excess of $500,000 other than the sale, acquisition, lease or non-exclusive licensing of Company Products in the ordinary course of business;

(l) (A) enter into, adopt, amend (including accelerating the vesting, payment or funding), modify or terminate any Employee Plan or other plan, program, agreement or arrangement that would constitute an Employee Plan if in effect on the date hereof; (B) increase the compensation of any director, officer, employee, individual consultant, former employee, individual independent contractor, or other individual service provider of the Company Group, pay or commit to pay any special bonus or special remuneration to any director, officer, employee, individual consultant, former employee, individual independent contractor, or other individual service provider of the Company Group, or pay or provide any compensation or benefit (including any pension, retirement allowance or forgiveness of indebtedness) not required by (or accelerate the time of payment or vesting of any payment or benefit becoming due under) any Employee Plan as in effect as of the date hereof, except in the case of each of clauses (A) and (B), (1) as may be required by applicable Law or the terms of the applicable Employee Plan in effect as of the date hereof or (2) annual merit increases in base salary or wages in the ordinary course of business made to non-executive employees or service providers whose annual salary (or, in the case of non-employee service providers, equivalent compensation) is less than $250,000; (C) grant any new equity-based or other long-term incentive awards, amend or modify the terms of any outstanding Company Equity Awards or other long-term incentive awards, or pay any incentive or performance-based compensation or benefits at a level greater than the level earned based on actual performance through the end of the applicable performance period in accordance with the applicable plan; (D) enter into any change in control, severance or similar agreement or any retention or similar agreement with any officer, employee, director, individual independent contractor, or other individual service provider of the Company Group, or (E) hire, promote, terminate (other than for “cause”), furlough or temporarily lay off any officer, employee, director, individual independent contractor, or other individual service provider of the Company Group with an annual base salary or wages (or, in the case of non-employee service providers, equivalent compensation) of greater than $250,000;

(m) settle, release, waive or compromise any existing or pending or threatened Legal Proceeding or other claim, except for the settlement of any Legal Proceedings or other claim (A) in which the Company is the plaintiff or complainant wherein it solely alleges that monetary consideration is owed to the Company and for which no member of the Company Group is subject to any counterclaims; (B) that is for solely monetary payments of, net of insurance recovery, no more than $250,000 individually and $1,000,000 in the aggregate, and that does not involve any admission of wrongdoing or liability, does not impose any restriction on the business of the Company or any of its Subsidiaries, does not relate to any litigation by the Company’s stockholders in connection with this Agreement, the Merger or the transactions contemplated thereby or (C) settled in compliance with Section 6.13;

(n) except as required by applicable Law or GAAP, (A) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (B) make any material change in any of its accounting principles or practices

(o) except as required by applicable Law or GAAP , (A) amend any material Tax Return, (B) change or revoke (or make other than in the ordinary course of business) any material Tax election, (C) change any material method of Tax accounting, (D) settle or compromise any material Tax liability, (E) surrender any claim for a refund of material Taxes, (F) agree to any extension or waiver of a statute of limitations applicable to any material Tax claim or assessment (other than pursuant to automatic extensions to file Tax Returns) or (G) make any material change in accounting methods, principles or practices;

(p) incur or commit to incur any capital expenditure(s) other than consistent with the capital expenditure budget set forth in Section 5.2(p) of the Company Disclosure Letter;

(q) enter into, modify or amend in a manner that is adverse in any respect to the Company Group or terminate (or accelerate, release, settle, compromise or waive any material right under) any Material Contract (or any Contract that would have been a Material Contract if such Contract was in existence as of the date hereof), except in the ordinary course of business; provided, however, that no Material Contract with any of the Specified Customers or Specified Material Contract (or any Contract that would have been a Material Contract with any of the Specified Material Customers or a Specified Material Contract if such Contract was in existence as of the date hereof) shall be (i) modified or amended in a manner that is adverse in any material respect to the Company Group, or (ii) terminated;

(r) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

(s) engage in any transaction with, or enter into or renew any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(t) effectuate or announce any closing, employee layoff, furlough, reduction to terms and conditions of employment or other event affecting in whole or in part any site of employment, facility, operating unit or employee that would result in liability of the Company Group or notice obligations, in each case under WARN;

(u) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business;

(v) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material portion thereof or material equity interest therein or enter into any Contract that provides for the formation of a joint venture entity, limited liability company, legal partnership or similar entity with any third Person or make any investment in any Person, other than an investment in any wholly-owned Subsidiary of the Company;

(w) (A) enter into, negotiate, modify or terminate any Collective Bargaining Agreement or agreement or arrangement to form a Union or other Contract with any Union; or (B) recognize or certify any Union, or group of employees, as the bargaining representative for any employees of the Company Group;

(x) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(y) (i) amend any Permits in any material respect (other than amendments in the ordinary course of business in a manner not adverse to the Company or its Subsidiaries), (ii) terminate, fail to diligently pursue any application for or allow to lapse, any material Permits, or (iii) take any action, or fail to take any action, that would reasonably be expected to result in the material loss, expiration, termination or surrender of, or would reasonably be expected to result in the loss of any material benefit under, or be reasonably expected to cause any Governmental Authority to institute proceedings for the suspension, revocation or limitation of, any material Permits;

(z) enter into, extend, amend or terminate any material interest rate, currency, equity, commodity or other swaps, hedges, derivatives, forward sales contracts or other similar financial instruments;

(aa) enter into any new line of business or wind down any existing line of business; or

(bb) enter into, authorize any of, adopt any resolutions in support of or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 5.2.

5.3. No Solicitation.

(a) No Solicitation or Negotiation. Except as expressly permitted by this Section 5.3, during the Pre-Closing Period, the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making, submission or announcement of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions, communications or negotiations with any Person regarding, or relating to, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal; (iii) (A) knowingly encourage, knowingly facilitate or knowingly assist, provide any non-public information concerning the Company or any of its Subsidiaries to any Person, or (B) afford access to the business, assets, properties, books or records, other information or employees or other Representatives of the Company or any of its Subsidiaries (x) in connection with, or with the intent to induce, or (y) that would reasonably be expected to lead to, the making, submission or announcement of any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal, except, in the case of this clause (iii)(B)(y), for the provision of information to any director on the Company Board in his or her capacity as such so long as such director has not indicated that he or she intends to use such information in connection with any such Acquisition Proposal, inquiry, proposal or offer; provided that this clause (iii)(B)(y) shall not restrict or prohibit the Company from complying with (and solely to the extent required by) Section 2.5 of the CoyCo IRA or Section 2.5 of the TCP-ASC IRA so long as the Company (I) advises Parent promptly (and in any event within twenty-four (24) hours) of the receipt of any request pursuant to Section 2.5 of the CoyCo IRA, (II) concurrently provides Parent with any information, books or records provided by the Company in response to such request and (III) invites Parent to participate in any discussions in response to such request; (iv) approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; or (v) resolve or agree to do any of the foregoing. The Company shall, and the Company shall cause its Subsidiaries and its and their Representatives to, (1) immediately cease and cause to be terminated any discussions and negotiations with any Person (other than the Buyer Parties and their Representatives) that would be prohibited by this Section 5.3 or that would reasonably be expected to lead to an Acquisition Proposal and cease providing any information to any such Person or its Representatives, (2) with respect to any Person with whom such discussions or negotiations have been terminated, promptly following the date hereof (and in any event within two (2) Business Days hereof) request that such Person and its Representatives return or destroy, in accordance with the terms of the applicable confidentiality agreement, any information furnished by or on behalf of the Company and shall take all necessary action to secure its rights and ensure the performance of any such Person’s obligations under any applicable confidentiality agreement and (3) promptly (and in any event within two (2) Business Days hereof) terminate all access granted to any Person and its Representatives to any physical or electronic data rooms (or other diligence access) relating to a possible Acquisition Proposal by such Person and its Representatives. From the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, any provision of any standstill or confidentiality agreement; provided, that, prior to, but not after, the time the Requisite Stockholder Approval is obtained, if, in response to an unsolicited request to waive any standstill or similar provision, the Company Board (upon the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties pursuant to applicable Law, the Company may waive any such standstill or similar provision solely to the extent necessary to permit such Person to make an Acquisition Proposal to the Company Board or Special Committee and communicate such waiver; provided, however, that the Company shall advise Parent promptly (and in any event within twenty-four (24) hours) following taking such action.

(b) Superior Proposals. Notwithstanding anything to contrary set forth in this Section 5.3 (but subject to the provisos in this Section 5.3(b)), prior to the Company’s receipt of the Requisite Stockholder Approval, in response to an unsolicited bona fide written Acquisition Proposal received after the date of this Agreement, the Company (acting on the recommendation of the Special Committee) may, or may authorize its Representatives to, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made or delivered to the Company such an Acquisition Proposal after the date of this Agreement, and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such Person); provided, however, that the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal, and the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by this Section 5.3(b) would be inconsistent with its fiduciary duties pursuant to applicable Law; and provided, further, however, that the Company will promptly (and in any event within twenty-four (24) hours of provision of such information to such Person or its Representative) make available to Parent any non-public information concerning the Company or any of its Subsidiaries that it has provided to any such Person or its Representatives that was not previously made available to Parent.

(c) No Change in Company Board Recommendation, No Change in Special Committee Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(d), after the date of this Agreement, the Company Board (including the Special Committee) shall not:

(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Special Committee Recommendation or the Company Board Recommendation in a manner adverse to the Buyer Parties; (B) authorize, adopt, approve, endorse, recommend or otherwise publicly declare advisable (or publicly propose to authorize, adopt, approve, endorse, recommend or otherwise declare advisable) any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (C) fail to publicly reaffirm the Special Committee Recommendation or the Company Board Recommendation within five (5) Business Days after Parent so requests in writing (and if the Company Stockholders Meeting is scheduled to be held within five (5) Business Days, then reasonably promptly after announcement or disclosure of any Acquisition Proposal (or material modification thereof) if announced or disclosed on or after the fifth (5th) Business Day prior to the date of the Company Stockholders Meeting) (it being understood that the Company will have no obligation to make such reaffirmation on more than one occasion in respect of each Acquisition Proposal and each material modification thereof (which shall include any amendment to the financial terms thereof); (D) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer prior to ten (10) Business Days after commencement thereof (and if the Company Stockholders Meeting is scheduled to be held within ten (10) Business Days, then reasonably promptly after commencement of such tender or exchange offer (or material modification thereof), other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof including the Special Committee) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (E) fail to include the Special Committee Recommendation or the Company Board Recommendation in the Proxy Statement or (F) publicly propose or agree to any of the foregoing (any action described in clauses (A) through (F), a “Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) the determination by the Special Committee that an Acquisition Proposal constitutes a Superior Proposal (so long as such determination is not publicly disclosed) or (2) the delivery by the Company to Parent of any notice contemplated by Section 5.3(d) will constitute a Recommendation Change; or

(ii) cause or permit the Company Group to enter into a letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Proposal, other than an Acceptable Confidentiality Agreement entered into in compliance with Section 5.3(b) (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Proposal, an “Alternative Acquisition Agreement”), or propose, recommend, declare advisable or agree, in each case, publicly, to any of the foregoing.

(d) Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in Section 5.3(c), following receipt of a written bona fide Acquisition Proposal by the Company after the date of this Agreement that the Special Committee determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, (x) either or both of the Company Board (acting on the recommendation of the Special Committee) with respect to the Company Board Recommendation and/or the Special Committee with respect to the Special Committee Recommendation may, at any time prior to the time the Requisite Stockholder Approval is obtained, make a Recommendation Change with respect to such Superior Proposal or (y) the Company Board (acting on the recommendation of the Special Committee) and the Special Committee, if both take such action, may (if the receipt of such Superior Proposal did not result from a breach in any material respect of this Section 5.3) terminate this Agreement in accordance with Section 8.1(h) in order to enter into the Alternative Acquisition Agreement with respect to such Superior Proposal substantially concurrently with the termination of this Agreement in accordance with Section 5.3(d)(ii), if all of the following conditions are met:

(i) the Company shall have (A) provided to Parent five (5) Business Days’ prior written notice, which shall state expressly (1) that the Company has received a written Acquisition Proposal that constitutes a Superior Proposal, (2) the material terms and conditions of the Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Acquisition Proposal) and shall have contemporaneously provided an unredacted copy of the Alternative Acquisition Agreement and all other documents (other than immaterial documents) related to the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any material amendment to any other term or condition of such Superior Proposal shall require a new notice and an additional three (3) Business Day period) and (3) that, subject to clause (ii) below, (x) the Special Committee or the Company Board (acting on the recommendation of the Special Committee) has determined to make a Recommendation Change or (y) both the Company Board (acting on the recommendation of the Special Committee)

and the Special Committee shall have determined to terminate this Agreement in accordance with Section 8.1(h) in order to enter into the Alternative Acquisition Agreement, as applicable and (B) prior to making such a Recommendation Change or terminating this Agreement in accordance with Section 8.1(h), as applicable, (x) engaged during the five (5) Business Days following such written notice in good faith with Parent (to the extent Parent wishes to engage) during such notice period, to consider any adjustments proposed in writing by Parent to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Guarantee such that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal; and (y) taken into account any adjustments to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Guarantee proposed by Parent and other information provided by Parent during such notice period; and

(ii) (x) if either or both of the Special Committee, with respect to a Recommendation Change by the Special Committee, and/or the Company Board (acting on the recommendation of the Special Committee), with respect to a Recommendation Change by the Company Board, or (y) in the case of a termination of this Agreement in accordance with Section 8.1(h), both the Special Committee and the Company Board (acting on the recommendation of the Special Committee) shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms proposed in writing by Parent, such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such Recommendation Change or to so terminate this Agreement in accordance with Section 8.1(h), as applicable, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor any of its Subsidiaries shall enter into an Alternative Acquisition Agreement before this Agreement has been validly terminated in accordance with its terms.

(e) Intervening Event. Notwithstanding anything to the contrary set forth in Section 5.3(d), upon the occurrence of any Intervening Event, the Company Board (acting on the recommendation of the Special Committee) with respect to the Company Board Recommendation or the Special Committee with respect to the Special Committee Recommendation may, at any time prior to the time the Requisite Stockholder Approval is obtained, make a Recommendation Change with respect to such Intervening Event, if all of the following conditions are met:

(i) the Company shall have (A) provided to Parent five (5) Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Intervening Event and the rationale for the Recommendation Change and (2) state expressly that, subject to clause (ii) below, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee has determined to make a Recommendation Change and (B) prior to making such a Recommendation Change, engage in good faith with Parent (to the extent Parent wishes to engage) during such five (5) Business Day notice period to consider any adjustments proposed in writing by Parent to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Guarantee such that the failure of the Company Board or the Special Committee to make a Recommendation Change in response to the Intervening Event in accordance with clause (ii) below would no longer reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided that each time a material change in the Intervening Event occurs, the Company shall notify Parent of such modification and comply with the requirements of this Section 5.3(e), provided that the time period set forth in this Section 5.3(e)(i) shall be for three (3) Business Days from the day of such notification; and

(ii) the Company Board (acting on the recommendation of the Special Committee), with respect to a Recommendation Change by the Company Board, or the Special Committee, with respect to a Recommendation Change by the Special Committee, shall have determined in good faith, after consultation with its outside legal counsel, that in light of such Intervening Event and taking into account any revised terms proposed in writing by Parent, the failure to make such Recommendation Change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(f) Notice. During the Pre-Closing Period, the Company will promptly (and, in any event, within twenty-four (24) hours from the receipt thereof) notify Parent in writing if any inquiries, offers or proposals that constitute or would reasonably be expected to lead to an Acquisition Proposal (or any material revisions to the terms or conditions of such Acquisition Proposal) are received by the Company Group or any of its Representatives or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company Group or any of its Representatives with respect to an Acquisition Proposal. Such notice must include (i) the identity of the Person or “group” of Persons making such offers or proposals (unless, in each case, such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person that is in effect on the date of this Agreement); and (ii) a summary of the material terms and conditions of such offers or proposals (including providing copies of any written materials delivered by such Person setting forth terms or conditions of such offers or proposals). Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status (and supplementally provide the terms) of any such offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations (including delivery to Parent within twenty-four (24) hours of copies of all material communications delivered by or on behalf of such Person in connection with such proposal or offer). The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement or other Contract subsequent to the date hereof that prohibits compliance with this Section 5.3(f).

(g) Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or the Special Committee) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof including the Special Committee) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iv) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company Group) that the Company Board (or the Special Committee) has determined to make in good faith in order to comply with applicable Law, regulation or stock exchange rule or listing agreement or applicable Contract, it being understood that any such statement or disclosure made by the Company Board (or the Special Committee) pursuant to this Section 5.3(g) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or the Special Committee) and the rights of Parent under this Section 5.3, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or the Special Committee) to effect a Recommendation Change other than in accordance with Section 5.3(d). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or the Special Committee), to the extent required by law, that solely describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, and the material terms of such Acquisition Proposal will not, in and of itself, be deemed to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (C) a Recommendation Change, in each case, so long as the Company Board (or a committee thereof, including the Special Committee), expressly reaffirms the Special Committee Recommendation and the Company Board Recommendation in such public statement.

(h) Breach by Representatives. The Company agrees that any breach of this Section 5.3 by any director, officer or other Representative of the Company Group (other than an employee of the Company Group who is not an officer of the Company or its Subsidiaries and who was not involved in the negotiation of this Agreement and is not acting at the direction of the Company Group in connection with any action that constitutes a breach of this Section 5.3) will be deemed to be a breach of this Section 5.3 by the Company. The Company will not authorize, direct or knowingly permit any consultant or employee of the Company Group to breach this Section 5.3, and upon becoming aware of any breach or threatened breach of this Section 5.3 by a consultant or employee of the Company Group, shall use its reasonable best efforts to stop such breach or threatened breach.

ARTICLE VI

ADDITIONAL COVENANTS

6.1. Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Buyer Parties, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case, as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable and in no event later than the Termination Date, the Merger, including by:

(i) subject to Section 6.2 with respect to Antitrust Laws, (1) obtaining all Consents from Governmental Authorities; and (2) making all registrations, declarations and filings with Governmental Authorities, in each case, that are necessary or advisable to consummate the Merger;

(ii) obtaining all Consents and delivering all notifications pursuant to any Material Contracts in connection with this Agreement and the consummation of the Merger as may be requested by Parent in writing no later than ten (10) Business Days prior to the Closing, so as to maintain and preserve the benefits to the Surviving Corporation and its Subsidiaries of such Material Contracts as of and following the consummation of the Merger; and

(iii) executing and delivering any Contracts and other instruments that are reasonably necessary to consummate the Merger.

(b) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, no member of the Company Group will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), the provision of additional security (including a Guarantee), or otherwise make any accommodation, commitment or incur any liability or obligation to any third party, in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

6.2. Filings.

(a) Filings Under Antitrust Laws. As soon as reasonably practicable following the date hereof, and in no event no later than ten (10) Business Days thereafter (or at such later date as may be mutually agreed between the Company and Parent), the Company and Parent each shall file (or shall cause to be filed) (x) with the FTC and the DOJ Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act and (y) with the Governmental Authorities set forth on Section 7.1(b) of the Company Disclosure Letter the appropriate notifications and clearance applications as required by the Antitrust Laws of such jurisdictions relating to the transactions contemplated herein. The Company and the Buyer Parties each shall (i) promptly supply (or cause to be supplied) the other Parties with any information which may be required in order to effectuate such filings, (ii) promptly supply (or cause to be supplied) any additional information, documentation, or other material or testimony which reasonably may be required by such Governmental Authorities under Antitrust Laws, and (iii) coordinate with the other Parties in making any such filings or information submissions pursuant to and in connection with the foregoing that may be necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

(b) Cooperation. Without limiting the generality of anything contained in this Section 6.2, and subject to any limitations under applicable Laws, each Party shall use reasonable best efforts to keep the other Parties reasonably apprised of the status of matters relating to the transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required Consents of, or any exemptions by, any Governmental Authority. Each Party shall promptly (i) consult with the other Parties and provide any information and assistance as the other Parties may reasonably request with respect to (and, in the case of correspondence, provide the other Parties (or their counsel) with copies of) all notices, submissions or filings made by or on behalf of such Party to any Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, that such material may be redacted as necessary to (A) comply with contractual arrangements, (B) address legal privilege or confidentiality concerns, or (C) comply with applicable Law, (ii) inform the other Parties of any material communication from or to any Governmental Authority regarding the transactions contemplated by this Agreement, and (iii) permit the other Parties to review and discuss in advance, and consider in good faith the views of the other Parties in connection with, any proposed communication or submission to any such Governmental Authority; provided, however, that no Party shall participate in any meeting or material communication with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it provides the other Party reasonable advance notice thereof and, to the extent not prohibited by such Governmental Authority, gives the other Party an opportunity to attend and participate therein. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.2 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. No Party shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, or pull and refile under the HSR Act, without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Efforts. Upon the terms and conditions set forth herein, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things, necessary, proper or advisable to make effective as promptly as reasonably practicable, but in no event later than the Termination Date, the transactions contemplated by this Agreement in accordance with the terms hereof. In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Merger pursuant to the HSR Act or other applicable Antitrust Laws, each of Parent and Merger Sub shall offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (i) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses of the Company and its Subsidiaries and (ii) any other restrictions on the activities of the Company and its Subsidiaries; provided, however, that, notwithstanding anything in this Agreement to the contrary, neither Parent nor Merger Sub shall have an obligation to offer, negotiate, commit to or effect any actions contemplated by clause (i) or (ii) of this Section 6.2(c), if such action, individually or in the aggregate, would have a material adverse effect on the business of the Company and its Subsidiaries, taken as a whole; provided further, that none of any TA Person, CD&R Person, Parent or Merger Sub shall have an obligation to take any action or agree to any restriction other than with respect to the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses of Parent, the Company and its Subsidiaries.

(d) Limitation on Other Transactions. During the Pre-Closing Period, unless the Company otherwise consents in writing, Parent and its Affiliates will not acquire or agree to acquire by merging or consolidating with, by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of, such transaction would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger or the transactions contemplated hereby, including by (i) imposing any material delay in the obtaining of, or materially increasing the risk of not obtaining, any consent of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period; (ii) materially increasing the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger; or (iii) materially increasing the risk of not being able to remove any such order on appeal or otherwise.

(e) Notwithstanding anything to the contrary contained in this Agreement, Parent shall, subject to Section 6.2(b), be entitled to direct the defense of this Agreement and the Merger before any Governmental Authority and to control and lead the strategy, and all communications and negotiations with, Governmental Authorities regarding (i) the expiration or termination of any applicable waiting period under the HSR Act or (ii) obtaining any Consent from any Governmental Authority, in each case as it relates to the Merger.

6.3. Proxy Statement; Schedule 13e-3 and Other Required SEC Filings.

(a) Proxy Statement and Schedule 13e-3. As promptly as reasonably practicable (but in no event later than thirty (30) days) following the date hereof, the Company will prepare and file with the SEC a preliminary proxy statement on Schedule 14A (such proxy statement, as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting and the Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable. The Company must include the Special Committee Recommendation and the Company Board Recommendation (unless there has been a Recommendation Change in accordance with Section 5.3(d)) and the Fairness Opinions in the Proxy Statement. The Company and Parent shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13e-3 (such transaction statement, as amended or supplemented, the “Schedule 13e-3”) relating to the transactions contemplated by this Agreement. The Company and Parent shall (i) provide each other with a reasonable opportunity to review drafts of the Schedule 13e-3 and Proxy Statement prior to filing the Schedule 13e-3 and Proxy Statement with the SEC and (ii) consider in good faith all comments thereto reasonably and promptly proposed by the other Party, its counsel and its Affiliates.

(b) Other Required Company Filing.

(i) If the Company determines that it is required to file any document other than the Proxy Statement and the Schedule 13e-3 with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will promptly prepare and file such Other Required Company Filing with the SEC. The Company will cause, and will cause its Affiliates to cause, the Proxy Statement, the Schedule 13e-3 (as to the Company) and any Other Required Company Filing to comply in all material respects with the applicable requirements of the Securities Act, Exchange Act and the rules of the SEC and Nasdaq. The Company will not file, amend or supplement the Proxy Statement or any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes promptly suggested thereto by Parent or its counsel. The Company will promptly provide Parent with copies of all such filings, amendments or supplements to the extent not readily publicly available.

(ii) On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement, the Schedule 13e-3 nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by the Buyer Parties or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13e-3 or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filings will not, at the time that such Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) Other Required Parent Filing. If Parent determines that any Buyer Party (or any of their respective Affiliates, if applicable) is required to file any document with the SEC other than the Schedule 13e-3, any filing required by Section 16 of the Exchange Act, any Schedule 13D or any amendment thereto in connection with the Merger or the Company Stockholder Meeting pursuant to applicable Law (an “Other Required Parent Filing”), then the Buyer Parties will, and will cause their respective Affiliates to, promptly prepare and file such Other Required Parent Filing with the SEC. The Buyer Parties will cause, and will cause their respective Affiliates to cause, the Schedule 13e-3 (as to the Buyer Parties) and any Other Required Parent Filing to comply in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither the Buyer Parties nor any of their respective Affiliates will file, amend or supplement any Other Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to all reasonable additions, deletions or changes promptly suggested thereto by the Company or its counsel. Parent will promptly provide the Company with copies of all such filings, amendments or supplements to the extent not readily publicly available. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, none of the Schedule 13e-3 (solely with respect to any information supplied by the Buyer Parties or any of their Affiliates for inclusion or incorporation by reference in the Schedule 13e-3) or any Other Required Parent Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Buyer Parties with respect to any information supplied by the Company for inclusion or incorporation by reference in the Schedule 13e-3 or any Other Required Parent Filing. The information supplied by the Buyer Parties and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13e-3 or any Other Required Company Filing will not, at the time that the Proxy Statement, the Schedule 13e-3 or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Furnishing Information. Each of the Company, on the one hand, and the Buyer Parties, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement, the Schedule 13e-3 and any Other Required Company Filing or any Other Required Parent Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, the Buyer Parties or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, the Schedule 13e-3 or any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Stockholders.

(e) Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, the Schedule 13e-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such written communication (including the Proxy Statement or the Schedule 13e-3, as applicable), and each Party will give due consideration to all reasonable additions, deletions or changes promptly suggested thereto by the other Parties or their respective counsel.

(f) Notices. The Company, on the one hand, and Parent, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement, the Schedule 13e-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement, the Schedule 13e-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith and shall supply the other with copies of all correspondence between it or any of its Affiliates, on the one hand, and the SEC or its staff on the other hand, with respect to the Proxy Statement, the Schedule 13e-3, any Other Required Company Filing or any Other Required Parent Filing.

(g) Dissemination of Proxy Statement and Schedule 13e-3. Subject to applicable Law, the Company will use its reasonable best efforts to cause the definitive Proxy Statement and Schedule 13e-3 to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, each of the Proxy Statement and the Schedule 13e-3.

6.4. Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. Subject to the provisions of this Agreement, the Company will, in coordination with Parent, as promptly as reasonably practicable in accordance with applicable Law, the Charter and the Bylaws, establish a record date for (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)) and, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) to consider and vote upon the adoption of this Agreement. As promptly as practicable after the date of this Agreement, the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act assuming that, for such purposes only, the record date of the Company Stockholder Meeting will be twenty (20) Business Days after the date the broker search is conducted. Unless there has been a Recommendation Change in accordance with Section 5.3(d), the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval. Without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting. The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following dissemination of the definitive Proxy Statement.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding Section 6.4(a), the Company may postpone or adjourn the Company Stockholder Meeting, on no more than two occasions without the consent of the Parent, for a period of up to ten (10) Business Days (and shall postpone or adjourn the Company Stockholder Meeting at the request of Parent, on no more than two occasions, for a period of time requested by Parent not to exceed ten (10) Business Days, other than in the event of the following clause (iv)) if (i) there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting or to obtain the Requisite Stockholder Approval, (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, Order or a request from the SEC or its staff; (iii) the Special Committee has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law to postpone or adjourn the Company Stockholder Meeting in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to Company Stockholders or otherwise made available to the Company Stockholders by filing materials with the SEC or (iv) with the prior consent of Parent (not to be unreasonably withheld, conditioned or delayed), in each case in accordance with the terms of this Agreement. Unless this Agreement is validly terminated prior to the Company Stockholder Meeting in accordance with Section 8.1, the Company will submit this Agreement to the Company Stockholders at the Company Stockholder Meeting for the purpose of obtaining the Requisite Stockholder Approval even if the Company Board, upon the recommendation of the Special Committee, or the Special Committee has effected a Recommendation Change; provided, however, that if the public announcement of a Recommendation Change or the delivery of notice by the Company to Parent pursuant to Section 5.3(f) occurs less than 10 Business Days prior to the Company Stockholder Meeting, this Section 6.4 shall not prohibit the Company from postponing the Company Stockholder Meeting to a date not more than 10 Business Days after the later of such event.

6.5. Financing.

(a) Each of the Buyer Parties shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing at or prior to the Closing on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (i) maintain in full force and effect the Commitment Letters, (ii) negotiate, enter into and deliver the definitive agreements with respect to the Debt Financing to be entered into at or prior to the Closing (the “Definitive Financing Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letters (taking into account any “flex” provisions included in the Fee Letter), (iii) satisfy at or prior to Closing all conditions and covenants to the funding of the Financing in the Commitment Letters and the Definitive Financing Agreements applicable to the Buyer Parties and their respective Affiliates, (iv) assuming that all conditions set forth in the Commitment Letters have been satisfied, borrow on or prior to the Closing Date an amount necessary to consummate the transactions contemplated hereby on the Closing Date or (v) enforce all of its rights under the Commitment Letters and Definitive Financing Agreements including seeking specific performance of the parties thereunder. The Buyer Parties shall not, without the prior written consent of the Company, permit any amendment, supplement or modification to, or any waiver of any provision or remedy under, restate, substitute or replace, the Commitment Letters if such amendment, supplement, modification, waiver, restatement, substitution or replacement (1) would add new (or expand, amend or modify any existing) conditions to the receipt of the Financing, (2) reduces (or would reasonably be expected to have the effect of reducing) the aggregate amount of the Financing below the Required Amount, (3) would otherwise reasonably be expected to prevent, impede, impair or delay the consummation of the transactions contemplated hereby or (4) would adversely impact the ability of any of the Buyer Parties to enforce their rights against the other parties to the Commitment Letters or the Definitive Financing Agreements; provided, that the Buyer Parties may amend the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letters as of the date of this Agreement. As promptly as practicable following execution thereof, the Buyer Parties shall furnish to the Company a correct and executed copy of any amendment, restatement, replacement, supplement, modification, waiver or consent of or relating to the Debt Commitment Letter and the Fee Letters and any other fee letters entered into in connection with the Debt Financing. Upon any such permitted amendment, supplement, modification, waiver or replacement of the Debt Commitment Letters in accordance with this Section 6.4(b), the terms “Debt Commitment Letters,” “Fee Letters” and “Debt Financing” shall refer to the Debt Commitment Letters as so amended, supplemented, modified, waived or replaced and the financing contemplated thereby.

(b) In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, the Buyer Parties will (i) use their respective reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative debt financing (as applicable, in an amount sufficient to consummate the transactions contemplated hereby) from the same or other sources and on terms and conditions (taking into account any “flex” provisions included in the Fee Letter) in an amount sufficient for satisfaction of all of the Buyer Parties’ payment obligations under this Agreement due on or prior to the Closing or are not materially less favorable to the Buyer Parties (as determined by Parent in its sole discretion) than such unavailable Debt Financing (the “Alternative Financing”), with it being understood and agreed that if the Buyer Parties proceed with any Alternative Financing, the Buyer Parties shall be subject to the same obligations with respect to such Alternative Financing as set forth in this Agreement with respect to the Debt Financing, and (ii) promptly notify the Company of such unavailability. For the purposes of this Agreement, (i) the term “Debt Financing” shall be deemed to include the Debt Financing and any such Alternative Financing, (ii) the term “Debt Commitment Letters” and the “Fee Letter” shall include the Debt Commitment Letter and any Fee Letter, as applicable, shall be deemed to include any commitment letter (or similar agreement) and any fee letter, respectively, with respect to any Alternative Financing arranged in compliance herewith (and any Debt Commitment Letters or Fee Letters remaining in effect at the time in question) and (iii) the “Definitive Financing Agreements” shall include the definitive documentation relating to the debt financing contemplated by the Debt Commitment Letter and any such Alternative Financing. Upon the Company’s request, the Buyer Parties shall keep the Company informed, in reasonable detail, of the status of their efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, the Buyer Parties shall provide the Company with prompt written notice of (A) any breach or default (or any event that, with or without notice, passage of time or both, would give rise to any breach or default) by any party to any Commitment Letter or the Definitive Financing Agreements of which the Buyer Parties become aware that would adversely affect the ability or likelihood of the Buyer Parties to timely consummate the transactions contemplated hereby at the Closing, (B) the termination of the Debt Commitment Letter, (C) the occurrence of an event or development that would adversely impact the ability of the Buyer Parties to obtain all or any portion of the Debt Financing or (D) any condition precedent to the Debt Financing that any of the Buyer Parties has any reason to believe will not be satisfied at or prior to the Closing Date. Notwithstanding anything to the contrary herein, no Buyer Party shall have an obligation to disclose any information pursuant to this Agreement that is subject to attorney-client or similar legal privilege.

(c) From the date of this Agreement until the earlier of the Closing Date and the valid termination of this Agreement in accordance with Article VIII, the Company shall use its reasonable best efforts (or, in the case of clause (iv) below, shall), and shall cause its Subsidiaries to, and the Company shall cause its and its Subsidiaries’ Representatives to, at Parent’s sole expense, provide such reasonable cooperation as is customary and reasonably requested by Parent in connection with the arrangement of the Debt Financing (it being understood that, solely for purposes of this Section 6.5(c), the terms “Debt Financing” and “Financing” shall be deemed to include any high yield or other financing incurred in lieu of or in addition to any facility contemplated by the Debt Commitment Letter), including by:

(i) participating (and causing senior management and Representatives, with appropriate seniority and expertise, of the Company Group to participate) in a reasonable number of meetings and presentations with actual or prospective lenders, road shows and due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise reasonably cooperating with the marketing and due diligence efforts for any of the Debt Financing (which, at the Company’s option, may be attended via teleconference or virtual meeting platforms) upon reasonable advance notice, during normal business hours and at reasonable times and locations to be mutually agreed;

(ii) providing reasonable assistance to Parent and the Debt Financing Sources with the timely preparation of customary (A) rating agency presentations, bank information memoranda, confidential information memoranda, lender presentations and similar documents, in each case, solely with respect to information relating to the Company Group, and as required in connection with the Debt Financing and customarily used to arrange transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as the Company; and (B) pro forma financial statements and forecasts of financial statements of the Company Group to the extent required by the Debt Commitment Letter or Securities and Exchange Commission rules and regulations or necessary or reasonably requested by Parent to be included in any marketing materials or offering documents or of the type required by the Debt Commitment Letter, it being understood that the Buyer Parties shall be responsible for (i) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto; (ii) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (iii) any financial information related to Parent or any of its Subsidiaries or any adjustments whether or not directly related to the acquisition of the Company Group;

(iii) to the extent required by the Definitive Financing Agreements, reasonably assisting in connection with facilitating the pledging of collateral, effective no earlier than, and conditioned upon the occurrence of, the Closing;

(iv) furnishing the Buyer Parties and the Debt Financing Sources, as promptly as practicable, with the Required Information that is Compliant;

(v) cooperating with the Buyer Parties to obtain customary and reasonable corporate and facilities ratings, and, solely to the extent required by the Definitive Financing Agreements, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, non-imputation affidavits, surveys and title insurance as reasonably requested by the Debt Financing Sources;

(vi) providing customary documents reasonably requested by Parent relating to the repayment of the Repaid Indebtedness and the release of related guarantees and Liens, including (A) delivering notices of prepayment (or obtaining waivers thereof in the applicable Payoff Letters) within the time periods required by the relevant agreements governing Indebtedness and obtaining the Payoff Letters, Lien terminations and instruments of discharge to be delivered at the Closing, (B) giving any other necessary notices to allow for the payoff, discharge and termination in full at the Closing of all Repaid Indebtedness and (C) any other cooperation reasonably requested by Parent in connection with the repayment or other retirement of any Repaid Indebtedness and the release and termination of any and all related Liens on or prior to the Closing Date;

(vii) to the extent required by the Debt Commitment Letter, providing customary authorization letters with respect to the bank information memoranda (provided that all such authorization letters and materials related thereto (A) shall include or otherwise expressly incorporate language that exculpates the Company Group, its Affiliates and its and their Representatives from any liability in connection with the unauthorized use or misuse by the recipients thereof of all such memoranda and other materials and documents and information set forth therein; and (B) shall have been previously identified to, and provided to the Company and the Company and its Representatives shall have been given reasonable opportunity to review and comment thereon);

(viii) reasonably assisting the Buyer Parties with the preparation, and, subject to the occurrence of Closing, the execution and delivery of any Definitive Financing Agreements by furnishing information relating to the Company Group and their respective businesses to be included in the schedules thereto and customary officer’s certificates (including a customary solvency certificate from the chief financial officer of the Company in the form attached to the Debt Commitment Letter, but solely to the extent such officer remains in such capacity with the Surviving Corporation immediately after the Closing) on terms satisfactory to Parent as may be reasonably required by Parent (provided that no obligation of the Company under any such document or agreement shall be effective until the Closing);

(ix) ensuring that the Debt Financing benefits from existing material lending relationships of the Company Group to the extent practicable and reasonably requested by Parent;

(x) taking all reasonable and customary corporate, limited liability company or similar actions necessary to permit the consummation of the Debt Financing (provided that no obligation of the Company to take such action shall be effective until the Closing);

(xi) promptly (but in no event later than four (4) Business Days prior to the Closing Date) all documentation and other information relating to the Company and its Subsidiaries required by bank regulatory authorities under applicable “know-your-customer”, anti-money laundering rules and regulations, including the PATRIOT Act, reasonably requested by Parent in writing, at least ten (10) days prior to the Closing Date; and

(xii) (A) executing and delivering customary management representation letters to their independent auditors and (B) causing their independent auditors and any other auditor to the extent that financial statements audited or reviewed by such auditors are or would be included in any offering memorandum relating to any such Debt Financing to (x) provide drafts and executed versions of customary auditor comfort letters (including “negative assurance” comfort and change period comfort) with respect to historical financial information relating to the Company Group as reasonably requested by Buyer Parties or as necessary or customary for financings similar to the Debt Financing (including any offering or private placement of debt securities pursuant to Rule 144A) and (y) attend a reasonable number of accounting due diligence sessions and drafting sessions at reasonable times and places.

(d) All non-public or otherwise confidential information regarding the Company, its Subsidiaries and their Affiliates obtained by the Buyer Parties or their Representatives pursuant to this Section 6.5 shall be kept confidential in accordance with the Confidentiality Agreements, including any joinder or other agreement entered into in connection therewith; provided, that notwithstanding the Confidentiality Agreements or any other provision of this Agreement, the Buyer Parties and their respective Affiliates and Representatives shall be permitted to disclose any information provided by, or on behalf of, the Company or its Subsidiaries to any actual or potential debt financing sources, subject to customary confidentiality undertakings by such actual and potential debt financing sources. The Company hereby consents to the use of the logos of the Company and its Subsidiaries in connection with the Debt Financing; provided, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or its Subsidiaries or their reputation or goodwill.

(e) Notwithstanding anything herein to the contrary, (i) none of the Company, its Subsidiaries or their Affiliates or any persons who are directors or managers of the Company, any of its Subsidiaries or any of their Affiliates shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing or to execute, deliver or enter into, or perform any agreement, certificate, arrangement, document or instrument, including any Definitive Financing Agreements, with respect to the Debt Financing that will be effective prior to the Closing (other than any customary authorization letters and management representation letters), (ii) no obligation of the Company, its Subsidiaries or their Affiliates or any of their respective Representatives undertaken pursuant to the foregoing shall be effective until Closing, and (iii) none of the Company, its Subsidiaries or their Affiliates or any of their respective Representatives shall be required to (A) pay (or agree to pay) any commitment or other fee in connection with the Debt Financing or incur any other cost or expense, provide any indemnities or incur any liability or other obligation under the Debt Financing prior to the Closing, (B) take any actions to the extent such actions would unreasonably interfere with the ongoing business or operations of the Company, its Subsidiaries or their Affiliates, (C) take any actions that would conflict with or violate any applicable laws or would result in a contravention, violation or breach of, or default under, any material Contract or material permit to which any member of the Company Group is a party or by which it or its property is bound, (D) provide access to or disclose any information that the Company determines would jeopardize attorney-client privilege, attorney work product protections or other applicable legal privilege or similar protection (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent possible in a manner that does not result in a loss of such privilege or protection), (E) require the Company Group or any of its Affiliates or any of its or their respective Representatives to deliver any legal opinion or reliance letters, (F) create an obligation to prepare or deliver any pro forma financial information, projections or other forward-looking information, or any Regulation S-X compliant financial statements other than the Required Information, G) cause any officers, directors, managers, employees, advisors, accountants, consultants, auditors, agents or other Representatives of the Company Group or any of its Affiliates to incur or take any other action that could reasonably be expected to result in any personal liability, (H) require any member of the Company Group to make any representations, warranties or certifications prior to the Effective Time (other than pursuant to customary authorization letters or management representation letters) or (I) except as expressly set forth in Section 6.5(c)(viii) above, execute any solvency certificates or otherwise make any representations as to solvency.

(f) Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable, documented out-of-pocket costs and expenses incurred by the Company, its Subsidiaries or their respective Representatives in connection with the cooperation required by this this Section 6.5 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them pursuant to this Section 6.5 and any information utilized in connection therewith (other than information provided by the Company or to the extent suffered or incurred as a result of the intentional misrepresentation, gross negligence, bad faith or willful misconduct of the Company, its Affiliates or their respective Representatives or any material breach of this Agreement, in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision).

(g) Each of the Buyer Parties acknowledges and agrees that it is not a condition to the Closing or to any of the other obligations under this Agreement that the Buyer Parties obtain any Financing. Except in the case of a Willful Breach, the Company’s breach of this Section 6.5 will not be asserted as the basis for (A) any conditions set forth in Article VII to consummate the Merger having not been satisfied or (B) the termination of this Agreement pursuant to Section 8.1(e).

6.6. Anti-Takeover Laws. The Company and the Company Board (and the Special Committee and any other committee empowered to take such action, if applicable) will (a) take all actions within their power to ensure that no provision of the Charter, the Bylaws, or any other similar organizational document of the Company or any “anti-takeover”, “control share acquisition,” “fair price” or “business combination” statute or similar statute or regulation is or becomes applicable to this Agreement, any Support Agreement or the Merger and the transactions contemplated hereby and thereby; and (b) if any provision of the Charter, the Bylaws, or any other similar organizational document of the Company or any “anti-takeover”, “control share acquisition,” “fair price” or “business combination” statute or similar statute or regulation becomes applicable to this Agreement, any Support Agreement or the Merger and the transactions contemplated hereby and thereby, take all action within their power to ensure that the Merger and the transactions contemplated by this Agreement and the Support Agreements may be consummated as promptly as practicable on the terms contemplated by hereby and thereby and otherwise to make inapplicable the effect of such statute or regulation on the Merger and such transactions.

6.7. Access. At all times during the Pre-Closing Period, the Company will afford Parent and its Affiliates and its and their respective Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company Group, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company Group to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of the waiver of any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company Group is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets of third Persons; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; provided that, in each case of clauses (a), (b), (c) and (d), the Company and Parent shall use reasonable best efforts to communicate, or make reasonable substitute arrangements, if applicable and as may be mutually agreed, to make available, the applicable information or documents to Parent and its Affiliates and its and their respective Representatives in a manner that would not, as applicable, violate applicable Law, give rise to a material risk of the waiver of any attorney-client privilege, work product doctrine or other privilege, violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, a Contract, or result in the disclosure of any trade secrets of third Persons, including pursuant to customary clean team, joint defense or similar arrangements. Nothing in this Section 6.7 will be construed to require the Company Group or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.7 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company Group or create a risk of damage or destruction to any property or assets of the Company Group. Any access to the properties of the Company Group will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreements will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.7. All requests for access pursuant to this Section 6.7 must be directed to the General Counsel of the Company, or another person designated by the Company.

6.8. Section 16(b) Exemption. Prior to the Effective Time, the Company will take all actions reasonably necessary to cause any dispositions (or deemed dispositions) of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company, and who is or would otherwise be subject to Section 16 of the Exchange Act, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.9. Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company Group pursuant to any indemnification agreements in effect as of the date hereof between a member of the Company Group and any of its current or former directors or officers (and any person who becomes a director or officer of a member of the Company Group prior to the Effective Time) (collectively, the “Indemnified Persons”) for any acts or omissions by such Indemnified Persons or employees occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws, and other similar organizational documents and indemnification or other similar agreements of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents and indemnification or other similar agreements of the Company and its Subsidiaries, as applicable, in effect as of the date hereof, and Parent will cause the Surviving Corporation and its Subsidiaries to perform its obligations thereunder. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any adverse manner to the Indemnified Person except as required by applicable Law.

(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.9(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will

(and Parent will cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless, to the fullest extent permitted by applicable law or pursuant to any indemnification agreements with the Company and any of its Subsidiaries in effect on the date hereof, each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company Group to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (ii) the Merger, as well as any actions taken by the Company or the Buyer Parties with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered any of the Surviving Corporation or any of its Subsidiaries insolvent), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.9(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation, on behalf of itself and its Affiliates, will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto); (B) each Indemnified Person will be entitled to retain his or her own counsel, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; provided that any Indemnified Person to whom fees or expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such Indemnified Person is not entitled to indemnification; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.

(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the Company’s directors’ and officers’ liability insurance in effect on the date hereof (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.9(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof. The Company may purchase a prepaid six-year “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are no less favorable than those of the D&O Insurance so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect.

(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.9.

(e) No Impairment. The obligations set forth in this Section 6.9 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.9(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.9(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.9, with full rights of enforcement as if such person were a Party. Notwithstanding any other provision of this Section 6.9, the rights of the Indemnified Persons (and other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.9(c) (and their heirs and representatives)) pursuant to this Section 6.9 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and the Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company Group; or (iv) applicable Law (whether at law or in equity).

(f) Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.9 will be joint and several.

(g) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company Group for any of its directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.10. Employee Matters.

(a) Existing Arrangements. Notwithstanding the foregoing, nothing will prohibit the Surviving Corporation from in any way amending, modifying or terminating any such Employee Plans in accordance with their terms or if otherwise permitted pursuant to applicable Law.

(b) Employment; Benefits. From and after the Effective Time until the first anniversary of the Effective Time (or, if earlier, the employment termination date of an applicable Continuing Employee), the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) provide each Continuing Employee with (i) the base salary or hourly wages and annual bonus targets that are, in each case, no less than those provided to the Continuing Employee immediately prior to the Effective Time and (ii) group welfare benefit plans (which exclude, for the avoidance of doubt, defined benefit pension, nonqualified deferred compensation, post-employment or retiree health or welfare, change in control, retention or equity-based benefits) to each Continuing Employee that are substantially comparable in the aggregate to those provided to such Continuing Employees immediately prior to the Effective Time. Notwithstanding the foregoing, nothing in this Section 6.10 shall obligate the Surviving Corporation and its Subsidiaries to continue the employment of any Continuing Employee for any specific period.

(c) New Plans. To the extent that a benefit plan is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for service with the Company Group prior to the Effective Time for purposes of eligibility to participate, vesting and for purposes of future vacation accrual, except that (i) such service need not be credited to the extent that it would result in duplication of coverage, benefits, or compensation, (ii) such service shall only be credited to the same extent and for the same purpose as such service was credited under an analogous Employee Plan, and (iii) no service shall be required to be credited under any plan that provides for post-employment or retiree welfare benefits. In addition, and without limiting the generality of the foregoing, the Surviving Corporation shall use reasonable best efforts to ensure that: (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all group welfare benefit plans sponsored by the Surviving Corporation and its Subsidiaries to the extent that coverage pursuant to any such group welfare benefit plans (the “New Plan”) replaces coverage previously provided under a comparable group welfare Employee Plan in which such Continuing Employee participated immediately before the Effective Time; and (ii) during the plan year in which the Closing Date occurs, for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, (x) the Surviving Corporation will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and (y) the Surviving Corporation will cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year ending on the Closing Date to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.10 will not be deemed to (i) guarantee employment for any period of time or any term of condition of employment for, or preclude the ability of Parent, the Surviving Corporation or any of its Subsidiaries to terminate the employment of, any Continuing Employee for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan or other compensation or benefit plan or arrangement, or prevent the establishment amendment, modification or termination by a Buyer Party at any time; (iii) create any third party beneficiary rights in any Person; or (iv) establish, amend or modify any Employee Plan or any other benefit or compensation plan, program, policy, contract, agreement or arrangement.

(e) Employee Communications. The Company shall provide to Parent for Parent’s prior review copies of any broad-based or otherwise material communications with employees of any member of the Company Group regarding the impact of any of the transactions contemplated by the Agreement on such employee’s employment, compensation or benefits, and the Company shall consider in good faith any reasonable comments received from Parent within three (3) Business Days of the Company providing any such communications for Parent’s review.

(f) Notwithstanding anything therein to the contrary, Parent acknowledges and agrees that the Merger will constitute a “Change in Control” (or comparable term, including, for the avoidance of doubt, a “Take Private Change of Control”) for purposes of the Employee Plans.

6.11. Notification of Certain Matters.

(a) Notification by the Company. At all times during the Pre-Closing Period, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of the Buyer Parties to consummate the Merger set forth in Section 7.1 or Section 7.2 to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of the Buyer Parties to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreements apply to any information provided to Parent pursuant to this Section 6.11(a).

(b) Notification by Parent. At all times during the Pre-Closing Period, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by the Buyer Parties in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Buyer Parties to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.1 or Section 7.3 to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Buyer Parties set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreements apply to any information provided to the Company pursuant to this Section 6.11(b).

(c) Impact of Non-Compliance. The Company’s or the Buyer Parties’ failure to comply with this Section 6.11 will not be taken into account for purposes of determining whether any conditions set forth in Article VII to consummate the Merger have been satisfied or whether any termination rights set forth in Article VIII are available.

6.12. Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger of the Company, on the one hand, and the Buyer Parties, on the other hand, will each be reasonably acceptable to the Company and Parent. Thereafter, the Company (other than with respect to the portion of any communication relating to a Recommendation Change), on the one hand, and the Buyer Parties, on the other hand, will use their respective reasonable best efforts to consult with Parent or the Company, respectively, before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger or the transactions contemplated by this Agreement, except that (I) the Company will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable Law, regulation or stock exchange rule or listing agreement; (ii) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by Parent); (iii) solely to the extent related to a Superior Proposal, Intervening Event or Recommendation Change; or (iv) with respect to any actual Legal Proceeding between the Company or any of its Affiliates, on the one hand, and any Buyer Party and any of its Affiliates, on the other hand, and (II) the Buyer Parties will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable Law, regulation or stock exchange rule or listing agreement, (ii) principally directed to any existing or prospective general or limited partners, equity holders, members and investors of any TA Person or CD&R Person so long as such communications are consistent with prior communications previously agreed to by Parent and the Company and do not add additional material information not included in such previous communication, (iii) solely to the extent related to an Acquisition Proposal, Intervening Event or Recommendation Change or (iv) with respect to any actual Legal Proceeding between the Company or any of its Affiliates, on the one hand, and any Buyer Party or any of its Affiliates, on the other hand.

6.13. Transaction Litigation. At all times during the Pre-Closing Period, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to review and propose comments with respect to all filings, pleadings and responses proposed to be filed or submitted by or on behalf of the Company prior to such filing or submission, and the Company shall consider such comments in good faith, (b) give Parent a reasonable opportunity to review in advance all materials proposed to be delivered by or on behalf of the Company in connection with any discovery or document production with respect to such Transaction Litigation, (c) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (d) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.13, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel would not be waived), and Parent may offer comments or suggestions with respect to such Transaction Litigation, which the Company and its counsel shall consider in good faith, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

6.14. Stock Exchange Delisting; Deregistration. The Company shall use its reasonable best efforts to take, or cause to be taken, any actions necessary to permit the shares of Company Common Stock to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as possible following the Effective Time.

6.15. Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.16. Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL.

6.17. No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give the Buyer Parties, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of the Buyer Parties and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over its own business and operations.

6.18. FIRPTA Affidavits. At the Closing, the Company shall deliver a certificate, under penalties of perjury, stating that the Company is not and has not been during the relevant period specified in Section 897(c)(1)(ii) of the Code, a United States real property holding corporation, dated as of the Closing Date, together with a notice to the Internal Revenue Service, and in form and substance required under Treasury Regulation Section 1.897-2(h); provided, however, that the sole remedy for failure to deliver such forms or certificate shall be that Payment Agent, Parent, the Company, the Surviving Corporation, and any Affiliate of Parent that is an applicable withholding agent shall deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock such amounts as are required to be deducted or withheld therefrom pursuant to any Tax Laws.

6.19. Repaid Indebtedness. At the Closing, the Buyer Parties shall, on behalf of the Company Group, pay, or cause to be paid, all amounts specified in the Payoff Letters (as defined below) to fully discharge the then-outstanding balance of all third-party Indebtedness under the Contracts set forth on Section 6.19 of the Company Disclosure Letter (such Indebtedness (other than, in the case of the Indebtedness under the Company Credit Agreement, any obligations which, by their express terms, are to survive the termination of the Company Credit Agreement), the “Repaid Indebtedness”), by wire transfer of immediately available funds to the account(s) designated by the holders (or an agent on behalf of all holders) of such Repaid Indebtedness as set forth in payoff letters with respect to such Repaid Indebtedness, which such letters shall set forth the aggregate amounts required to satisfy in full all such Repaid Indebtedness as of the Closing Date and include (as attachments thereto) customary lien release documents evidencing release and termination of all security interests in respect thereof and indicating that Parent is authorized to file and deliver all such documents and that the holders of such Repaid Indebtedness (or an agent on behalf of all holders) shall make arrangements to return all possessory and original collateral (if any), in each case and to the extent reasonably practicable, on the Closing Date or promptly thereafter (subject to receipt by the holders of such Repaid Indebtedness of the applicable payoff amounts), which payoff letters shall otherwise be in a customary form (collectively, the “Payoff Letters”) and the Company shall use reasonable best efforts to deliver, or cause to be delivered, such Payoff Letters to the Buyer Parties prior to the Closing (with available drafts being delivered in advance as reasonably available to the Company Group). The Buyer Parties shall reasonably cooperate with the Company’s efforts under this Section 6.19.

6.20. Resignation of Company Directors. The Company shall use its commercially reasonable efforts to cause each director of the Company to deliver at or prior to the Closing a written resignation (in a form reasonably acceptable to Parent) to the Company effective at the Effective Time.

6.21. Rollover. During the Pre-Closing Period, for the avoidance of doubt, Parent and its Affiliates (including Holdings) shall be permitted to discuss with any direct or indirect holder of Company Common Stock and/or Company Warrants (including employees of the Company and its Subsidiaries) potential rollover or reinvestment arrangements (and to negotiate the terms of, and enter into definitive arrangements regarding, the same). If Parent and its Affiliates (including Holdings) engage in such discussions, (a) Parent shall keep the Company reasonably informed of the status and material terms thereof, (b) prior to entering into any definitive Rollover Agreement, Parent shall provide the Company with a reasonable opportunity to review and comment on the proposed terms of such agreement (and shall consider any such comments in good faith) and (c) Parent shall not enter into any Rollover Agreements that would reasonably be expected to prevent or materially delay the consummation of the Merger. At the prior written request of Parent delivered no later than the date that is ten (10) Business Days prior to the Closing Date, the Company shall use its reasonable best efforts to take all actions reasonably requested, including providing any notice or other documents requested by the Company’s transfer agent, with the cooperation of Parent, to effectuate no later than immediately prior to the Effective Time (a) the transfer or contribution of shares of Company Common Stock pursuant to any such Rollover Agreement, (b) the exercise, in accordance with its terms, of any Company Warrant held by the TCP-ASC ACHI Series LLLP, Holdings, any Holdings Subsidiary or any Buyer Party and the issuance of shares of Company Common Stock thereon, and (c) the transfer or contribution by TCP-ASC ACHI Series LLLP, Holdings, any Holdings Subsidiary or any Buyer Party of any shares of Company Common Stock or Company Warrants held by such Persons to Holdings, any Holdings Subsidiary or any Buyer Party, the consummation of which transfers, contributions and exercise, in each case of (a), (b) and (c), Parent may elect to have conditional upon the Closing occurring (notwithstanding anything to the contrary contained in any Company Warrant).

ARTICLE VII

CONDITIONS TO THE MERGER

7.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the Buyer Parties and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law and except with respect to Section 7.1(a), which will not be waivable) of each of the following conditions:

(a) Requisite Stockholder Approval. The Company will have received the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b) Antitrust Laws. The waiting periods, if any, applicable to the Merger pursuant to the HSR Act will have expired or otherwise been terminated, and any clearance or affirmative approval applicable to the Merger under the Antitrust Laws of the Governmental Authorities set forth on Section 7.1(b) of the Company Disclosure Letter shall have been obtained and any mandatory waiting period related thereto shall have expired or otherwise been terminated.

(c) No Prohibitive Laws or Injunctions. No temporary Order preventing the consummation of the Merger will be in effect, and no Law or Order will have been enacted, entered, enforced or deemed applicable to the Merger that, in each case, prohibits, makes illegal, or enjoins the consummation of the Merger.

7.2. Conditions to the Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) Other than the representations and warranties addressed in Section 7.2(a)(ii), Section 7.2(a)(iii) and Section 7.2(a)(iv), the representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) The representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, clause (a) of Section 3.5, Section 3.7(b) (other than the second and third sentences thereof), Section 3.7(c) (other than the first and penultimate sentence thereof), Section 3.7(d), and Section 3.25 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date).

(iii) The representations and warranties set forth in Section 3.7(a), the second sentence of Section 3.7(b) and the first and penultimate sentence of Section 3.7(c) shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all but de minimis respects as of such earlier date).

(iv) The representations and warranties set forth in Section 3.12(ii) shall be true and correct in all respects as of the dates set forth therein.

(b) Performance of Obligations of the Company. The Company will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Officer’s Certificate. The Buyer Parties will have received a certificate of the Company, validly executed for and on behalf of the Company and in the name of the Company by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date hereof.

7.3. Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer Parties set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the transactions contemplated hereby or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

(b) Performance of Obligations of the Buyer Parties. The Buyer Parties will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Buyer Parties at or prior to the Closing.

(c) Officer’s Certificate. The Company will have received a certificate of the Buyer Parties, validly executed for and on behalf of the Buyer Parties and in the respective names of the Buyer Parties by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

8.1. Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, at any time prior to the Effective Time if (i) any Order or other legal or regulatory restraint or prohibition imposed by a Governmental Authority of competent jurisdiction preventing the consummation of the Merger will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any Law or Order will have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger, and such Law or Order has become final and non-appealable; except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the issuance of such Law or Order;

(c) by either Parent or the Company, at any time prior to the Effective Time if the Closing has not occurred by 11:59 p.m., Eastern time, on April 30, 2025 (the “Termination Date”), it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure of the Closing to have occurred prior to the Termination Date;

(d) by either Parent or the Company, at any time prior to the Effective Time if the Company Stockholder Meeting, including any adjournment or postponement thereof, at which a vote is taken on the adoption of this Agreement shall have concluded and the Company fails to obtain the Requisite Stockholder Approval, except that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof);

(e) by Parent, if the Company has breached, violated or failed to perform or there is any inaccuracy of or untruth in any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach, violation or failure to perform or inaccuracy or untruth would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b), except that (i) if such breach, violation or failure to perform, or inaccuracy or untruth, is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice thereof, delivered at least twenty (20) days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach, violation or failure to perform, or inaccuracy or untruth, has been cured prior to such termination and (ii) the right to terminate this Agreement pursuant to this Section 8.1(e) will not be available to Parent if it is then in breach of any provision of this Agreement which breach would give rise to the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b);

(f) by Parent, if (i) the Company Board (or the Special Committee) has effected a Recommendation Change (whether or not in compliance with Section 5.3), (ii) there has been a material breach of the obligations under any of Sections 5.3, 6.3(a), 6.3(b)(i), 6.3(g) or 6.4 as a result of any conduct by the Company Board or the Special Committee (or by any Representative of the Company or any of its Subsidiaries acting on behalf or at the direction of the Company Board or the Special Committee (or with the knowledge thereof, unless the Company Board or the Special Committee promptly (and in any event within 12 hours) directs such Representative to immediately cease such conduct)), or (iii) there has been an intentional and material breach of the obligations under any of Sections 5.3, 6.3(a), 6.3(b)(i), 6.3(g) or 6.4 by the Company, any of its Subsidiaries or any of their respective Representatives; provided, however, that in each case of clauses (ii) and (iii), Parent shall not be permitted to terminate this Agreement solely as a result of any conduct by any Investor Designee (as defined in the TCP-ASC IRA) who is an employee or officer of any TA Person or who is acting on behalf or at the direction of any Buyer Party or TA Person;

(g) by the Company, if the Buyer Parties have breached, violated or failed to perform or there is any inaccuracy of or untruth in any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach, violation or failure to perform or inaccuracy or untruth would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b), except that (i) if such breach, violation or failure to perform, or inaccuracy or untruth, is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice thereof, delivered at least twenty (20) days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach, violation or failure to perform, or inaccuracy or untruth has been cured prior to such termination and (ii) that the right to terminate this Agreement pursuant to this Section 8.1(g) will not be available to the Company if it is then in breach of any provision of this Agreement which breach would give rise to the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b);

(h) by the Company, at any time prior to receiving the Requisite Stockholder Approval, in order to enter into an Alternative Acquisition Agreement in accordance with Section 5.3(d); provided, that prior to or concurrently with such termination, the Company pays to Parent the Company Termination Fee required to be paid pursuant to Section 8.3(b); provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(h) shall not be available to the Company if it has breached in any material respect any covenant or agreement set forth in Section 5.3; or

(i) by the Company (whether prior to or after the receipt of the Requisite Stockholder Approval), if (i) each of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that are to be satisfied by the delivery of documents or the taking of actions at the Closing, provided that such conditions are capable of being satisfied if the Closing were to occur at such time), (ii) the Buyer Parties have failed to consummate the Closing on the Closing Date pursuant to the terms of Section 2.3, (iii) the Company has delivered a written notice that certifies irrevocably to Parent after such date that (A) all of the conditions set forth in Section 7.1 and Section 7.3 (other than those conditions that are to be satisfied by the delivery of documents or the taking of actions at the Closing, provided that such conditions are capable of being satisfied if the Closing were to occur at such time) have been satisfied as of such Closing Date if the Closing would have occurred pursuant to the terms of this Agreement or that the Company is willing to waive any such conditions that remain unsatisfied and (B) the Company is ready, willing and able to consummate the transactions contemplated by this Agreement on such date of notice and at all times during the three (3) Business Day period immediately thereafter, and (iv) the Buyer Parties fail to consummate the Closing within three (3) Business Days following receipt of such notice from the Company.

8.2. Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b) Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of any proper and valid termination of this Agreement pursuant to Section 8.1, (i) this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that Section 6.5(f), the penultimate sentence of Section 6.7, Section 6.12, this Section 8.2, Section 8.3 and Article IX (except Section 9.10 other than the last sentence of Section 9.10(a)) will each survive the termination of this Agreement in accordance with their respective terms and (ii) subject to Section 8.3(a), Section 8.3(e), the last sentence of Section 9.10(a) and the last sentence of Section 9.10(b)(ii), nothing in this Agreement will relieve any Party from any liability for Fraud or any Willful Breach prior to or in connection with the termination of this Agreement.

8.3. Termination Fees.

(a) Reverse Termination Fee. In the event of any valid termination of this Agreement by (i) the Company in accordance with (x) Section 8.1(g) where such termination is based solely on a breach of Section 4.10, Section 4.11, Section 4.12, Section 6.2 or Section 6.5 or (y) Section 8.1(i), or (ii) the Company or Parent in accordance with Section 8.1(c) and, at that time, the Company could have terminated in accordance with (x) Section 8.1(g) where such termination is based solely on a breach of Section 4.10, Section 4.11, Section 4.12, Section 6.2 or Section 6.5 or (y) Section 8.1(i), Parent shall pay, or cause to be paid, to the Company a fee in an amount equal to $550,000,000 (the “Reverse Termination Fee”) in cash by wire transfer of immediately available funds to an account or accounts designated by the Company within five (5) Business Days of such termination, it being understood that in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion, whether or not the Reverse Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. Each of the Parties acknowledges and agrees that the agreements contained in this Section 8.3(a) are an integral part of the transactions contemplated hereby and that, without these agreements, the Parties would not enter into this Agreement. Each of the Parties further acknowledges that the Reverse Termination Fee is not a penalty, but constitutes liquidated damages in a reasonable amount that will compensate the Company and the Company Stockholders for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount could otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, but subject to the rights expressly set forth in Section 9.10(b)(ii), (i) the Company’s receipt of the Reverse Termination Fee (if payable) pursuant to this Section 8.3(a), any enforcement expenses payable pursuant to Section 8.3(d) and any reimbursement and indemnification obligations payable pursuant to Section 6.5(f) (which, notwithstanding anything to the contrary contained in this Agreement, reimbursement and indemnification obligations payable pursuant to Section 6.5(f) shall in no event exceed $5,000,000) shall be the sole and exclusive remedy of the Company Related Parties and any other Person against (A) the Buyer Parties, the Guarantors, or any of their respective Affiliates or Representatives (including any TA Person and any CD&R Person), the Debt Financing Sources, other financing sources, financial sponsors and (B) their respective former, current or future Affiliates, management companies, investment vehicles, controlling Persons, holders of any equity, members, managers, general or limited partners, stockholders or any officers, directors, employees, attorneys, agents or Representatives, or successors and assigns of any of the foregoing (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”) for any loss, liability or damages suffered as a result of the failure of the Closing to occur, for a breach or failure to perform hereunder, under the Debt Commitment Letters or the Equity Commitment Letter, in connection with, relating to or arising out of any Transaction Claim or otherwise (in any case, whether willfully, intentionally or otherwise), including in the event of Fraud or Willful Breach, and (ii) the Company Related Parties hereby waive all other remedies with respect to, any loss, liability or damages suffered as a result of the failure of the Closing to occur, for a breach or failure to perform hereunder, under the Debt Commitment Letters or Equity Commitment Letter, in connection with, relating to or arising out of any Transaction Claim or otherwise (in any case, whether willfully, intentionally, unintentionally or otherwise), including in the event of Fraud or Willful Breach, other than the Company’s receipt of the Reverse Termination Fee (if payable) pursuant to this Section 8.3(a), any enforcement expenses payable pursuant to Section 8.3(d) and any reimbursement and indemnification obligations payable pursuant to Section 6.5(f). Except for any obligation to make payment of the Reverse Termination Fee pursuant to this Section 8.3(a), any enforcement expenses payable pursuant to Section 8.3(d) and any reimbursement and indemnification obligations payable pursuant to Section 6.5(f), (A) none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and (B) no Company Related Party shall be entitled to bring, and the Company shall cause all other Company Related Parties not to bring, and shall in no event support, facilitate, encourage or commence any litigation, proceeding or other Legal Proceeding (other than opposing the bringing of any litigation, proceeding or other Legal Proceeding under any legal theory, whether sounding in law (whether for breach of contract, in tort or otherwise) or in equity against a Parent Related Party with respect to, arising out of, relating to or in connection with the failure of the Closing to occur, for a breach or failure to perform hereunder, under the Debt Commitment Letters or Equity Commitment Letter, in connection with, relating to or arising out of any Transaction Claim or otherwise (in any case, whether willfully, intentionally, unintentionally or otherwise), including in the event of Fraud or Willful Breach) and the Company shall cause any such litigation, proceeding or other Legal Proceeding pending as of any payment in full of the Reverse Termination Fee, any enforcement expenses payable pursuant to Section 8.3(d) and any reimbursement and indemnification obligations payable pursuant to Section 6.5(f) to be dismissed with prejudice as promptly as practicable after such payment. Notwithstanding anything to the contrary in this Agreement (including this Section 8.3(a)), (i) under no circumstances will any Company Related Party be entitled to, and no Parent Related Party will have any liability or obligation in respect of, monetary damages or other monetary remedies or liability for any losses or other damages suffered as a result of the failure of the transactions contemplated by this Agreement or in the Debt Commitment Letters or the Equity Commitment Letter to be consummated, for any breach or failure to perform hereunder or thereunder, for any representation made or alleged to have been made in connection herewith or therewith, or in connection with, relating to or arising out of any Transaction Claim (whether for Fraud, Willful Breach or otherwise) in excess of the amount of the Reverse Termination Fee, any enforcement expenses payable pursuant to Section 8.3(d) and any reimbursement and indemnification obligations payable pursuant to Section 6.5(f) (such amount, the “Maximum Parent Liability Amount”), and (ii) in no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award (whether for Fraud, Willful Breach or otherwise and including consequential, special, indirect or punitive damages) from any Parent Related Party in excess of the Maximum Parent Liability Amount.

(b) Company Payments.

(i) If (i) this Agreement is validly terminated (A) by Parent or the Company pursuant to Section 8.1(c) or Section 8.1(d) or (B) by Parent pursuant to Section 8.1(e) as a result of a material breach of Section 5.3, Section 6.2, Section 6.3 or Section 6.4, (ii) following the date hereof and prior to any such termination referred to in clause (i) of this sentence a bona fide Acquisition Proposal shall have been publicly made or publicly disclosed or (in the case of termination pursuant to Section 8.1(c) or Section 8.1(e)) made known to the Company or the Company Board (or the Special Committee), and, in each case, not withdrawn (publicly, in the case of termination pursuant to Section 8.1(d)) at least four (4) Business Days prior to (x) in the case of termination pursuant to Section 8.1(c), the Termination Date, (y), in the case of termination pursuant to Section 8.1(d), the date of the Company Stockholder Meeting, or (z) in the case of termination pursuant to Section 8.1(e), the date of the applicable breach and (iii) in either of the cases referred to in clauses (i)(A) and (i)(B) of this Section 8.3(b)(i), within twelve (12) months after the date of a termination, the Company or any of its Subsidiaries consummates a transaction the proposal of which would have constituted an Acquisition Proposal if made prior to the termination of this Agreement or enters into a definitive agreement for any transaction the proposal of which would have constituted an Acquisition Proposal if made prior to the termination of this Agreement, then the Company shall pay, or cause to be paid, to Parent (or its designee), by wire transfer of immediately available funds, an amount equal to the Company Termination Fee concurrently upon the entry into definitive agreements for, or consummation of, thereof, whichever is earlier. For purposes of clause (iii) of this Section 8.3(b)(i), all references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%”.

(ii) If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company shall promptly (and in any event within two (2) Business Days) following such termination pay or cause to be paid to Parent (or its designee) the Company Termination Fee.

(iii) If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company shall prior to or concurrently with such termination pay or cause to be paid to Parent (as directed by Parent) the Company Termination Fee.

(c) Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. Each of the Parties acknowledges and agrees that the agreements contained in Section 8.3(b) are an integral part of the transactions contemplated hereby and that, without these agreements, the Parties would not enter into this Agreement. Each of the Parties further acknowledges that the Company Termination Fee is not a penalty, but constitutes liquidated damages in a reasonable amount that will compensate the Buyer Parties for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount could otherwise be impossible to calculate with precision.

(d) Payments; Default. All payments under Section 8.3(b) and Section 8.3(e) shall be made by the Company to Parent (as directed by Parent) by wire transfer of immediately available funds to the account designated in writing by Parent. All payments under Section 8.3(a) shall be made by Parent to the Company (as directed by the Company) by wire transfer of immediately available funds to the account designated in writing by the Company. If the Company fails to promptly pay any amount due pursuant to Section 8.3(b) or Section 8.3(e) or Parent fails to promptly pay any amounts due pursuant to Section 8.3(a) and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or Section 8.3(e)

or any portion thereof or a judgment against Parent for the amount set forth in Section 8.3(a) or any portion thereof, as applicable, then the non-paying Party will pay or cause to be paid to the other Party the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) of the other Party in connection with such Legal Proceeding, together with interest on such amount or portion thereof at an annual rate equal to the prime rate (as published in The Wall Street Journal or other authoritative source on the date that such payment or portion thereof was required to be made) plus five percent through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law (provided, however, in no event shall any such enforcement expenses payable under this Section 8.3(d) exceed $10,000,000).

(e) Sole and Exclusive Remedy for the Parent Related Parties. Notwithstanding anything to the contrary in this Agreement, but subject to the rights expressly set forth in Section 9.10(b), and other than in the event of Fraud or Willful Breach (subject to the last sentence of this Section 8.3(e)), (i) Parent’s receipt of the Company Termination Fee (if payable) pursuant to Section 8.3(b) and any enforcement expenses payable pursuant to Section 8.3(d) shall be the sole and exclusive remedy of the Buyer Parties and any other Person against (A) the Company Group and its Affiliates and Representatives; and (B) their respective former, current or future Affiliates, management companies, investment vehicles, controlling Persons, holders of any equity, members, managers, general or limited partners, stockholders or any officers, directors, employees, attorneys, agents or Representatives, or successors and assigns of any of the foregoing (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) for any loss, liability or damages suffered as a result of the failure of the Closing to occur, for a breach or failure to perform hereunder, in connection with, relating to or arising out of any Transaction Claim or otherwise (in any case, whether willfully, intentionally or otherwise), and (ii) the Parent Related Parties hereby waive all other remedies with respect to, any loss, liability or damages suffered as a result of the failure of the Closing to occur, for a breach or failure to perform hereunder, in connection with, relating to or arising out of any Transaction Claim or otherwise (in any case, whether willfully, intentionally, unintentionally or otherwise), other than Parent’s receipt of the Company Termination Fee (if payable) pursuant to Section 8.3(b) and any enforcement expenses payable pursuant to Section 8.3(d). Except for any obligation to make payment of the Company Termination Fee pursuant to Section 8.3(b) and any enforcement expenses payable pursuant to Section 8.3(d), and other than in the event of Fraud or Willful Breach (subject to the last sentence of this Section 8.3(e)) (A) none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and (B) no Parent Related Party shall be entitled to bring, and Parent shall cause all other Parent Related Parties not to bring, and shall in no event support, facilitate, encourage or commence any litigation, proceeding or other Legal Proceeding (other than opposing the bringing of any litigation, proceeding or other Legal Proceeding under any legal theory, whether sounding in law (whether for breach of contract, in tort or otherwise) or in equity against a Company Related Party with respect to, arising out of, relating to or in connection with the failure of the Closing to occur, for a breach or failure to perform hereunder, in connection with, relating to or arising out of any Transaction Claim or otherwise (in any case, whether willfully, intentionally, unintentionally or otherwise) and Parent shall cause any such litigation, proceeding or other Legal Proceeding pending as of any payment in full of the Company Termination Fee pursuant to Section 8.3(b) and any enforcement expenses payable pursuant to Section 8.3(d) to be dismissed with prejudice as promptly as practicable after such payment. Notwithstanding anything to the contrary in this

Agreement (including this Section 8.3(e)), (i) under no circumstances will any Parent Related Party be entitled to, and no Company Related Party will have any liability or obligation in respect of, monetary damages or other monetary remedies or liability for any losses or other damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, for any breach or failure to perform hereunder, for any representation made or alleged to have been made in connection herewith, or in connection with, relating to or arising out of any Transaction Claim (whether for Fraud, Willful Breach or otherwise) in excess of $550,000,000 plus any enforcement expenses payable pursuant to Section 8.3(d) (such amount, the “Maximum Company Liability Amount”), net of any portion of the Company Termination Fee actually paid, and (ii) in no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award (whether for Fraud, Willful Breach or otherwise and including consequential, special, indirect or punitive damages) from any Company Related Party in excess of the Maximum Company Liability Amount.

ARTICLE IX

GENERAL PROVISIONS

9.1. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company and the Buyer Parties contained in this Agreement or in any schedule, instrument, certificate or other document delivered pursuant to this Agreement will terminate at the Closing, except that any covenants that by their terms survive the Closing will survive the Closing in accordance with their respective terms.

9.2. Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission (so long as no notice of failure of delivery is received by the sender), in each case to the intended recipient as set forth below:

(a)	if to the Buyer Parties to:

c/o TowerBrook Capital Partners L.P.

Park Avenue Tower

East 55th Street, 19th Floor

New York, New York 10022

Attention:   Glenn Miller, Co-Global General Counsel

Email:     [***]

and

c/o Clayton, Dubilier & Rice, LLC

375 Park Avenue, 18th Floor

New York, NY 10152

Attention:   Ravi Sachdev

       Adam Karol

Email:     [***]

       [***]

with a copy (which will not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, NY 10019

Attn:  Steven A. Cohen

  Victor Goldfeld

Email:  [***]

  [***]

and

Debevoise & Plimpton LLP

66 Hudson Boulevard

New York, New York 10001

Attention:   Kevin Rinker

     Christopher Anthony

     Katherine Durnan Taylor

Email:     [***]

     [***]

     [***]

(b)	if to the Company (prior to the Effective Time) to:

R1 RCM Inc.

433 W. Ascension Way, Suite 200

Murray, Utah 84123

Attn:  General Counsel

Email: [***]

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, Massachusetts 02116

Attn:  Graham Robinson

  Laura Knoll

  Faiz Ahmad

Email:  [***]

  [***]

  [***]

Any notice received by email at the addressee’s email address or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 9.2, except that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is one (1) Business Day after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3. Amendment. Subject to applicable Law and the other provisions of this Agreement (including Section 9.17), this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Buyer Parties and the Company (pursuant to authorized action by the Special Committee), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval.

9.4. Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

9.5. Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that the Buyer Parties will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving the Buyer Parties or other disposition of all or substantially all of the assets of the Buyer Parties or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not (i) affect the obligations of the parties to the Equity Commitment Letter or the Guarantors pursuant to the Guarantee; or (ii) impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Company Common Stock and Company Equity Awards pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder.

9.6. Confidentiality. The Buyer Parties and the Company hereby acknowledge that (i) TCP-ASC ACHI Series LLLP and the Company and (ii) CD&R and the Company have previously executed those certain Confidentiality Agreements set forth on Section 9.6 of the Company Disclosure Letter (the “Confidentiality Agreements”), that will continue in full force and effect in accordance with its terms; provided, that from and after the date hereof, notwithstanding anything to the contrary in the Confidentiality Agreements, no consent of the Company shall be required for any Person who is a potential source of, or may provide, equity, debt or any other type of financing for the transactions contemplated hereby to become a Representative (as defined in the Confidentiality Agreements) of TCP-ASC ACHI Series LLLP or CD&R thereunder. Each of the Buyer Parties and their respective Representatives will hold and treat all documents and information concerning the Company Group furnished or made available to the Buyer Parties or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreements. By executing this Agreement, each of the Buyer Parties agree to be bound by the terms and conditions of the Confidentiality Agreements as if they were parties thereto.

9.7. Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, (a) the Confidentiality Agreements will (i) not be (or deemed to be) superseded, amended or waived by this Agreement or any of the other Transaction Documents, and this Agreement and the other Transaction Documents are without prejudice to the respective rights and obligations, and shall not constitute any consent, under the Confidentiality Agreements; (ii) survive any termination of this Agreement; and (iii) continue in full force and effect until the earlier to occur of the Effective Time and the date on which such Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto, (b) each Contract by, between or among any member of the Company Group, on the one hand, and any TA Person, on the other hand, entered into prior to the date hereof, including the Amended and Restated Investor Rights Agreement, dated as of June 21, 2022 the Company, R1 RCM Holdco Inc., TCP-ACHI Series LLLP, and, solely for purposes of set forth therein, certain Investor Affiliates, as amended by Amendment No. 1 to Investor Rights Agreement, dated as of February 5, 2024, will (i) not be (or deemed to be) superseded, amended or waived by this Agreement or any of the other Transaction Documents, and this Agreement and the other Transaction Documents are without prejudice to the respective rights and obligations, and shall not constitute any consent, under each such Contract; and (ii) survive any termination of this Agreement and (c) nothing in this Agreement is intended to, or shall, expand or impair the powers of the Special Committee. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that the Exhibits, Company Disclosure Letter and Parent Disclosure Letter annexed hereto or referred to hereby, are “facts ascertainable’” as such term is used in Section 251(b) of the DGCL and, do not form a part of this Agreement for purposes of the DGCL but instead operate on the terms of this Agreement as provided herein.

9.8. Third Party Beneficiaries. Except as set forth in Section 6.9, Section 6.16, this Section 9.8 and Section 9.18 and the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.9, Section 8.3(a), Section 8.3(b) and Section 9.17; and (b) from and after the Closing, the rights of the holders of shares of Company Common Stock and Company Equity Awards, to receive the consideration set forth in Article II. The provisions of Section 9.18 will inure to the benefit of each of the parties described therein and its respective successors and assigns, each of whom is intended to be a third party beneficiary thereof (it being understood and agreed that the provisions of such Section will be enforceable by each such Person).

9.9. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect, and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.10. Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and payment of the Reverse Termination Fee in accordance with Section 8.3(a), under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and payment of all or any portion of the Reverse Termination Fee.

(b) Specific Performance.

(i) Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, irreparable damage would occur, money damages would be inadequate and the non-breaching Party would have no adequate remedy at law. Accordingly, the Parties agree that, subject to Section 9.10(b)(ii), (i) the Parties shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to specific performance, injunctive and/or other equitable relief (without proving actual harm or damages or posting of bond or other security) to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (ii) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or the Buyer Parties, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (iii) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor the Buyer Parties would have entered into this Agreement. The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, including Section 9.10(b)(i), it is explicitly agreed that (i) any right of the Company to enforce or to specific performance, injunctive relief or other equitable relief to specifically enforce the Buyer

Parties’ obligation to cause the Equity Financing to be funded and the Closing to occur is subject to the requirements that (A) each of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that are to be satisfied by the delivery of documents or the taking of actions at the Closing, provided that such conditions are capable of being satisfied if the Closing were to occur at such time) have been satisfied or waived at the time the Closing would have occurred but for the failure of the Equity Financing to be funded, and remain satisfied or waived, (B) the Debt Financing (or, as applicable, any Alternative Financing) has been funded or would be expected to be funded if the Equity Financing is funded at the Closing (provided that Parent shall not be required to cause the Equity Financing to be funded or consummate the Closing if the Debt Financing (or, as applicable, any Alternative Financing) is not in fact funded at Closing), (C) the Company has irrevocably certified in writing to the Buyer Parties that (1) all of the conditions set forth in Section 7.1 and Section 7.3 (other than those conditions that are to be satisfied by the delivery of documents or the taking of actions at the Closing, provided that such conditions are capable of being satisfied if the Closing were to occur at such time) have been and continue to be satisfied or that the Company is willing to waive any such conditions that remain unsatisfied and (2) if specific performance is granted and the Equity Financing and Debt Financing (or, as applicable, any Alternative Financing) are funded, then the Closing will occur (and the Company shall not have attempted to revoke such notice), and (D) the Buyer Parties have failed to consummate the Closing within three (3) Business Days following receipt of such notice from the Company, provided that the Company remains ready, willing and able to consummate the Closing during such three (3) Business Day period, and (ii) the Company shall not be entitled to seek specific performance of any rights of the Buyer Parties to cause the Debt Financing to be funded. For the avoidance of doubt and notwithstanding anything to the contrary herein, under no circumstances shall (1) the Company (or any Company Related Party) be permitted or entitled to receive both a grant of specific performance to cause the Closing to occur under this Section 9.10(b)(ii) and payment of all or any portion of the Reverse Termination Fee and (2) the Buyer Parties be permitted or entitled to receive both a grant of specific performance to cause the Closing to occur under this Section 9.10(b)(ii) and payment of all or any portion of the Company Termination Fee (or any other monetary damages subject to Section 8.3(e)).

9.11. Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the Laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, statute, or otherwise shall be governed by the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rules that would result in the application of the Laws or statutes of limitations of a different jurisdiction.

9.12. Consent to Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger and the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.12 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware (and any appellate court therefrom)) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Guarantee or the transactions contemplated hereby or thereby; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement, the Guarantee or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Guarantee or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of the Buyer Parties and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.13. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE GUARANTEE, THE EQUITY COMMITMENT LETTER OR THE EQUITY FINANCING. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (c) IT MAKES SUCH WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

9.14. Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of Article III or Article V of the Company Disclosure Letter or Article IV of the Parent Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties, in the case of Article III and Article IV, or covenants, in the case of Article V, of the Company or the Buyer Parties, as applicable, that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties, in the case of Article III and Article IV, or covenants, in the case of Article V, of the Company or the Buyer Parties that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties, in the case of Article III and Article IV, or covenants, in the case of Article V, is reasonably apparent on the face of such disclosure.

9.15. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.16. Expenses. Except as set forth in Section 8.3 or this Section 9.16, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Subject to Section 2.10(e), the Surviving Corporation will pay or cause to be paid all (i) transfer, stamp, registration and documentary Taxes or fees; and (ii) sales, use, real property transfer and other similar Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Merger, and, in each case, such Taxes or fees expressly shall not be a liability of any Company Stockholder or any holder of Company Equity Awards or Company Warrants.

9.17. Debt Financing Matters. The Company, on behalf of itself, its Subsidiaries and each of its Affiliates, hereby agrees that, notwithstanding anything to the contrary contained herein, (a) no Debt Financing Source shall have any liability to the Company, its Subsidiaries or its Affiliate (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach (provided that nothing in this Section 9.17 shall limit the liability or obligations of the Debt Financing Sources under the Debt Commitment Letter or any Definitive Financing Agreement), (b) any claim, suit, action or proceeding of any kind or description (whether at law, in equity, in contract, in tort or otherwise) involving the Company, its Subsidiaries or any of its Affiliates, on one hand, and any Debt Financing Source, on the other hand, arising out of or relating to the transactions contemplated pursuant to this Agreement, the Debt Financing, the Debt Commitment Letters or the performance of services thereunder shall be subject to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York, (c) any claim, suit, action or proceeding of any kind or description (whether at law, in equity, in contract, in tort or otherwise) involving the Company, its Subsidiaries or any of its Affiliates, on one hand, and any Debt Financing Source, on the other hand, arising out of or relating to the transactions contemplated pursuant to this Agreement, the Debt Financing, the Debt Commitment Letters or the performance of services thereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York (except as expressly set forth in the terms of the Debt Commitment Letter or any definitive agreement related thereto), (d) none of the Company, any of its Subsidiaries or any of their Affiliates will bring, or support anyone else in bringing, any such claim, suit, action or proceeding in any other court against the Debt Financing Sources, (e) the waiver of rights to trial by jury set forth in Section 9.13 applies to any such claim, suit, action or proceeding against any Debt Financing Source, (f) none of the Company, any of its Subsidiaries or any of their Affiliates shall be permitted to bring any claim against a Debt Financing Source for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Commitment Letters, (g) no amendment or waiver of Section 8.3(a) (solely as and to the extent it relates to the Debt Financing Sources) and this Section 9.17 (or any definition of a defined term used in Section 8.3(a) (solely as and to the extent it relates to the Debt Financing Sources) or this Section 9.17 to the extent any amendment thereof would modify the substance of Section 8.3(a) or this Section 9.17) that is adverse to the Debt Financing Sources shall be effective without the prior written consent of the Debt Financing Sources that are party to the Debt Commitment Letters and (h) the Debt Financing Sources are express and intended third party beneficiaries of Section 8.3(a) (solely as and to the extent it relates to the Debt Financing Sources) and this Section 9.17. Notwithstanding the foregoing, nothing in this Section 9.17 shall in any way limit or modify any Debt Financing Source’s obligations to Parent or Merger Sub under the Debt Commitment Letter, any Definitive Agreement, or any other document relating to the Debt Financing or (following the Closing Date) the rights of the Company and its Subsidiaries against the Debt Financing Sources with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder. This Section 9.17 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

9.18. No Recourse. Notwithstanding anything to the contrary in this Agreement, each party acknowledges and agrees, on behalf of itself and the Company Related Parties, in the case of the Company, and the Parent Related Parties, in the case of the Buyer Parties, that this Agreement and the other Transaction Documents may only be enforced against, and any claim, action, suit or other Legal Proceeding (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any breach (whether willful (including a Willful Breach), intentional, unintentional or otherwise), loss, liability, damage or otherwise in connection with, relating to or arising out of any of the Transaction Claims, may only be brought against the entities that are expressly named as parties hereto or thereto and then only with respect to the specific obligations set forth herein or therein with respect to such party, and solely in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Document, as applicable. In no event shall any named party to the Transaction Documents have any shared or vicarious liability for the actions or omissions of any other Person (for clarity, the foregoing shall not affect the Guaranty). Notwithstanding anything to the contrary in this Agreement or any Transaction Document, (A) no (w) TA Person, (x) CD&R Person, (y) Affiliate of Parent, Merger Sub, any Guarantor or the Company, or (z) any former, current or future officers, employees, directors, partners, shareholders, equity holders, managers, members, clients, attorneys, agents, advisors or other Representatives of Parent, Merger Sub, any Guarantor, the Company, any TA Person, any CD&R Person or of any such Affiliate (each Person set forth in clauses (x), (y) or (z), other than Parent, Merger Sub or the Company, a “Non-Recourse Party”) shall have any loss, liability or damage for any loss, liability or damage of any party hereto or thereto under this Agreement or any other Transaction Document or for any claim or Legal Proceeding (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) in connection with, relating to or arising out of any of the Transaction Claims, and (B) the Company covenants, agrees and acknowledges that no recourse under this Agreement or any other Transaction Document or any other agreement referenced herein or therein or in connection with any transactions contemplated hereby or thereby shall be sought or had against any other party to this Agreement, the other Transaction Documents or any Non-Recourse Party, except in each case under the preceding clauses (A) and (B) above, for claims that the Company may assert (subject in all respects to the limitations set forth in Section 8.2(b), Section 8.3 and Section 9.10) (v) against the counterparty of the Company to the Support Agreement, solely in accordance with, and subject to the terms and conditions of, such Support Agreement, (w) against the counterparty of the Company to a Confidentiality Agreement, solely in accordance with, and subject to the terms and conditions of, such Confidentiality Agreement, (x) against the Guarantors, solely in accordance with, and subject to the terms and conditions of, the Guaranty, (y) against the Guarantors, solely in accordance with, and subject to the terms and conditions of, the Equity Commitment Letter for specific performance of the obligation of the Guarantors to fund their commitment under the Equity Commitment Letter, solely in accordance with, and subject to the terms and conditions of, the Equity Commitment Letter, or (z) against Parent and Merger Sub, solely in accordance with, and subject to the terms and conditions of, this Agreement. Notwithstanding anything to the contrary herein or otherwise, no Parent Related Party or Company Related Party shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the other Transaction Documents or any other agreement referenced herein or therein or the Transactions or the transactions contemplated thereunder (including the Debt Financing), or the termination or abandonment of any of the foregoing (provided, for the avoidance of doubt, that nothing in this sentence shall limit any party’s right to receive a fee pursuant to Section 8.3 hereof). The provisions of this Section 9.18 are intended to be for the benefit of, and enforceable by the Non-Recourse Parties and each such Non-Recourse Party shall be an intended third party beneficiary of this Section 9.18. Each of the Parties acknowledges and agrees that the agreements contained in this Section 9.18 are an integral part of the transactions contemplated hereby and that, without these agreements, the Parties would not enter into this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

RAVEN ACQUISITION HOLDINGS, LLC

By:	/s/ Glenn F. Miller
Name:	Glenn F. Miller
Title:	Vice President and Secretary

PROJECT RAVEN MERGER SUB, INC.

By:	/s/ Glenn F. Miller
Name:	Glenn F. Miller
Title:	Vice President and Secretary

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

R1 RCM INC.

By:	/s/ Lee Rivas
Name:	Lee Rivas
Title:	Chief Executive Officer

Exhibit A

Certificate of Incorporation of Surviving Corporation

(see attached)

FINAL

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

R1 RCM INC.

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is R1 RCM Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 4001 Kennett Pike, Suite 302, Wilmington, New Castle County, Delaware 19807. The name of the Corporation’s registered agent at such address is Maples Fiduciary Services (Delaware) Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware, as the same exists or as may hereafter be amended from time to time.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000, consisting entirely of common stock having a par value of $0.01 per share (the “Common Stock”). The holders of Common Stock shall be entitled to dividends, when, as and if declared by the Board of Directors (as herein defined), out of any assets at the time legally available therefor, in accordance with applicable law and to receive other distributions from the Corporation. Any dividends declared by the Board of Directors to the holders of the then outstanding shares of Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend. The Board of Directors may elect for the Company to redeem all or a portion of the outstanding Common Stock for cash equal to the value of the redeemed Common Stock at that time.

FIFTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation (the “Board of Directors”) is expressly authorized to make, alter or repeal the Bylaws of the Corporation, subject to any specific limitation on such power contained in any Bylaws adopted by the stockholders of the Corporation.

SIXTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

SEVENTH: Except to the extent that the General Corporation Law of Delaware, as the same exists or hereafter may be amended, prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no person who is or was a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article Seventh, unless otherwise required by law, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or adoption of such inconsistent provision, provided, however, that if the General Corporation Law of Delaware is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

EIGHTH: The Corporation shall provide indemnification as follows:

1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974, and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner that Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner that Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner that Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the

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Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) that the Court of Chancery of Delaware or such other court shall deem proper.

3. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article EIGHTH, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article EIGHTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect to any action, suit or proceeding, or in defense of any claim, issue or matter therein or any appeal therefrom, that is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful.

4. Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article EIGHTH. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify

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Indemnitee under this Article EIGHTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5. Advancement of Expenses. Subject to the provisions of Section 6 of this Article EIGHTH, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article EIGHTH, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article EIGHTH; and provided further that no such advancement of expenses shall be made under this Article EIGHTH if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6. Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article EIGHTH, an Indemnitee shall submit to the Corporation a written request. Any such indemnification and advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee, except in the case of a claim for an advancement of expenses, the applicable period shall be 30 days, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article EIGHTH (and none of the circumstances described in Section 4 of this Article EIGHTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such applicable period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article EIGHTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

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7. Remedies. The right to indemnification or advancement of expenses as granted by this Article EIGHTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article EIGHTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall have the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of Delaware.

8. Limitations. Notwithstanding anything to the contrary in this Article EIGHTH, except as set forth in Section 7 of this Article EIGHTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article EIGHTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article EIGHTH, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

9. Subsequent Amendment. No amendment, termination or repeal of this Article EIGHTH or of the relevant provisions of the General Corporation Law of Delaware or any other applicable laws, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article EIGHTH, shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal (except to the extent such amendment, termination or repeal permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto).

10. Other Rights. The indemnification and advancement of expenses provided by this Article EIGHTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), this Certificate of Incorporation, the Bylaws of the Corporation, an agreement or vote of

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stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article EIGHTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article EIGHTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article EIGHTH.

11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article EIGHTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.

12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

13. Savings Clause. If this Article EIGHTH or any portion hereof shall be held invalid, illegal or unenforceable on any ground whatsoever by any court of competent jurisdiction, (a) the validity, legality and enforceability of the remaining provisions of this Article EIGHTH shall not in any way be effected or impaired thereby; and (b) the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article EIGHTH that shall not have been invalidated and to the fullest extent permitted by applicable law, provided further, that to the fullest extent possible, the provisions of this Article EIGHTH (including, without limitation, each such portion of this Article EIGHTH containing any such provisions held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

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14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates, integrates and amends the certificate of incorporation of the Corporation, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of Delaware, has been executed by its duly authorized officer this [●] day of [●], 2024.

By:
Its:

[Signature Page to Certificate of Incorporation of Surviving Corporation]